    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                       CARLSON RESTAURANTS WORLDWIDE INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          5812                  75-2356076
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                                7540 LBJ FREEWAY
                              DALLAS, TEXAS 75251
                                 (972) 450-5400

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               WALLACE B. DOOLIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       CARLSON RESTAURANTS WORLDWIDE INC.
                                7540 LBJ FREEWAY
                              DALLAS, TEXAS 75251
                                 (972) 450-5400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

         GALE R. MELLUM, ESQ.                   EDWARD S. ROSENTHAL, ESQ.
         FAEGRE & BENSON LLP                 FRIED, FRANK, HARRIS, SHRIVER &
         2200 NORWEST CENTER                             JACOBSON
       90 SOUTH SEVENTH STREET                    350 SOUTH GRAND AVENUE
        MINNEAPOLIS, MN 55402                     LOS ANGELES, CA 90071

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM
                              TITLE OF EACH CLASS OF                                    AGGREGATE           AMOUNT OF
                           SECURITIES TO BE REGISTERED                              OFFERING PRICE(1)    REGISTRATION FEE
Class A Common Stock, $.01 par value..............................................     $145,000,000          $40,310

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus (Not Complete)
Issued              , 1999
The information in this prospectus is not complete and may be changed without notice. Carlson Restaurants may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Carlson Restaurants is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

 [CRW LOGO]                 SHARES                [TGIF LOGO]
              CARLSON RESTAURANTS WORLDWIDE INC.

                     CLASS A COMMON STOCK

                                ----------------

    Carlson Restaurants Worldwide Inc. is offering shares of Class A common stock in a firmly underwritten offering. This is Carlson Restaurants' initial public offering, and no public market currently exists for Carlson Restaurants' shares. Carlson Restaurants anticipates that the initial public offering price
will be between $     and $     per share. After the offering, the market price
for Carlson Restaurants' Class A common stock may be outside of this range.

                            ------------------------

    Application has been made for the Class A common stock to be approved for listing on the New York Stock Exchange under the symbol "CWR."

                            ------------------------

    INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

                             ---------------------

                                                   Per Share     Total
                                                  -----------  ---------
Offering Price                                     $           $

Discounts and Commissions to Underwriters          $           $

Offering Proceeds to Company                       $           $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Carlson Restaurants Worldwide Inc. has granted the underwriters the right to
purchase up to an additional       shares of Class A common stock to cover any
over-allotments.
The underwriters can exercise this right at any time within thirty days after the offering.
Banc of America Securities LLC expects to deliver the shares of Class A common
stock to investors on              , 1999.

                         [BANC OF AMERICA SECURITIES LLC
                               MERRILL LYNCH & CO
                            MORGAN STANLEY DEAN WITTER]

                            ------------------------

                                          , 1999

                               INSIDE FRONT COVER

[T.G.I. Friday's Timeline]

1965 - The first T.G.I. Friday's restaurant opens in New York City.

1971 - A group of Dallas businessmen franchise a T.G.I. Friday's restaurant in Dallas.

1972 - T.G.I. Friday's Group (Dallas) merges into TGI Friday's Inc. (New York.)

1974 - T.G.I. Friday's introduces what will become one of its all-time favorites-Loaded Potato Skins.

1975 - TGI Friday's Inc., which has grown to 12 restaurants in nine states, is acquired by Carlson Companies, Inc.

1978 - T.G.I. Friday's is introduced in Florida, Illinois, Missouri and
Colorado.

1982 - T.G.I. Friday's introduces its Mocha Mud Pie.

1983 - T.G.I. Friday's introduces Friday's Flings, flavorful, non-alcoholic drinks.

1984 - T.G.I. Friday's chain grows to 105 restaurants.

1986 - Whitbread & Co. PLC opens the first international T.G.I. Friday's in Birmingham, England.

1989 - TGI Friday's Inc. enters into its first international joint venture to operate T.G.I. Friday's in Asia.

1990 - T.G.I. Friday's grows to 169 restaurants worldwide.

1992 - T.G.I. Friday's is voted #1 menu variety by diners surveyed by RESTAURANTS & INSTITUTIONS magazine.

New international openings include Seoul, Korea; Cancun, Mexico; Madrid, Spain; and Haymarket, England.

1993 - T.G.I. Friday's grows to 243 domestic restaurants and 20 international restaurants.

1994 - "From it's inception in 1965, T.G.I. Friday's celebrated its name, 'Thank Goodness it's Friday'. But the 1980's changed the market, with romantic affairs yeilding to family affairs."-- NATION'S RESTAURANT NEWS, MARCH 29, 1993

T.G.I. Friday's celebrates the opening of its 300th restaurant, which is located in Seoul, Korea.

The first T.G.I. Friday's opens in Berlin, Germany. It's the first American casual dining restaurant to open in what was formerly East Germany.

1995 - T.G.I. Friday's opens in eight new countries: Australia, Brazil, Canada, Chile, China, Indonesia, Panama and Switzerland. T.G.I. Friday's restaurants are now located in 23 countries worldwide.

SUCCESS magazine ranks TGI Friday's Inc. as one of the top 100 franchisors.

RESTAURANT BUSINESS magazine names Friday's Hospitality Worldwide Inc. as "Employer of Choice".

1996 - TGI Friday's restaurants open in ten new countries: Argentina, Cyprus, Honduras, India, Kuwait, South Africa, Sweden, Thailand, Turkey and United Arab Emirates.

For the second consecutive year, SUCCESS magazine ranks TGI Friday's Inc. as one of the top 100 franchisors.

1997 - TGI Friday's becomes the first American casual dining restaurant chain to open a restaurant in Moscow, Russia.

Seoul/Korea Italianni's became our 100th international restaurant.

1998 - Friday's Hospitality Worldwide changes its name to Carlson Restaurants Worldwide Inc.

500th T.G.I. Friday's opens in Plymouth, Minnesota.

100th international T.G.I. Friday's debuts in Edinburgh, Scotland.

Carlson Restaurants Worldwide teams with chef Stephan Pyles and acquires Star Canyon and AquaKnox. We also debut a new "Big City Italian" concept, Timpano Italian Chophouse and Samba Room, a Cuban Bar and Latin Cafe.

1999 - Carlson Restaurants Worldwide Inc. files Initial Public Offering to trade on the New York Stock Exchange.

 [Pictures of T.G.I. Friday's employees, guests, menu items and branded retail products.]

   [Pictures of T.G.I. Friday's locations in Malta; Scotland; and Lewisville, Texas; as well as pictorial examples of old and new T.G.I. Friday's locations.]

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           4
Risk Factors...............................................................................................           9
Use of Proceeds............................................................................................          15
Dividend Policy............................................................................................          15
Capitalization.............................................................................................          16
Dilution...................................................................................................          17
Selected Consolidated Financial Data.......................................................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          19
Business...................................................................................................          28
Management.................................................................................................          40
Relationship with Carlson Companies and Related Transactions...............................................          47
Principal Stockholder......................................................................................          50
Shares Eligible for Future Sale............................................................................          50
Description of Capital Stock...............................................................................          51
Underwriting...............................................................................................          55
Legal Matters..............................................................................................          57
Experts....................................................................................................          57
Where You Can Find More Information........................................................................          57
Index to Consolidated Financial Statements.................................................................         F-1

                            ------------------------

    EXCEPT AS OTHERWISE STATED, ALL INFORMATION PRESENTED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND ASSUMES COMPLETION OF THE RECLASSIFICATION OF OUR OUTSTANDING COMMON STOCK INTO
SHARES OF CLASS B COMMON STOCK. T.G.I. FRIDAY'S-REGISTERED TRADEMARK- AND FRIDAY'S-REGISTERED TRADEMARK-, AS WELL AS ADDITIONAL NAMES AND LOGOS APPEARING IN THIS PROSPECTUS, ARE REGISTERED TRADEMARKS OF CARLSON RESTAURANTS WORLDWIDE INC. THIS PROSPECTUS ALSO INCLUDES NAMES AND TRADEMARKS OF OTHER COMPANIES WHICH ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

                                    SUMMARY

    THE ITEMS IN THE FOLLOWING SUMMARY ARE DESCRIBED IN MORE DETAIL LATER IN THIS PROSPECTUS. THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET OUT IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS. THE TERMS "WE" AND "CARLSON RESTAURANTS" MEAN CARLSON RESTAURANTS WORLDWIDE INC. AND ITS SUBSIDIARIES. THE TERM "CARLSON COMPANIES" MEANS CARLSON COMPANIES, INC. AND ITS SUBSIDIARIES.

                       CARLSON RESTAURANTS WORLDWIDE INC.

    Carlson Restaurants is a global leader in the development, operation and franchising of casual dining restaurants, principally under the T.G.I. Friday's brand. Our T.G.I. Friday's system has grown since its inception in 1965 to become one of the largest casual dining restaurant companies worldwide. The T.G.I. Friday's system, which currently includes T.G.I. Friday's, Front Row Sports Grill and Friday's American Bar, includes 530 restaurants, with 125 restaurants located outside the United States. Of the 530 restaurants, 184 are owned and operated by us or operated by us under management agreements and 346 are operated by our global franchise network. As part of our growth strategy, we have developed or acquired six additional restaurant concepts, totaling 24 company owned or operated and franchised restaurants. While we plan to focus our growth on the T.G.I. Friday's system, we also intend to selectively expand some of these innovative concepts based on strict performance criteria. Including these additional concepts, Carlson Restaurants' worldwide system currently includes over 550 company owned or operated and franchised restaurants located in 46 countries which generated system-wide sales of over $1.4 billion in fiscal 1998.

    Since the first T.G.I. Friday's opened in New York City in 1965, we have offered guests high quality, moderately priced, innovative menu and drink items served by a friendly, knowledgeable staff in a fun atmosphere. Our selection of approximately 100 menu items includes signature dishes such as our Jack Daniel's Grill items and Tex-Mex Tower, as well as a variety of other beef, chicken, seafood and pasta items. Our entrees are complemented by a wide assortment of appetizers, salads and desserts. Our menu variety, coupled with our extensive selection of creative adult beverages, enables us to enhance the appeal of our T.G.I. Friday's restaurants and attract guest traffic from lunch time through late evening.

    Our business strategy is to expand our position as a global leader of branded restaurants based on the following:

    - CAPITALIZE ON THE STRENGTH OF THE T.G.I. FRIDAY'S BRAND. As a global leader of branded restaurants in the casual dining industry for over 30 years, our business strategy is based on the continued investment in our successful brand. Through the development of innovative food items and creative adult beverages, and by using targeted advertising campaigns and our guest loyalty program, we believe that we will be able to differentiate ourselves from our competitors and continue enhancing the T.G.I. Friday's brand.

    - CONTINUE WORLDWIDE GROWTH OF THE T.G.I. FRIDAY'S SYSTEM. We intend to continue the domestic and international expansion of the T.G.I. Friday's system of restaurants by building upon our leadership position as one of the largest systems of casual dining restaurants worldwide. Our new unit development will focus on both company owned restaurants and restaurants owned by our strong global network of franchisees.

    - CAPITALIZE ON OUR STRONG GLOBAL FRANCHISING NETWORK. Our development agreements with experienced multi-unit restaurant operators will continue to be a key component of our continuing expansion of the T.G.I. Friday's system. We currently have 43 domestic franchisees operating 221 restaurants and 38 international franchisees operating 125 restaurants. In addition to continuing the growth of our T.G.I. Friday's franchising system both domestically and internationally, we currently offer our international franchisees the opportunity to develop our Italianni's concept and plan to offer both our domestic and international franchisees the opportunity to develop additional concepts in the future.

    - PROVIDE AN EXCEPTIONAL DINING EXPERIENCE. We offer our guests an exceptional dining experience by providing innovative, cravable menu and drink items, coupled with efficient and friendly service in a comfortable, relaxing environment. We believe that our nine consecutive quarters of increases in comparable restaurant sales at company owned or operated restaurants indicate our ability to consistently deliver exceptional value to our guests.

    - DELIVER ATTRACTIVE UNIT ECONOMICS. Our restaurants generate attractive unit level economics. We currently own and operate 36 restaurants that are similar in size to our 6,800 square foot prototype, of which 30 had been open at least 12 months at June 28, 1999. During this twelve-month period, these 30 restaurants had average restaurants sales of approximately $3.4 million, average operating income of approximately $504,000, or 14.7% of restaurant sales, and average cash flow of approximately $691,000, or 20.2% of restaurant sales. Since the beginning of fiscal 1998, our total investment per company owned 6,800 square foot prototype, net of landlord contributions, has averaged approximately $2.1 million, with additional average pre-opening costs of approximately $115,000 per restaurant. We have recently developed a smaller 5,600 square foot prototype which will require a lower investment and which we expect will generate slightly lower sales volumes than our larger prototype with similar or better operating income and cash flow margins.

    - LEVERAGE OUR MANAGEMENT'S EXPERIENCE AND EXPERTISE. Our talented senior management team, led by Wallace B. Doolin who has over 29 years of experience in the restaurant industry, has extensive expertise in the operation of company owned or operated restaurants and the management of domestic and international franchisee networks. This expertise also extends to the development and implementation of multiple concepts across a broad range of dining segments.

    - ENHANCE GROWTH THROUGH ADDITIONAL CONCEPTS. While we plan to focus our growth on the T.G.I. Friday's system, we also intend to leverage our industry and operational expertise by selectively expanding certain of our additional concepts in order to capitalize on opportunities in attractive segments of the dining market.

    We were incorporated on December 13, 1990 as a Delaware corporation. Through our predecessor entities, we have been operating our current business since 1965. Our principal executive offices are located at 7540 LBJ Freeway, Suite 100, Dallas, Texas 75251, and our telephone number is (972) 450-5400.

          CARLSON COMPANIES' OWNERSHIP INTEREST IN CARLSON RESTAURANTS

    Carlson Companies, one of the largest privately held corporations in the United States, is a leading provider of services to corporations and consumers, with system-wide sales of approximately $21.7 billion in 1998. Carlson Companies serves its corporate customers by providing expertise in integrated marketing and relationship management services, business travel management and hospitality services for business travelers. Carlson Companies serves consumers with its worldwide restaurant, hotel, cruise and leisure travel agency brands. In addition to the Carlson Restaurants' brands, Carlson Companies' brands include Radisson Hotels Worldwide, Regent International Hotels, Country Inns & Suites by Carlson, Radisson Seven Seas Cruises, Carlson Lifestyle Living, Carlson Vacation Ownership, Carlson Wagonlit Travel, Travel Agents International and Carlson Marketing Group. Carlson Companies operates in more than 140 countries around the world.

    Following this offering Carlson Companies will own 100% of our outstanding
Class B common stock, representing       % of the voting power of all classes of
our voting stock and     % of the total outstanding shares of our common stock.
We anticipate that Carlson Companies' voting power of all classes of our voting
stock will be       % if the underwriters exercise their over-allotment option
in full, representing     % of the total outstanding shares of our common stock.
We have been advised by Carlson Companies that it has no present intention to dispose of any of the shares of our capital stock that it will own after this offering.

    Prior to this offering, there have been significant transactions between us and Carlson Companies. These transactions have involved us utilizing certain of Carlson Companies' marketing, financial and administrative support, purchasing and other services. We have or will enter into various agreements and relationships with Carlson Companies to provide for the continuity of these services after this offering. For more information about these agreements, see "Relationship with Carlson Companies and Related Transactions."

                                  THE OFFERING

Class A common stock offered...................  shares

Common stock to be outstanding after the offering:

  Class A common stock.........................  shares

  Class B common stock.........................  shares

    Total......................................  shares

Use of proceeds................................  For repayment of intercompany indebtedness to Carlson Companies. See "Use of
                                                 Proceeds."

Voting rights:

  Class A common stock.........................  One vote per share

  Class B common stock.........................  10 votes per share

Other common stock provisions..................  Apart from the different voting rights, the holders of Class A common stock and Class B
                                                 common stock generally have identical
                                                 rights. See "Description of Capital Stock."

Risk factors...................................  See "Risk Factors" and the other information included in this prospectus for
                                                 a discussion of factors you should
                                                 carefully consider before deciding to
                                                 invest in shares of the Class A common
                                                 stock.

Proposed New York Stock Exchange symbol........  "CWR"

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           FISCAL YEAR ENDED(1)                               TWENTY-SIX WEEKS ENDED
                                 ----------------------------------------                ---------------------------------
                                                                            PRO FORMA                           PRO FORMA
                                 DECEMBER 30,  DECEMBER 29,  DECEMBER 28,  DECEMBER 28,  JUNE 29,   JUNE 28,    JUNE 28,
                                     1996          1997          1998        1998(2)       1998       1999       1999(2)
                                 ------------  ------------  ------------  ------------  ---------  ---------  -----------
STATEMENT OF OPERATIONS DATA
Revenue
  Company restaurant sales.....   $  396,784    $  418,468    $  483,311    $  483,311   $ 233,772  $ 275,130   $ 275,130
  Managed restaurant
    revenue....................       73,317        76,779        74,905        74,905      37,332     41,093      41,093
  Franchising revenue..........       29,209        35,199        38,292        38,292      16,890     19,593      19,593
  Licensing revenue............        2,906         3,627         2,780         2,780       1,521      1,630       1,630
                                 ------------  ------------  ------------  ------------  ---------  ---------  -----------
    Total revenue..............      502,216       534,073       599,288       599,288     289,515    337,446     337,446
Cost of sales..................      139,840       143,228       165,221       165,221      79,630     91,702      91,702
Restaurant operating
  expenses.....................      276,357       286,077       315,513       315,513     152,745    181,021     181,021
General and administrative
  expenses.....................       50,122        55,218(3)      64,582(3)      51,748    31,792(3)    28,240(3)     27,589
Depreciation and amortization
  expense......................       20,712        23,401        27,457        27,457      13,288     15,437      15,437
Other (income) expense.........          264          (863)          533           533         (99)     1,696       1,696
                                 ------------  ------------  ------------  ------------  ---------  ---------  -----------
  Income from operations.......       14,921        27,012        25,982        38,816      12,159     19,350      20,001
Interest expense...............        2,509         2,571         4,216                     1,787      3,082
                                 ------------  ------------  ------------  ------------  ---------  ---------  -----------
Income before income taxes.....       12,412        24,441        21,766                    10,372     16,268
Provision for income taxes.....        3,899         8,740         7,875                     3,754      5,691
                                 ------------  ------------  ------------  ------------  ---------  ---------  -----------
Net income.....................   $    8,513    $   15,701    $   13,891    $            $   6,618  $  10,577   $
                                 ------------  ------------  ------------  ------------  ---------  ---------  -----------
                                 ------------  ------------  ------------  ------------  ---------  ---------  -----------
Basic and diluted net income
  per share....................   $             $             $             $            $          $           $
Shares used in calculation of
  basic and diluted net income
  per share(4).................

RESTAURANT DATA
Total system sales:
    T.G.I. Friday's system.....   $1,155,827    $1,291,007    $1,442,933                 $ 701,899  $ 794,678
    Additional concepts........       23,612        25,711        36,203                    15,507     23,330
                                 ------------  ------------  ------------                ---------  ---------
      Total....................   $1,179,439    $1,316,718    $1,479,136                 $ 717,406  $ 818,008
                                 ------------  ------------  ------------                ---------  ---------
                                 ------------  ------------  ------------                ---------  ---------
Restaurants open (end of
  period):
  T.G.I. Friday's system:
    Company owned..............          121           129           149                       139        156
    Managed....................           28            27            27                        26         27
    Franchised.................          246           291           332                       303        343
                                 ------------  ------------  ------------                ---------  ---------
      Total T.G.I. Friday's
        system.................          395           447           508                       468        526
  Additional concepts(5).......           13            17            25                        25         27
                                 ------------  ------------  ------------                ---------  ---------
      Total....................          408           464           533                       493        553
                                 ------------  ------------  ------------                ---------  ---------
                                 ------------  ------------  ------------                ---------  ---------
Change in T.G.I. Friday's
  domestic system comparable
  restaurant sales(6):
    Company owned..............         (1.3%)         3.7%          3.7%                      3.8%       1.7%
    Managed....................         (4.5)          2.9           1.7                       2.8        2.5
    Franchised system..........         (2.2)          2.6           4.3                       4.6        2.7

      Total T.G.I. Friday's
        domestic system........         (2.0)          3.1           3.9                       4.1        2.2

                                                                       AS OF JUNE 28, 1999
                                                             ---------------------------------------
                                                                                         PRO FORMA
                                                                              PRO           AS
                                                              ACTUAL(7)    FORMA(8)     ADJUSTED(9)
                                                             -----------  -----------  -------------
BALANCE SHEET DATA
Cash and cash equivalents..................................   $  60,925    $   5,925     $
Total assets...............................................     344,841      289,841
Long-term obligations, less current maturities.............       8,631        8,631
Long-term debt-affiliate...................................     193,034      193,034
Stockholders' equity.......................................       2,248        2,248

------------------------------

(1) Our fiscal year ends on the last Monday in December. The fiscal year ended December 30, 1996 is comprised of 53 weeks. The other fiscal years presented are comprised of 52 weeks.

(2) The pro forma information gives effect to the payment of a $175,000 dividend declared on June 16, 1999, of which $120,000 was paid in the form of a promissory note on June 28, 1999 and $55,000 was paid in cash subsequent to June 28, 1999, the application of the net proceeds of this offering and changes in our on-going relationship with Carlson Companies as described in "Relationship with Carlson Companies and Related Transactions," as if all of these transactions occurred at the beginning of the relevant period. The resulting adjustments are as follows:

    - Elimination of $11,360 in general and administrative expenses allocated to us by Carlson Companies in fiscal 1998, which will no longer be allocated to us, commencing in fiscal 1999, as a result of this offering.

    - Elimination of $1,474 and $651 of compensation expense in 1998 and in the twenty-six weeks ended June 28, 1999, respectively, related to the replacement of our previous long-term incentive plan with a stock incentive plan upon completion of this offering, under which we do not anticipate incurring any compensation expense. See "Management-Incentive Compensation Plans."

    - Elimination of $4,136 and $2,675 of interest expense that was allocated from Carlson Companies in fiscal 1998 and in the twenty-six weeks ended June 28, 1999, respectively, and replacement of that interest with
      interest expense of $     and $     in fiscal 1998 and in the twenty-six
      weeks ended June 28, 1999, respectively, attributed to the refinancing of all intercompany indebtedness, after giving effect to the application of the net proceeds of this offering. See "Relationship with Certain Companies and Related Transactions."

(3) The fiscal years ended December 29, 1997, December 28, 1998, and the twenty-six weeks ended June 29, 1998 and June 28, 1999, include Year 2000 remediation expenses of $550, $3,823, $1,067, and $1,686, respectively, which are included in general and administrative expenses.

(4) Based on       shares outstanding immediately prior to the offering and
          shares to be subject to stock options issued upon conversion of grants under our previous long-term incentive plan. See "Management-Incentive Compensation Plans" and "Capitalization."

(5) The number of restaurants open at December 28, 1998, June 29, 1998 and June 28, 1999 includes four restaurants which are part of a concept we no longer own. This concept, which we originally sold in 1995, was repossessed by us in 1998 and sold subsequent to June 28, 1999.

(6) Comparable restaurant sales include the food, beverage and merchandise sales of restaurants that have been in operation for at least twelve months as of the beginning of the fiscal year containing the relevant period.

(7) The actual balance sheet data reflects a $175,000 dividend declared on June 16, 1999, of which $120,000 was paid in the form of a promissory note on June 28, 1999. The remaining $55,000 was paid in cash subsequent to June 28, 1999.

(8) The pro forma balance sheet data gives effect to the payment, subsequent to June 28, 1999, of the $55,000 cash portion of a $175,000 dividend.

(9) The pro forma as adjusted balance sheet data is adjusted to give effect to
    the receipt by us of the estimated net proceeds of $      from the sale of
          shares of Class A common stock in this offering at an assumed offering
    price of $      per share and the repayment of $            of long-term
    debt-affiliate.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR CLASS A COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "BELIEVES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE RESULTS OR OTHERWISE.

OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF WE ARE UNABLE TO EXPAND IN A TIMELY AND PROFITABLE MANNER

    To continue to grow, we and our franchisees must open new restaurants on a timely and profitable basis. We have experienced delays in restaurant openings from time to time and may experience delays in the future. Delays or failures in opening new restaurants could materially adversely affect our business, financial condition, operating results or cash flows. To date, we have opened 11 company owned or operated restaurants in fiscal 1999 and our franchisees have opened 27 restaurants. We expect to open an additional 19 company owned or operated restaurants during the remainder of fiscal 1999 and expect our franchisees to open an additional 34 restaurants. Our ability to expand successfully will depend on a number of factors, some of which are beyond our control, including:

    - identification and availability of suitable restaurant sites;

    - competition for restaurant sites;

    - negotiation of favorable leases;

    - timely development in certain cases of commercial, residential, street or highway construction near our restaurants;

    - management of construction and development costs of new restaurants;

    - securing required governmental approvals and permits;

    - recruitment of qualified operating personnel, particularly culinary experts and restaurant managers;

    - competition in new markets; and

    - general economic conditions.

    In addition, we contemplate entering new markets, including international markets and nontraditional locations, in which we have no or limited operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful in these markets than in our existing markets.

DIFFICULTIES IN OUR FRANCHISE OPERATIONS MAY ADVERSELY AFFECT US

    Our success is dependent, in part, on the development and growth of our franchising program. There can be no assurance that we will continue to successfully locate and attract suitable franchisees or that our franchisees will have the business abilities or sufficient access to capital to open restaurants or operate restaurants in a manner consistent with our concepts and standards. The success of our franchising program will depend on factors such as identifying the availability of suitable sites on acceptable lease or purchase terms, obtaining necessary approvals and permits and adapting to changing economic and business conditions. If a significant number of our franchisees stop participating in purchases from the national distribution company that is the primary supplier of our food, our leverage with this supplier could be adversely affected. Our international franchisees also depend on the stability of foreign social, economic and political conditions. See "Business-Our Franchise System."

    We are also subject to a substantial number of state and foreign laws regulating the offer and sale of franchises. These laws impose registration and disclosure requirements on franchisors in the offer and sale of franchises and may also regulate termination, renewal fees and other substantive aspects of our relationship with our franchisees. We are subject to Federal Trade Commission regulations governing disclosure requirements in the sale of franchises. We believe that we are in compliance with applicable laws and regulations governing our operations.

OUR INTERNATIONAL FRANCHISE OPERATIONS ARE SUBJECT TO SOCIAL, POLITICAL AND ECONOMIC RISKS AND MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS

    In fiscal 1998, approximately 2.1% of our net revenues came from franchise royalties, franchise fees and concept fees paid by our international franchisees. Social, economic and political conditions in these international markets may adversely affect the ability of our international franchisees to pay these fees, which could adversely affect our business, financial condition, operating results or cash flows. The overall risks to our international franchisees include changes in foreign governmental policies, and other political or economic developments. These developments may lead to new pricing, tax or other policies and monetary fluctuations which may adversely affect our international franchisees. Recent economic turmoil in Asia has adversely affected our business, financial condition, operating results or cash flows with respect to our franchisees' restaurants in Asia.

OUR IMPLEMENTATION OF NEW BUSINESS CONCEPTS AND STRATEGIES MAY NOT BE SUCCESSFUL

    We continue to initiate new business concepts and strategies, including the development of new restaurant concepts, the introduction of new menu items and the development of international and nontraditional locations. We have limited experience in the development and operation of restaurant concepts other than T.G.I. Friday's. There can be no assurance that we will continue to develop new concepts and strategies, that such concepts and strategies will be successful or profitable or that such concepts and strategies will fill the strategic roles we intend.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY RESULT IN DECREASES IN OUR STOCK PRICE

    Our operating results may fluctuate significantly due to several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, interest rates, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. As a result, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our Class A common stock would likely decrease.

    In the past, our preopening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most preopening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs, labor and direct costs. Due to these factors, results for a quarter may not be indicative of results to be expected for any other quarter or for a full fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our historical operating results.

WE COULD FACE LABOR SHORTAGES

    Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, necessary to meet our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants which could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

CHANGES IN CONSUMER PREFERENCES OR DISCRETIONARY CONSUMER SPENDING COULD NEGATIVELY IMPACT OUR RESULTS

    Most of our restaurants feature full-service food and beverage selections served in a casual dining atmosphere. Our continued success depends, in part, upon the popularity of our menu items and this style of casual dining. Shifts in consumer preferences away from our cuisine or dining style could materially adversely affect our business, financial condition, operating results or cash flows. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest visits or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results or cash flows.

OUR OPERATIONS DEPEND ON GOVERNMENTAL LICENSES AND WE MAY FACE LIABILITY UNDER "DRAM SHOP" STATUTES

    Our business depends on obtaining and maintaining required food service and liquor licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in most states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person who caused the injury. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results or cash flows could be materially and adversely affected. See "Business-Government Regulations" for a discussion of the regulations we must comply with.

COMPLAINTS OR LITIGATION FROM GUESTS MAY MATERIALLY ADVERSELY AFFECT US

    We are, from time to time, the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us and our restaurants, regardless of whether the allegations are valid or whether we are liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. Our reputation may be adversely affected by publicity relating to restaurants operated by our franchisees. We have less ability to assure compliance with our standards at our franchised restaurants than we do at our company owned or operated restaurants.

WE FACE UNCERTAINTY REGARDING RISK OF YEAR 2000 COMPLIANCE

    Carlson Restaurants, our franchisees and third parties with which we do business, rely on numerous computer systems for day to day operations. We cannot predict whether we will be able to effectively address our Year 2000 issues in a timely and cost-efficient manner and without interruption to our business. We have initiated discussions with our franchisees and our significant suppliers regarding their plans to solve Year 2000 issues where their systems interface with our systems or otherwise affect our operations. We cannot predict whether Year 2000 difficulties encountered by third parties with whom we do business will have a material adverse effect on our business, financial condition, operating results or cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Year 2000 Compliance" for a discussion of our Year 2000 readiness.

LOSS OF OUR PRIMARY SUPPLIER OR INCREASED FOOD COSTS COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS

    Our profitability depends in part on our ability to anticipate and react to changes in food costs. We rely on one national distribution company as the primary supplier of our food and other restaurant supplies. Although we believe that alternative sources of supply are available, any increase in prices or failure to perform by this national distribution company could cause our food costs to increase. Further, various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We cannot predict whether we will be able to effectively anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could materially adversely affect our business, financial condition, operating results or cash flows.

OUR EXISTING STOCKHOLDER WILL RETAIN SIGNIFICANT CONTROL WHICH COULD DEPRESS THE PRICE OF YOUR SHARES

    Upon completion of this offering, our existing stockholder, Carlson Companies, will own 100% of our outstanding Class B common stock. The shares of Class B common stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders and the shares of Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. As a
result, Carlson Companies will own approximately   % of our total voting power
and will be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. In addition, we are reliant upon Carlson Companies for various corporate functions that they provide to us on a fee basis, such as purchasing, accounting and insurance, that may make it difficult for another company to acquire us. This concentration of ownership also may delay, defer or prevent a change in our control, and make some transactions more difficult or impossible without Carlson Companies' support. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of Class A common stock that could give our stockholders the opportunity to realize a premium over the then prevailing market price for shares of Class A common stock. See "Principal Stockholders" for information about Carlson Companies and the number of shares it will control.

CHANGES IN OUR RELATIONSHIP WITH CARLSON COMPANIES COULD REDUCE OUR OPERATING INCOME

    After this offering, we will continue to obtain various services from Carlson Companies under a shared services agreement. The services provided by Carlson Companies under this agreement are material to our operations. These services include obtaining supplies and providing insurance, accounting services, human resources information services, benefits administration, transaction processing services, various tax and treasury services and information technology maintenance and systems development. The intention of this agreement is to continue the relationship between us and Carlson Companies in a manner consistent with past practices. If the shared services agreement is terminated, we will have to obtain the services covered by the agreement on our own. We may not be able to replace all of these services in a timely manner or on terms, including cost, that are as favorable as those we receive from Carlson Companies.

    Carlson Companies' position as our controlling stockholder may cause conflicts of interest to arise over the nature, quality and pricing of services or products provided to us by Carlson Companies or by us to Carlson Companies under the shared services agreement or other agreements. Furthermore, because we are currently a wholly-owned subsidiary of Carlson Companies, none of our agreements with Carlson Companies resulted from arm's-length negotiations and, therefore, the prices we are charged for services provided by Carlson Companies may be higher or lower than prices that would be charged to third parties. For more information about these agreements, see "Relationship with Carlson Companies and Related Transactions."

OUR PARTICIPATION IN CARLSON COMPANIES' CASH MANAGEMENT PROGRAM AND CARLSON COMPANIES' POSITION AS OUR PRIMARY LENDER COULD RESULT IN FINANCIAL LOSSES

    As a part of our ongoing relationship with Carlson Companies, we participate in its cash management program. Carlson Companies is our primary lender and source of working capital. We currently have an arrangement whereby they lend us funds on an as needed basis. We have entered into a credit agreement with Carlson Companies which covers all of our outstanding indebtedness to them and will cover our ongoing cash requirements. Our ability to borrow funds to finance our operations is subject to Carlson Companies' ability to raise working capital and draw on its own line of credit. Any impairment of Carlson Companies' ability to lend us funds could adversely affect our business, financial condition, operating results or cash flows.

    We deliver all of our excess cash to Carlson Companies for inclusion in its cash management program. While we are a debtor of Carlson Companies, this cash will be used to pay down our intercompany indebtedness to them. Upon completion of this offering, our intercompany cash management account with Carlson Companies will be an interest-earning asset or an interest-bearing liability depending on the level of cash receipts and disbursements. When our cash account with Carlson Companies is positive, we are a general creditor of Carlson Companies with respect to such funds and our rights to these funds are subject to Carlson Companies' financial condition and the rights of other creditors. As a result, our rights to these funds may be adversely affected by any financial difficulties or insolvency experienced by Carlson Companies.

WE HAVE HISTORICALLY BEEN A MEMBER OF A CONSOLIDATED TAX GROUP WITH CARLSON COMPANIES WHICH COULD LEAD TO LIABILITY FOR US

    Prior to the completion of this offering, we and Carlson Companies are part of a consolidated group for tax purposes. As a result, we are jointly and severally liable with Carlson Companies for all tax liabilities incurred and paid by any member of the Carlson Companies consolidated tax group. Upon consummation of this offering we will no longer be a part of this consolidated tax group for federal income tax purposes and we will no longer be part of a combined tax group for purposes of taxation in a few states. However, we will remain jointly and severally liable with Carlson Companies for all tax liabilities relating to prior periods. In addition, we will continue to be part of a combined tax group with Carlson Companies for purposes of taxation by some states. Our tax sharing agreement with Carlson Companies allows Carlson Companies to control our tax decisions with respect to periods and returns for which we are part of a consolidated or combined tax group. As a result, Carlson Companies may be able to make decisions in its collective best interest that may not be in our best interest.

FOUR OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO CARLSON COMPANIES DIRECTORS OR OFFICERS

    Four of our directors are also directors or officers of Carlson Companies, which may create conflicts of interest. Our certificate of incorporation permits Carlson Companies to engage in the same or similar activities as we do. Our certificate of incorporation also provides that Carlson Companies does not have to tell us about a corporate opportunity, may pursue that opportunity or acquire it for itself, or may direct that opportunity to another person without liability to us or our stockholders.

OUR CLASS A COMMON STOCK MAY NOT DEVELOP AN ACTIVE, LIQUID TRADING MARKET

    We do not know the level of trading volume that will exist for our Class A common stock after the offering. Trading volume levels may affect your ability to sell your shares quickly at the current market price. The initial public offering price of our Class A common stock has been determined by our negotiations with the underwriters. You may not be able to resell the Class A common stock you buy at or above the initial public offering price.

OUR STOCK PRICE MAY BE VOLATILE

    The market price of our Class A common stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has, from time to time, experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Fluctuations or decreases in the trading price of our Class A common stock may adversely affect your ability to trade your shares. In addition, these fluctuations could adversely affect our ability to raise capital through future equity financings.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE AND LIMIT OUR ABILITY TO RAISE CAPITAL IN THE MARKET

    Sales of substantial amounts of our stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our stock and our ability to raise capital through a public offering of our equity securities. After this offering, the shares offered under this prospectus
will be freely tradeable. The             outstanding shares of our Class B
common stock may be sold after their 180-day lock-up period, subject to the restrictions of Rule 144 under the Securities Act of 1933. See "Shares Eligible for Future Sale" for a discussion of potential future sales of our common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, OUR BY-LAWS AND DELAWARE LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND DELAY OR PREVENT A CHANGE IN CONTROL

    Our certificate of incorporation will authorize the board of directors to issue up to 10,000,000 shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The charter and by-laws, among other things, require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by the statute. These and other provisions could have the effect of making it more difficult for a third party to acquire a majority of outstanding voting stock, discourage a hostile bid or delay, prevent or deter a merger, acquisition or tender offer in which our stockholders could receive a premium for their shares, or a proxy contest for control of the company or other changes in our management. See "Description of Capital Stock."

                                USE OF PROCEEDS

    The net proceeds from the sale of the             shares of Class A common
stock offered by us are estimated to be approximately $      , after deducting
the underwriting discount and estimated offering expenses and assuming an
initial public offering price of $  , or approximately $            if the
over-allotment option is exercised in full.

    We intend to use the entire amount of the net proceeds of the offering to repay a portion of our intercompany indebtedness to Carlson Companies. The indebtedness to be repaid is covered by our credit agreement with Carlson Companies. The interest rate on all advances made under this credit agreement is 1.25% over the three-month London Inter-Bank Offered Rate, or LIBOR, at the time the advance is made. The credit agreement will expire on December 31, 2001, unless Carlson Companies' ownership of all outstanding shares of our common stock falls below 50% in which case the credit agreement may be terminated upon 90 days notice by either party. The indebtedness outstanding under the credit agreement includes $70.4 million in debt historically allocated to us by Carlson Companies, $120.0 million incurred for the partial payment of a dividend to Carlson Companies and accrued interest on these obligations at the time they were refinanced.

                                DIVIDEND POLICY

    We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness and other factors deemed relevant by our board.

    On June 16, 1999, our board of directors declared a dividend of $175.0 million to our sole stockholder, Carlson Companies, of which $55.0 million was paid in cash and $120.0 million was paid in the form of a promissory note. Aside from this dividend, we have not declared or paid any cash dividends on our common stock since 1991.

                                 CAPITALIZATION

    The following table sets forth, at June 28, 1999, our cash and cash equivalents and capitalization on three different bases. First, the information is set forth on an actual basis, which reflects a $175.0 million dividend declared on June 16, 1999, of which $120.0 million was paid in the form of a promissory note on June 28, 1999 and $55.0 million was paid in cash subsequent to June 28, 1999. Second, the information is set forth on a pro forma basis to reflect payment of the $55.0 million cash portion of the dividend. The pro forma information also gives effect to the reclassification of our one outstanding
share of common stock into       shares of Class B common stock. Third, the
information is set forth on a pro forma as adjusted basis to reflect the issuance of Class A common stock offered by us in this offering and the application of the estimated net proceeds from the offering to repay a portion of our intercompany indebtedness. This table should be read in conjunction with the consolidated financial statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                              JUNE 28, 1999
                                                                   -----------------------------------
                                                                                            PRO FORMA
                                                                    ACTUAL     PRO FORMA   AS ADJUSTED
                                                                   ---------  -----------  -----------
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents........................................  $  60,925   $   5,925    $
                                                                   ---------  -----------  -----------
                                                                   ---------  -----------  -----------
Long-term debt, excluding current portion:
  Notes payable and capital lease obligations....................      8,631       8,631
  Long-term debt-affiliate.......................................    193,034     193,034
Minority interests...............................................      2,561       2,561
Stockholders' equity:
  Preferred stock, par value $.01 per share, 10,000,000 shares
    authorized, no shares issued and outstanding.................          -           -            -
  Common stock, par value $1.00 per share, 100 shares authorized,
    1 share issued and outstanding, actual; no shares issued and
    outstanding, pro forma and pro forma as adjusted.............          0           -            -
  Class A common stock, par value $.01 per share, 100,000,000 shares authorized, no shares issued and outstanding, actual
    and pro forma;     shares issued and outstanding, pro forma
    as adjusted(1)...............................................          -           -
  Class B common stock, par value $.01 per share, 35,000,000 shares authorized, no shares issued and outstanding, actual;
        shares issued and outstanding, pro forma and pro forma as
    adjusted.....................................................          -
  Additional paid-in capital.....................................      2,479       2,479
  Unrealized holding losses of marketable securities.............       (231)       (231)
  Retained earnings..............................................          0           0
                                                                   ---------  -----------  -----------
Total common stockholders' equity................................      2,248       2,248
                                                                   ---------  -----------  -----------
      Total capitalization.......................................  $ 206,474   $ 206,474    $
                                                                   ---------  -----------  -----------
                                                                   ---------  -----------  -----------

------------------------

(1) Excludes       shares of Class A common stock reserved for issuance upon
    exercise of stock options granted effective upon consummation of this
    offering and an additional       shares of Class A common stock reserved for
    issuance upon exercise of future grants of stock options or other awards under our stock incentive plan. See "Management-Incentive Compensation Plans" for a description of our stock incentive plan.

                                    DILUTION

    Our net tangible book value as of June 28, 1999 was a deficit of
approximately $30.1 million, or $      per share of common stock, after giving
effect to the reclassification of our common stock and assuming       shares of
Class B common stock outstanding on such date. Net tangible book value per share is determined by subtracting total liabilities from tangible assets and dividing the remainder by the number of shares of common stock outstanding. Assuming this offering was consummated on June 28, 1999, after giving effect to the issuance
of       shares of Class A common stock offered by us in this offering at an assumed initial public offering price of $ per share, after applying the net proceeds of this offering and after deducting the underwriting discount, commissions and estimated offering expenses, the as adjusted net tangible book
value as of June 28, 1999 would have been $      , or $  per share of common
stock. This represents an immediate increase in net tangible book value of $ per share to Carlson Companies and an immediate dilution of $ per share to new investors purchasing Class A common stock in this offering. The following table illustrates this per share dilution:

Initial public offering price per share...................................             $
                                                                                       ---------
  Net tangible book value per share before this offering..................  $
                                                                            ---------
  Increase per share attributable to new investors(1).....................
                                                                            ---------
As adjusted net tangible book value per share after this offering.........
                                                                                       ---------
Dilution per share to new investors(2)....................................             $
                                                                                       ---------
                                                                                       ---------

------------------------

(1) After deducting the underwriting discount, commissions and estimated expenses of this offering.

(2) Dilution is determined by subtracting net tangible book value per share after giving effect to this offering from the initial public offering price paid by a new investor for a share of Class A common stock.

    The following table summarizes, as of June 28, 1999, the number of shares of common stock purchased, the total consideration paid to us and the average price per share paid by Carlson Companies for the shares of Class B common stock that they will hold after the reclassification of our common stock and by investors purchasing shares of Class A common stock in this offering, assuming an initial
public offering price of $      per share and before deducting the underwriting
discount, commissions and our estimated offering expenses.

                                                                                                 TOTAL
                                                                 SHARES PURCHASED            CONSIDERATION            AVERAGE
                                                             ------------------------  --------------------------    PRICE PER
                                                               NUMBER       PERCENT       AMOUNT        PERCENT        SHARE
                                                             -----------  -----------  -------------  -----------  -------------
Carlson Companies..........................................                         %  $  80,088,000            %    $
New investors..............................................
                                                             -----------         ---   -------------         ---
Total......................................................                      100%                        100%
                                                             -----------         ---   -------------         ---
                                                             -----------         ---   -------------         ---

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following selected consolidated financial data for the five fiscal years ended December 28, 1998 are derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the twenty-six weeks ended June 29, 1998 and June 28, 1999, have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, reflect all adjustments necessary to present fairly, in accordance with generally accepted accounting principles, the information for those periods. The audited consolidated financial statements and their notes for each of the three fiscal years ended December 28, 1998, and the report of independent public accountants on those years, are included elsewhere in this prospectus. This selected consolidated financial data should be read in conjunction with the consolidated financial statements and their notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

                                                                                                              TWENTY-SIX
                                                            FISCAL YEAR ENDED(1)                              WEEKS ENDED
                                  -------------------------------------------------------------------------  -------------
                                  DECEMBER 26,   DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,     JUNE 29,
                                      1994           1995           1996           1997           1998           1998
                                  -------------  -------------  -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA

Revenue
  Company restaurant sales......    $ 402,958      $ 403,717      $ 396,784      $ 418,468      $ 483,311      $ 233,772
  Managed restaurant
    revenue.....................       65,787         69,996         73,317         76,779         74,905         37,332
  Franchising revenue...........       19,728         23,894         29,209         35,199         38,292         16,890
  Licensing revenue.............          801          2,316          2,906          3,627          2,780          1,521
                                  -------------  -------------  -------------  -------------  -------------  -------------
    Total revenue...............      489,274        499,923        502,216        534,073        599,288        289,515
Cost of sales...................      135,566        138,624        139,840        143,228        165,221         79,630
Restaurant operating expenses...      277,123        289,115        276,357        286,077        315,513        152,745
General and administrative
  expenses(2)...................       38,636         38,234         50,122         55,218         64,582         31,792
Depreciation and amortization
  expense.......................       17,306         19,412         20,712         23,401         27,457         13,288
Other (income) expense(3).......      (18,299)         6,120            264           (863)           533            (99)
                                  -------------  -------------  -------------  -------------  -------------  -------------
  Income from operations........       38,942          8,418         14,921         27,012         25,982         12,159
Interest expense................        2,097          1,306          2,509          2,571          4,216          1,787
                                  -------------  -------------  -------------  -------------  -------------  -------------
Income before income taxes......       36,845          7,112         12,412         24,441         21,766         10,372
Provision for income taxes......       12,923          1,045          3,899          8,740          7,875          3,754
                                  -------------  -------------  -------------  -------------  -------------  -------------
Net income......................    $  23,922      $   6,067      $   8,513      $  15,701      $  13,891      $   6,618
                                  -------------  -------------  -------------  -------------  -------------  -------------
                                  -------------  -------------  -------------  -------------  -------------  -------------
Basic and diluted net income per
  share.........................    $              $              $              $              $              $
Shares used in calculation of
  basic and diluted net income
  per share(4)..................


                                                                    AS OF                                        AS OF
                                  -------------------------------------------------------------------------  -------------
                                  DECEMBER 26,   DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   DECEMBER 28,     JUNE 29,
                                      1994           1995           1996           1997           1998           1998
                                  -------------  -------------  -------------  -------------  -------------  -------------
BALANCE SHEET DATA

Cash and cash equivalents.......    $   8,962      $   4,323      $  13,381      $  27,061      $  50,364      $  24,704
Total assets....................      232,129        223,769        237,510        256,208        322,879        275,703
Long-term obligations, less
  current maturities............        1,287          5,802          5,988          6,009          8,797          8,776
Long-term debt-affiliate(5).....       49,129         30,843         27,409         32,007         70,359         39,429
Stockholder's equity(5).........      121,240        128,485        136,644        152,659        166,631        159,510


                                    JUNE 28,
                                      1999
                                  -------------
STATEMENT OF OPERATIONS DATA
Revenue
  Company restaurant sales......    $ 275,130
  Managed restaurant
    revenue.....................       41,093
  Franchising revenue...........       19,593
  Licensing revenue.............        1,630
                                  -------------
    Total revenue...............      337,446
Cost of sales...................       91,702
Restaurant operating expenses...      181,021
General and administrative
  expenses(2)...................       28,240
Depreciation and amortization
  expense.......................       15,437
Other (income) expense(3).......        1,696
                                  -------------
  Income from operations........       19,350
Interest expense................        3,082
                                  -------------
Income before income taxes......       16,268
Provision for income taxes......        5,691
                                  -------------
Net income......................    $  10,577
                                  -------------
                                  -------------
Basic and diluted net income per
  share.........................    $
Shares used in calculation of
  basic and diluted net income
  per share(4)..................

                                    JUNE 28,
                                      1999
                                  -------------
BALANCE SHEET DATA
Cash and cash equivalents.......    $  60,925
Total assets....................      344,841
Long-term obligations, less
  current maturities............        8,631
Long-term debt-affiliate(5).....      193,034
Stockholder's equity(5).........        2,248

------------------------------

(1) Our fiscal year ends on the last Monday in December. The fiscal year ended December 30, 1996 is comprised of 53 weeks. The other fiscal years presented are comprised of 52 weeks.

(2) The fiscal years ended December 29, 1997, December 28, 1998, and the twenty-six weeks ended June 29, 1998 and June 28, 1999, include Year 2000 remediation expenses of $550, $3,823, $1,067, and $1,686, respectively, which are included in general and administrative expenses.

(3) Other income for the year ended December 26, 1994 includes a $21,000 gain from the sale of 20 operating restaurants to a franchisee.

(4) Based on       shares outstanding immediately prior to the offering and
          shares to be subject to stock options issued upon conversion of grants under our previous long-term incentive plan. See "Management-Incentive Compensation Plans" and "Capitalization."

(5) The balance sheet data reflects a $175,000 dividend declared on June 16, 1999, of which $120,000 was paid in the form of a promissory note on June 28, 1999, and $55,000 was paid in cash subsequent to June 28, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Our worldwide system of restaurants currently includes over 550 company owned or operated and franchised restaurants located in 46 countries. We are a global leader in the development, operation and franchising of casual dining restaurants, principally under the T.G.I. Friday's brand. Our additional concepts include the cafe concepts Samba Room and Taqueria Canonita, as well as the dinner house concepts Timpano Italian Chophouse, Italianni's, Star Canyon and AquaKnox.

    Since the first T.G.I. Friday's restaurant opened in New York City in 1965, the T.G.I. Friday's system, which includes T.G.I. Friday's, Front Row Sports Grill and Friday's American Bar, has grown to 530 restaurants, including 125 restaurants located outside the United States. The T.G.I. Friday's system includes 156 restaurants owned and operated by us, 28 restaurants we operate under management agreements and 346 restaurants operated by our global franchise network consisting of 43 domestic and 38 international franchisees. We opened our first Italianni's restaurant in 1992 and have developed or acquired all of our other additional concepts since 1997. Our additional concepts currently include a total of 24 company owned or operated and franchised restaurants. The management agreements relating to the restaurants we operate appoint us as the exclusive agent for the supervision, direction and control of the operations and management of the applicable restaurant in exchange for payment to us of a management fee based on a percentage of sales and reimbursement of our expenses.

    Our revenue consists primarily of company restaurant sales, managed restaurant revenue and franchising revenue. Company restaurant sales include food, beverage and merchandise sales at company owned restaurants. In fiscal 1998, alcoholic beverages accounted for approximately 22% of company restaurant sales. Managed restaurant revenue includes management fees for restaurants we operate under management agreements and reimbursement of expenses we incur in operating these restaurants. Franchising revenue includes royalty fees, franchise fees and non-refundable concept fees from franchise operations. In addition, we receive revenue from trademark licensing fees paid by manufacturers of our retail branded food and beverage products.

    Our revenue from domestic franchisees includes a 4.0% royalty on net sales and franchise fees that must be paid for each restaurant prior to opening. Our revenue from international franchisees typically includes a royalty ranging from 2.0% to 4.0% of net sales and franchise fees that must be paid for each restaurant prior to opening, as well as individually negotiated concept fees. Nonrefundable concept fees are paid by franchisees primarily based on the number of potential restaurants that can be established in the franchisee's territory. See "Business-Our Franchise System" for additional information regarding our arrangements with franchisees.

    Comparable restaurant sales include food, beverage and merchandise sales at restaurants that have been in operation for twelve full months as of the beginning of the fiscal year including the relevant period. As of June 28, 1999, we had 134 company owned restaurants which met this criteria.

    Cost of sales is composed primarily of the cost of food and beverages. Restaurant operating expenses include labor, occupancy, marketing, management training and other store-level costs. Cost of sales and restaurant operating expenses include expenses incurred at our managed restaurants for which we are reimbursed. The majority of the components of our cost of sales are variable and are expected to generally increase with sales volume. Restaurant operating expenses also generally increase with sales volume, but decline as a percentage of revenue as sales increase. Occupancy costs generally include both a fixed rental plus a percentage rental based on gross sales. General and administrative expenses are composed of expenses associated with all corporate and administrative functions that support existing operations and provide an infrastructure to support future growth, including management and staff salaries, employee benefits, travel, information systems, training and market research. Depreciation and amortization includes depreciation of restaurant and corporate fixed assets, as well as amortization of goodwill. Pre-opening costs associated with new restaurants are expensed as incurred which may cause fluctuations in our quarterly operating results depending on the timing of new restaurant openings.

    Our historical general and administrative expenses include expenses incurred by us, including payments to Carlson Companies for services they provide, and amounts allocated to us by Carlson Companies. Commencing in June 1997, as part of an overall review of the services Carlson Companies provides to its subsidiaries, Carlson Companies determined to change the manner in which it provides certain financial services to its subsidiaries and the manner in which it receives financial information from its subsidiaries. As a result, in the second quarter of fiscal 1999, the financial services provided by Carlson Companies to us increased, which will result in an increase in our payments to Carlson Companies for its services. We expect that this increase will be at least partially offset by decreases in our direct general and administrative expenses to the extent we no longer provide these services internally. The amount historically allocated to us by Carlson Companies will be eliminated in future periods. This will result in an overall reduction in our general and administrative expenses.

    We anticipate a charge of approximately $11.0 million to income from operations to occur in the third quarter of 1999 due to the closure of, and write-off of assets at, eight underperforming restaurants. This charge is significantly higher than charges typically associated in any given fiscal year with closures of our stores.

    Carlson Companies is our primary lender and nearly all of our interest expense consists of amounts we pay to Carlson Companies on outstanding intercompany debt. On August 19, 1999, we entered into a credit agreement with Carlson Companies which covers all of our intercompany indebtedness. During the third quarter of 1999, we will experience a significant increase in our interest expense as a result of the $120.0 million in debt we incurred to Carlson Companies in partial payment of a dividend, which will be partially repaid with the net proceeds of this offering. In addition, we participate in Carlson Companies' cash management program which holds our cash received from operations in Carlson Companies' centralized cash accounts and funds our cash disbursements on a daily basis. Cash paid into our intercompany cash management account may be used to reduce our indebtedness to Carlson Companies.

    Upon completion of this offering, Carlson Companies will beneficially own
shares of our common stock representing in the aggregate   % of the combined
voting power of all of our outstanding common stock, or   % if the underwriters'
over-allotment option is exercised in full. We have entered into, or will enter into, agreements and arrangements with Carlson Companies governing the relationships between us and Carlson Companies and providing for the allocation of tax and other liabilities and obligations relating to periods prior to and after this offering. We also plan to continue purchasing additional goods and services from Carlson Companies and its affiliates in the ordinary course of business. See "Relationship with Carlson Companies and Related Transactions" for a discussion of our principal agreements and arrangements with Carlson Companies and "Liquidity and Capital Resources" in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a description of certain terms of our debt payable to Carlson Companies and other relevant information.

    Our fiscal year ends on the last Monday in December. Our 1998 and 1997 fiscal years each consisted of 52 weeks, and our 1996 fiscal year consisted of 53 weeks.

RESULTS OF OPERATIONS

    Our operating results for fiscal years 1996, 1997 and 1998, and for the twenty-six weeks ended June 29, 1998 and June 28, 1999, expressed as a percentage of total revenue were as follows:

                                                                                                    TWENTY-SIX
                                                           FISCAL YEAR ENDED                       WEEKS ENDED
                                               ------------------------------------------   --------------------------
                                               DECEMBER 30,   DECEMBER 29,   DECEMBER 28,    JUNE 29,        JUNE 28,
                                                   1996           1997           1998          1998            1999
                                               ------------   ------------   ------------   ----------      ----------
Revenue
  Company restaurant sales...................      79.0%          78.3%          80.6%          80.8%           81.5%
  Managed restaurant revenue.................      14.6           14.4           12.5           12.9            12.2
  Franchising revenue........................       5.8            6.6            6.4            5.8             5.8
  Licensing revenue..........................       0.6            0.7            0.5            0.5             0.5
                                                  -----          -----          -----          -----           -----
    Total revenue............................     100.0          100.0          100.0          100.0           100.0
Cost of sales................................      27.8           26.8           27.6           27.5            27.2
Restaurant operating expenses................      55.0           53.6           52.6           52.7            53.6
General and administrative expenses..........      10.0           10.3           10.8           11.0             8.4
Depreciation and amortization expense........       4.1            4.4            4.6            4.6             4.6
Other (income) expense, net..................       0.1           (0.2)           0.1              -             0.5
                                                  -----          -----          -----          -----           -----
  Income from operations.....................       3.0            5.1            4.3            4.2             5.7
Interest expense.............................       0.5            0.5            0.7            0.6             0.9
                                                  -----          -----          -----          -----           -----
Income before income taxes...................       2.5            4.6            3.6            3.6             4.8
Provision for income taxes...................       0.8            1.7            1.3            1.3             1.7
                                                  -----          -----          -----          -----           -----
Net income...................................       1.7%           2.9%           2.3%           2.3%            3.1%
                                                  -----          -----          -----          -----           -----
                                                  -----          -----          -----          -----           -----

TWENTY-SIX WEEK PERIOD ENDED JUNE 28, 1999 COMPARED TO TWENTY-SIX WEEK PERIOD ENDED JUNE 29, 1998

    REVENUE. Total revenue increased by $47.9 million, or 16.6%, to $337.4 million in the first half of 1999 from $289.5 million in the first half of 1998. The increase was primarily attributable to increased sales of $41.3 million at company owned restaurants, increased managed restaurant revenue of $3.8 million and increased franchising revenue of $2.7 million.

    Company restaurant sales increased by $41.3 million, or 17.7%, to $275.1 million in the first half of 1999 from $233.8 million in the first half of 1998. The increase in company restaurant sales during the first half of 1999 was primarily the result of an increase in the number of owned restaurants. Comparable company owned restaurant sales increased by $3.9 million, or 1.7%, in the first half of 1999 from the first half of 1998, which was primarily attributable to a continuing shift in the sales mix toward higher-priced menu items and the effect in 1999 of menu price increases during the second half of 1998.

    Managed restaurant revenue increased by $3.8 million, or 10.1%, to $41.1 million in the first half of 1999 from $37.3 million in the first half of 1998. The increase in managed restaurant revenue during the first half of 1999 was primarily the result of an increase in the aggregate number of restaurant operating weeks due to new restaurant openings and an increase in sales at comparable managed restaurants due to a continuing shift in the sales mix towards higher-priced menu items and the effect in 1999 of menu price increases during the second half of 1998.

    Franchising revenue increased by $2.7 million, or 16.0%, to $19.6 million in the first half of 1999 from $16.9 million in the first half of 1998. The increase in franchising revenue was comprised primarily of a $2.0 million increase in royalty fees and a $400,000 increase in franchise fees in the first half of 1999. The increase in royalty fees was primarily attributable to an increase in the number of franchised restaurants. In addition, comparable restaurant sales at domestic franchised restaurants increased by 2.7% in the first half of 1999. The increase in franchise fees primarily resulted from an increase in the number of franchised restaurant openings from 10 in the first half of 1998 to 13 in the first half of 1999.

    COST OF SALES. Cost of sales as a percentage of revenue decreased to 27.2% in the first half of 1999 from 27.5% in the first half of 1998. This decrease was primarily attributable to lower costs of certain food products and alcoholic beverages and the elimination of certain lower-margin menu items, partially offset by a shift in the sales mix toward higher cost menu items.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses as a percentage of revenue increased to 53.6% in the first half of 1999 from 52.7% in the first half of 1998. This increase was driven by increased labor costs, principally resulting from an enhanced employee benefits package initiated in the first half of 1999 to attract and retain restaurant management and employees.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of revenue decreased to 8.4% in the first half of 1999 from 11.0% in the first half of 1998. This decrease was primarily attributable to a $5.7 million decrease in allocated expenses from Carlson Companies reflecting a change in allocation methodology, partially offset by an increase in Year 2000 remediation expenses from $1.1 million in the first half of 1998 to $1.7 million in the first half of 1999. We expect an approximate $1.0 million charge to general and administrative expenses to occur in the third quarter of 1999 due to charges associated with the conversion of grants under the previous long-term incentive plan into cash and stock options upon completion of this offering. We expect our future expenses related to long-term incentive plans to be zero as we plan to convert to a stock incentive plan upon completion of this offering under which we expect to grant stock options at market prices. See "Management-Incentive Compensation Plans."

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense as a percentage of revenue was 4.6% in the first half of both 1999 and 1998. We anticipate that depreciation and amortization expense will increase slightly as a percentage of revenue in future periods as we implement our new point of sale system and make ongoing improvements to company owned restaurants.

    INTEREST EXPENSE. Interest expense as a percentage of revenue increased to 0.9% in the first half of 1999 from 0.6% in the first half of 1998 due to the increase in allocated intercompany indebtedness from Carlson Companies in the first half of fiscal 1999. During the third quarter of 1999, we will experience a significant increase in our interest expense due to the $120.0 million increase in indebtedness to Carlson Companies, resulting from the partial payment of a dividend. This indebtedness will be partially repaid with the proceeds of this offering.

FISCAL YEAR ENDED DECEMBER 28, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 29, 1997

    REVENUE. Total revenue increased by $65.2 million, or 12.2%, to $599.3 million in 1998 from $534.1 million in 1997. The increase was primarily attributable to increased sales of $64.8 million at company owned restaurants and increased franchising revenue of $3.1 million, partially offset by decreased managed restaurant revenue of $1.9 million.

    Company restaurant sales increased by $64.8 million, or 15.5%, to $483.3 million in 1998 from $418.5 million in 1997. The increase in company restaurant sales during 1998 was primarily the result of an increase in the number of owned restaurants. Comparable company owned restaurant sales increased by $14.4 million, or 3.5%, in 1998 from 1997. The increase in comparable company owned restaurant sales in 1998 was primarily attributable to a menu price increase of approximately 3.2% and the successful introduction of new menu items.

    Managed restaurant revenue decreased by $1.9 million, or 2.4%, to $74.9 million in 1998 from $76.8 million in 1997. The decrease in managed restaurant revenue during 1998 was primarily the result of a decrease in the aggregate number of restaurant operating weeks due to the timing of restaurant openings and closures. This decrease was partially offset by an increase in sales at comparable managed restaurants due to a menu price increase and the successful introduction of new menu items.

    Franchising revenue increased by $3.1 million, or 8.8%, to $38.3 million in 1998 from $35.2 million in 1997. The increase in franchising revenue was comprised primarily of an increase in royalty fees in 1998. The increase in royalty fees was primarily attributable to an increase in the number of franchised restaurants. In addition, comparable restaurant sales at domestic franchised restaurants increased by 4.3% in 1998. The increase in franchising revenue was partially offset by a significant reduction in average restaurant sales volumes at restaurants located in Asia due to poor economic conditions.

    COST OF SALES. Cost of sales as a percentage of revenue increased to 27.6% in 1998 from 26.8% in 1997. This increase was primarily attributable to a shift in the sales mix towards new higher-cost menu items, as well as higher food costs for dairy products. This increase was partially offset by a decrease in alcoholic beverage costs as a percentage of sales primarily due to a shift in the sales mix towards higher margin alcoholic beverage items.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses as a percentage of revenue decreased to 52.6% in 1998 from 53.6% in 1997. This decrease was primarily attributable to reduced labor costs at company owned or operated restaurants resulting from savings generated by a tip sharing initiative and labor productivity programs initiated during the second half of 1997, which were partially offset by an increase in restaurant management expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of revenue increased to 10.8% in 1998 from 10.3% in 1997. This increase was primarily attributable to a $4.2 million increase in allocated expenses from Carlson Companies and an increase in Year 2000 remediation expenses from $550,000 in 1997 to $3.8 million in 1998.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense as a percentage of revenue increased to 4.6% in 1998 from 4.4% in 1997. This increase resulted primarily from depreciation expense related to capital additions at existing restaurants.

    INTEREST EXPENSE. Interest expense as a percentage of revenue increased to 0.7% in 1998 from 0.5% in 1997 due to an increase in allocated indebtedness from Carlson Companies in 1998.

FISCAL YEAR ENDED DECEMBER 29, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 30, 1996

    REVENUE. Total revenue increased by $31.9 million, or 6.3%, to $534.1 million in 1997 from $502.2 million in 1996. The increase was primarily attributable to increased sales of $21.7 million at company owned restaurants, increased managed restaurant revenue of $3.5 million and increased franchising revenue of $6.0 million.

    Company restaurant sales increased by $21.7 million, or 5.5%, to $418.5 million in 1997 from $396.8 million in 1996. The increase in company restaurant sales during 1997 was primarily the result of an increase in the number of owned restaurants. Comparable company owned restaurant sales increased by $13.9 million, or 3.6%, in 1997 from 1996. The increase in comparable company owned restaurant sales in 1997 was primarily attributable to a menu price increase and the successful introduction of new menu items.

    Managed restaurant revenue increased by $3.5 million, or 4.7%, to $76.8 million in 1997 from $73.3 million in 1996. This increase was primarily attributable to an increase in sales at managed restaurants due to a menu price increase and the successful introduction of new menu items.

    Franchising revenue increased by $6.0 million, or 20.5%, to $35.2 million in 1997 from $29.2 million in 1996. The increase in franchising revenue was comprised of a $4.1 million increase in royalty fees, a $1.0 million increase in franchise fees and a $900,000 increase in concept fees. The increase in royalty fees was primarily attributable to an increase in the number of franchised restaurants. In addition, comparable restaurant sales at domestic franchised restaurants increased by 2.6% in 1997. The increases in franchise fees and concept fees resulted primarily from an increase in new franchised restaurant openings from 37 in 1996 to 55 in 1997.

    COST OF SALES. Cost of sales as a percentage of revenue decreased to 26.8% in 1997 from 27.8% in 1996. This decrease was primarily attributable to lower costs of certain food products.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses as a percentage of revenue decreased to 53.6% in 1997 from 55.0% in 1996. This decrease resulted from lower labor costs and insurance expenses as a percentage of revenue in 1997. The decrease in labor costs resulted from savings generated by a tip sharing initiative and labor productivity programs initiated during the second half of 1997, which were partially offset by an increase in restaurant management expenses. The decrease in insurance expenses was due to improved claims experience at our restaurants.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of revenue increased to 10.3% in 1997 from 10.0% in 1996. This increase resulted from an increase in expenses attributable to field management and certain information technology initiatives, which were partially offset by a $2.3 million decrease in allocated expenses from Carlson Companies.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense as a percentage of revenue increased to 4.4% in 1997 from 4.1% in 1996. This increase resulted primarily from depreciation expense related to capital additions at existing restaurants.

    INTEREST EXPENSE. Interest expense as a percentage of revenue was 0.5% in both 1997 and 1996.

QUARTERLY RESULTS

    Our quarterly operating results may fluctuate significantly due to several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions.

    In the past, our preopening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most preopening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had, and is expected to continue to have, a significant effect on quarterly preopening costs, labor and direct costs. Due to these factors, results for a quarter may not be indicative of results to be expected for any other quarter or for a full fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

    We have historically funded our capital requirements primarily with cash flow from operations and borrowings from Carlson Companies. We currently have a credit agreement with Carlson Companies which covers all of our intercompany indebtedness.

    Our working capital balance increased from $9.4 million at December 29, 1997 to $33.4 million at December 28, 1998, primarily due to an increase in levels of our cash held by Carlson Companies in fiscal 1998. Amounts held by Carlson Companies consist of transfers of excess cash generated by our operations to Carlson Companies' cash management program. Our working capital balance declined to a deficit of $18.7 million at June 28, 1999, as a result of the $55.0 million dividend payable as of June 28, 1999. Net cash provided by operating activities increased from $42.2 million in fiscal 1997 to $44.1 million in fiscal 1998, and was $34.8 million in the first half of fiscal 1999. The increase from fiscal 1997 to fiscal 1998 was due to increased profitability and favorable timing of operational receipts and payments.

    Accounts receivable are due principally from franchisees for royalties earned and goods and services provided. We had allowances of $823,000 as of December 29, 1997, $1.5 million as of December 28, 1998 and $1.6 million as of June 28, 1999 to cover estimated loss exposures related to accounts receivable.

    On June 16, 1999, our board of directors declared a dividend of $175.0 million to Carlson Companies. Of this total, $120.0 million was paid in the form of a promissory note on June 28, 1999 and $55.0 million was paid in cash thereafter. Our outstanding intercompany indebtedness at June 28, 1999 consisted of a $70.4 million promissory note and a $120.0 million promissory note payable to Carlson Companies, as well as accrued interest.

    On August 19, 1999, we entered into a credit agreement with Carlson Companies, at which time all of our outstanding intercompany indebtedness, including the promissory notes and accrued interest described above, was refinanced into this facility. Under this credit agreement, which bears interest at 1.25% over the three-month LIBOR and expires on December 31, 2001, Carlson Companies will lend us up to $225.0 million. We intend to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under this facility. Following the completion of this offering and the application of the net proceeds, the borrowing availability under this credit agreement will be reduced to $105.0 million.

    Capital expenditures consist of construction of new restaurants, purchases of new and replacement restaurant furniture and equipment, ongoing restaurant remodeling programs, purchases of land for future restaurant sites, and acquisitions of existing restaurants from franchisees and third parties. Capital expenditures were $39.8 million in 1997, $57.1 million in fiscal 1998 and $26.6 million in the first half of fiscal 1999. The increase between fiscal 1997 and fiscal 1998 was attributable to an increase in the number of new company owned restaurants opened during fiscal 1998. During fiscal 1997, we opened nine new company owned restaurants. During fiscal 1998 and the first half of fiscal 1999, we opened 29 and 9 new company owned restaurants, respectively. We estimate that our capital expenditures during the second half of fiscal 1999 will be approximately $49.0 million. We expect our capital expenditures to increase moderately as we open an increasing number of new restaurants. Our capital expenditure requirements in fiscal 1997, fiscal 1998 and the first half of fiscal 1999 were financed primarily through internally generated funds and borrowings from Carlson Companies.

    We believe that the proceeds from this offering, combined with borrowings available from Carlson Companies, liquid assets and cash generated from operations, will provide sufficient funds for our capital requirements for the foreseeable future. In the event that additional capital is required, we may seek to raise such capital through public or private equity or debt financings. There can be no assurance that such capital will be available on favorable terms, if at all.

INFLATION

    The primary inflationary factors affecting our operations are food and labor costs. A large number of our restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect our labor costs. To date, inflation has not had a material impact on our operating results.

YEAR 2000 COMPLIANCE

    The Year 2000 will have a broad impact on the business environment in which we operate due to the possibility that many computerized systems across all industries may be unable to process information containing dates beginning in the Year 2000. We have established an enterprise-wide program to prepare our computer systems and applications for the Year 2000 and are utilizing both internal and external resources to identify, correct and test the systems for Year 2000 compliance. The majority of our systems reprogramming has been completed. We anticipate that systems testing efforts will be completed by October 31, 1999. We expect that all mission-critical systems will be Year 2000 compliant prior to the end of the 1999 calendar year.

    The nature of our business is such that the business risks associated with the Year 2000 can be reduced by surveying our food and beverage vendors and our franchise business partners to ensure that they are aware of the Year 2000 business risks and are appropriately addressing these risks.

    Because third party failures could have a material impact on our ability to conduct business, questionnaires have been sent to all of our significant vendors to obtain reasonable assurance that plans are being developed to address the Year 2000 issue. We are currently assessing the returned questionnaires, categorizing the responses based upon readiness for the Year 2000 and prioritizing in order of significance to our business. To the extent that vendors do not provide us with satisfactory evidence of their readiness to handle Year 2000 issues, contingency plans are being developed. Our contingency plans include the identification of alternate vendors that are Year 2000 compliant and the engagement of these vendors, or the purchasing of back-up inventory from existing vendors, in all instances where our existing vendors are unable to provide us with assurance of their Year 2000 readiness. Furthermore, we have provided information to all franchise business partners regarding the potential business risks associated with the Year 2000 issue, and we have sent compliance surveys to our franchisees to assess their readiness for the Year 2000. We intend to make every reasonable effort to assess the Year 2000 readiness of our significant business partners and to address the identified risks.

    We have substantially completed an inventory of our information technology and non-information technology equipment and have addressed the Year 2000 compliance of this equipment. Carlson Companies has also represented to us that their information technology and non-information technology equipment is substantially Year 2000 compliant.

    Testing and remediation of our systems and applications is expected to cost approximately $6.6 million. Of these costs, we have incurred approximately $6.3 million and the remaining $300,000 is expected to be incurred during the remainder of fiscal 1999. All estimated costs have been budgeted and are expected to be funded through cash flows from operations.

    We do not believe the costs related to the Year 2000 compliance project will be material to our financial position. However, the cost of the project and the date on which we plan to complete the Year 2000 modifications and testing are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources and third party modification plans. Our worst case scenario involves unanticipated failures by critical vendors and franchise partners, including Carlson Companies, as well as our failure to execute our own remediation efforts, which would have a material adverse effect on the cost of the project and its completion date. As a result, there can be no assurance that our forward-looking estimates will be achieved or that actual cost and vendor compliance will not differ materially from those plans, resulting in material financial risk.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to market risk from changes in interest rates paid on our intercompany debt payable to Carlson Companies. The intercompany debt bears interest at 1.25% over the three-month LIBOR. The interest cost of the intercompany debt will vary with changes in LIBOR, and significant increases in LIBOR could adversely affect our operating results.

    We have no derivative financial instruments or derivative commodity instruments in our cash and cash equivalents and investments. We lend all of our excess cash to Carlson Companies, which is collected daily under Carlson Companies' cash management program. On any business day that we have excess cash available, we may, at our option, use that cash to repay any outstanding debt to Carlson Companies or make advances to Carlson Companies if no debt is outstanding. Carlson Companies' cash management program uses cash collected to pay down Carlson Companies' revolving line of credit or invests it in investment grade, highly liquid investments consisting of money market instruments, bank certificates of deposit, overnight investments in top-rated commercial paper and U.S. government and governmental agency instruments.

    We conduct business in 46 countries. Substantially all revenues derived from international markets are royalty fees, franchise fees and concept fees. Primarily all of our transactions are conducted, and our accounts denominated, in United States dollars. However, since royalty fees are calculated based upon net sales denominated in local currency, we are subject to foreign currency rate fluctuations against the U.S. dollar.

    We purchase certain commodities such as beef, chicken, flour and cooking oil. These commodities are generally purchased under agreements based upon market prices established with vendors, and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors which are outside of our control. These purchase arrangements may contain contractual features that limit the price paid by establishing certain price floors or caps. We do not use financial instruments to hedge commodity prices because our purchase arrangements help control the ultimate cost paid and any significant commodity price fluctuations are generally short term in nature.

                                    BUSINESS

OVERVIEW

    Carlson Restaurants is a global leader in the development, operation and franchising of casual dining restaurants, principally under the T.G.I. Friday's brand. Since the first T.G.I. Friday's restaurant opened in New York City in 1965, the T.G.I. Friday's system, which includes T.G.I. Friday's, Front Row Sports Grill and Friday's American Bar, has grown to 530 restaurants, including 125 restaurants located outside the United States. We own or operate 184 restaurants and our global franchise network, consisting of 43 domestic and 38 international franchisees, operates a total of 346 restaurants. All T.G.I. Friday's restaurants offer our innovative, signature menu and drink items served by our knowledgeable staff in a fun, comfortable and relaxing atmosphere. In addition to the concepts in our T.G.I. Friday's system, we have developed or acquired six additional cafe and dinner house dining concepts, currently totaling 24 company owned or operated and franchised restaurants. These concepts include the cafe concepts Samba Room and Taqueria Canonita, as well as the dinner house concepts Timpano Italian Chophouse, Italianni's, Star Canyon and AquaKnox. We plan to focus our expansion efforts on the T.G.I. Friday's system and, to a lesser degree, on those additional concepts that meet our strict performance criteria. Carlson Restaurants' worldwide system currently includes over 550 company owned or operated and franchised restaurants located in 46 countries.

BUSINESS STRATEGY

    Our business strategy is to expand our position as a global leader of branded restaurants by providing a consistently high quality restaurant experience, innovative products and concepts and legendary service. We believe that by leveraging the strength of the T.G.I. Friday's brand and our corporate infrastructure, we can exceed the expectations of our guests, offer our employees a quality working environment and increase stockholder value. Key components of this strategy include:

CAPITALIZE ON THE STRENGTH OF THE T.G.I. FRIDAY'S BRAND

    As a leader in the casual dining industry for over 30 years, we believe that the strong consumer awareness of our brand name is one of our greatest strengths. By continuing to invest in our trusted brand name through the development of innovative food items and creative adult beverages, and by using targeted advertising campaigns, we believe that we will be able to continue to grow our business, expand our market penetration and improve our profitability. We strive to retain our current guests, encourage increased restaurant visitation and expand our guest base by responding quickly to changing consumer preferences, leveraging our menu variety and developing innovative food and beverage items. We believe that our dedication to providing a wide variety of high quality food, a fun atmosphere and legendary guest service will allow us to differentiate ourselves from our competitors and maintain and enhance our brand recognition.

CONTINUE GLOBAL GROWTH OF THE T.G.I. FRIDAY'S SYSTEM

    We intend to utilize our strong brand name and the core competencies developed through years of experience to continue the domestic and international expansion of the T.G.I. Friday's system of restaurants. Our growth will build upon our leadership position as one of the largest systems of casual dining restaurants worldwide. Our growth strategy will focus on adding new units that are both company owned and owned by our strong global network of franchisees. We believe that our knowledge base, internal operating structures and our ability to continually innovate will allow us to obtain a leadership position in each of the markets we enter by successfully developing new units and integrate them into the T.G.I. Friday's system.

CAPITALIZE ON OUR STRONG GLOBAL FRANCHISING NETWORK.

    Our development agreements with experienced multi-unit restaurant operators will continue to be a key component of our continuing expansion of the T.G.I. Friday's system. We currently have 43 domestic franchisees operating 221 restaurants and 38 international franchisees operating 125 restaurants. In addition to continuing to grow our T.G.I. Friday's franchising system both domestically and internationally, we currently offer our international franchisees the opportunity to develop our Italianni's concept and plan to offer both our domestic and international franchisees the opportunity to franchise additional concepts in the future. We believe that franchisee development of our additional concepts will allow us to increase our penetration of existing markets.

PROVIDE AN EXCEPTIONAL DINING EXPERIENCE

    We continually evaluate all of our restaurants' menus to ensure that we are providing our guests with highly desirable food and beverage items. We devote substantial effort to developing innovative, cravable menu offerings, which undergo extensive consumer testing prior to being added to our menus. We have a 34-year tradition of providing our guests with quick, efficient and friendly service with the goal of exceeding every guest's expectations. We also offer a comfortable, relaxing environment where guests can enjoy themselves. Our ability to provide an exceptional dining experience has allowed our company owned or operated T.G.I. Friday's restaurants to achieve nine consecutive quarters of monthly comparable restaurant sales increases. Our additional concepts have menus tailored to the preferences of each concept's targeted segment of the dining market. These innovative, chef-driven menus are supported by unique interior decor, music, lights, layout and food presentation that contribute to the overall dining experience.

DELIVER ATTRACTIVE UNIT ECONOMICS

    We believe that our focus on operations at the restaurant level results in attractive unit economics throughout our T.G.I. Friday's system. We currently own and operate 36 restaurants that are similar in size to our 6,800 square foot prototype, of which 30 had been open at least 12 months at June 28, 1999. During this twelve-month period, these 30 restaurants had average restaurants sales of approximately $3.4 million, average operating income of approximately $504,000, or 14.7% of restaurant sales, and average cash flow of approximately $691,000, or 20.2% of restaurant sales. Since the beginning of fiscal 1998, our total investment per company owned 6,800 square foot prototype, net of landlord contributions, has averaged approximately $2.1 million, with additional average pre-opening costs of approximately $115,000 per restaurant. We have also developed a smaller 5,600 square foot prototype which will require a lower investment and which we expect will generate slightly lower sales volumes than our larger prototype with similar or better operating income and cash flow margins.

CAPITALIZE ON OUR MANAGEMENT'S EXPERIENCE AND EXPERTISE

    Our talented and experienced senior management team is led by President and Chief Executive Officer Wallace B. Doolin who has worked in the restaurant industry for over 29 years. In addition, our senior management team has extensive expertise in the operation of company owned or operated restaurants and the management of domestic and international franchisee networks. This expertise also extends to the development and implementation of multiple concepts across a broad range of dining segments. Many of our senior executives are recognized as restaurant industry leaders, serving on numerous boards and committees of prominent trade associations. We believe that these leadership roles allow us to help shape the direction of our industry and to anticipate and capitalize on industry trends. We believe the experience and expertise of our senior management team positions us to successfully execute our strategy and grow our business.

ENHANCE GROWTH THROUGH ADDITIONAL CONCEPTS

    We intend to enhance the growth of our business by leveraging our management expertise and corporate infrastructure to selectively expand our existing cafe and dinner house concepts and by developing new concepts. We plan to focus our expansion efforts only on those concepts that meet strict economic return criteria. We believe that our additional concepts provide excellent opportunities to further penetrate existing markets, serve additional segments of the dining market and expand into attractive new locations. We intend to utilize our systems, experience and scale in the operation of our additional concepts while conveying the image of independent restaurants to our guests.

OUR T.G.I. FRIDAY'S SYSTEM

T.G.I. FRIDAY'S

    T.G.I. Friday's is a full-service casual dining restaurant featuring quality food served by a friendly, knowledgeable waitstaff in a lively, fun atmosphere. We have a broad guest base ranging from single adults to families with children for whom we strive to create a memorable dining experience. Our lunch time through late night service allows these guests to visit our restaurants at many different times of the day. T.G.I. Friday's, which has a history of creating innovative menu items, popularized the potato skins appetizer and many frozen and ice cream drinks, such as the Mudslide. We have also introduced creative and flavorful non-alcoholic beverages, such as Flings, to appeal to younger guests and guests favoring non-alcoholic beverages.

    Our T.G.I. Friday's menu offers guests a wide variety of trusted signature entrees and appetizers, innovative menu items and a full assortment of desserts and beverages at prices that appeal to a broad range of consumers and provide exceptional value. For example, our Jack Daniel's Grill items add special flavor to baby back ribs, pork chops, New York strip steak, chicken and salmon by basting these fresh cuts of meat with a smoky maple sauce that captures the full flavor of Jack Daniel's whiskey. Our Tex-Mex Tower is a trio of appetizers, including nachos, quesadillas and our Fire Bites. Our Mudslides are frozen drinks with the classic taste of T.G.I. Friday's Mocha Mud Pie. Menus are updated several times a year with new product introductions to increase both guest visits and profitability.

    In addition to our wide variety of food items, our restaurants offer an extensive selection of creative adult beverages, which we believe differentiates us from our competitors. We believe that our beverage service contributes substantially to our overall success and increases individual restaurant sales and profitability. The merchandising of our adult beverages and the introduction of new drink items is an important factor in the appeal of our restaurants and enhances our late night success. During fiscal 1998, alcoholic beverages accounted for 22% of total sales in our domestic company owned or operated restaurants.

    We offer a fun, comfortable and relaxing environment in each restaurant to complement our high value menu. The exterior of each restaurant typically has red and white awnings and many have a patio for outdoor dining. The decor of the restaurant consists of informal seating with dark wood tables and booths, Tiffany-style lamps, striped tabletops and nostalgic memorabilia. The bar area features brass rails, stained glass and a prominent adult beverage display. We focus on high quality decor and regularly reinvest in our restaurants to maintain and enhance the quality of our atmosphere. Dressed in red and white striped shirts and irreverent hats and buttons, our efficient staff and entertaining bartenders provide the quality service necessary for an enjoyable dining experience. Our restaurants range from 3,500 to 10,000 square feet of interior space, with a dining seating capacity of 100 to 360 persons. Most of our currently planned new restaurants will be prototype units of 5,600 or 6,800 square feet, with a dining seating capacity of 200 to 235 persons.

    Entree selections in our domestic company owned or operated restaurants range in price from $5.99 to $16.49. A full-service bar is available at each of these T.G.I. Friday's restaurants, offering a wide variety of cocktails, frozen drinks and non-alcoholic beverages.

FRIDAY'S AMERICAN BAR

    Friday's American Bar, an extension of the T.G.I. Friday's concept, is designed as a small, neighborhood corner bar with a casual atmosphere. Friday's American Bar has a more limited menu featuring traditional T.G.I. Friday's menu items. A full-service bar is available at each Friday's American Bar, offering a wide variety of alcoholic and non-alcoholic beverages.

    There are currently seven domestic company owned or operated and five international franchised Friday's American Bars located primarily in airports and urban areas. Entree selections at domestic company owned or operated Friday's American Bar restaurants range in price from $5.99 to $12.99. During fiscal 1998, alcoholic beverages accounted for 35% of total sales at company owned or operated Friday's American Bars.

FRONT ROW SPORTS GRILL

    Front Row Sports Grill offers a broad dining and entertainment experience combining the American past-times of food and sports in one location. There are currently three domestic company operated and one international franchised Front Row Sports Grills, including locations in The Ballpark in Arlington, Texas and Bank One Ballpark in Phoenix, Arizona, which feature viewing access to the playing field. We plan to open an additional Front Row Sports Grill in Miller Park in Milwaukee, Wisconsin during fiscal 2000 and expect to limit the development of additional Front Row Sports Grills to select large capacity sporting arenas.

    Entree selections at domestic company operated Front Row Sports Grills range in price from $5.99 to $15.99. A full-service bar is available at each Front Row Sports Grill, offering a wide variety of alcoholic and non-alcoholic beverages. During fiscal 1998, alcoholic beverages accounted for 29% of total sales at company operated Front Row Sports Grills.

T.G.I. FRIDAY'S RETAIL BRANDED PRODUCTS

    We license our name to select producers and distributors of retail products. These licensees offer a selection of frozen appetizers, frozen desserts and premixed alcoholic beverages for retail sale. Retail branded products serve to reinforce our brand image among consumers and increase brand awareness. We do not currently license the right to sell our entrees and have no plans to do so in the future. Licensees are required to conform to our product quality, trademark usage and product placement requirements. Licensing revenues from retail branded products represented approximately 0.5% of our total revenue in fiscal 1998.

UNIT ECONOMICS

    Historically, we developed T.G.I. Friday's units that ranged in size from 3,500 to 10,000 square feet. We currently plan to develop new T.G.I. Friday's restaurants based on either a 6,800 square foot prototype or a smaller 5,600 square foot prototype, depending on market demographics and real estate availability. We currently own and operate 36 restaurants that are similar in size to our 6,800 square foot prototype, of which 30 had been open at least 12 months at June 28, 1999. During this twelve-month period, these 30 restaurants had average restaurants sales of approximately $3.4 million, average operating income of approximately $504,000, or 14.7% of restaurant sales, and average cash flow of approximately $691,000, or 20.2% of restaurant sales. Cash flow represents operating income before depreciation and amortization.

    We currently own and operate 14 restaurants based on the 5,600 square foot prototype, of which only four had been open at least twelve months at June 28, 1999. We expect the smaller prototypes to require a lower investment and generate slightly lower sales volumes with similar or better operating income and cash flow margins as the larger prototype units.

    Since the beginning of fiscal 1998, our total investment per company owned 6,800 square foot prototype, net of landlord contributions, has averaged approximately $2.1 million, with additional average pre-opening costs of approximately $115,000 per restaurant. Over the same period, our total investment per 5,600 square foot prototype has averaged approximately $1.7 million, with additional average pre-opening costs of approximately $120,000 per restaurant. We expect that planned future restaurants will require similar capital investments.

OUR FRANCHISE SYSTEM

    Our franchise system focuses on expanding our business through franchise development with large franchisees, both domestically and internationally. Our T.G.I. Friday's system includes 43 domestic franchisees operating 221 restaurants and 38 international franchisees operating 125 restaurants. We have offered franchises for T.G.I. Friday's restaurants in the United States under our current system since 1978 and in various international markets since 1986. We are also utilizing our franchise system as a key component to the international growth of our Italianni's concept, which currently includes 11 international restaurants. In fiscal 1999, we estimate that we will have a total of approximately 61 franchised restaurant openings in the United States and in 29 foreign countries, of which 27 have already opened.

    Our largest domestic franchisee is Main Street & Main Incorporated. Main Street & Main operates 47 T.G.I. Friday's restaurants. Main Street & Main has exclusive development rights to the T.G.I. Friday's concept in most of California, Arizona and Nevada, as well as in some other areas. Our largest international franchisee is Whitbread PLC. Whitbread operates 30 T.G.I. Friday's restaurants, most of which are located in England.

    DOMESTIC AND INTERNATIONAL DEVELOPMENT AND FRANCHISE AGREEMENTS. We offer domestic and international franchisees an exclusive development agreement for an identified geographic territory. The development agreement requires that a franchisee develop a specific number of restaurants within its territory over a specified period of time. Under the terms of our franchise agreements for individual restaurants, the franchisee must pay a franchise fee for each restaurant prior to opening and an ongoing royalty fee based on a percentage of gross sales. Domestic royalty fees are 4.0% of net sales and international royalty fees range from 2.0% to 4.0% of net sales. In addition, our domestic franchisees must spend a total of up to 4.0% of each restaurant's annual gross sales on national and local advertising, including a mandatory contribution to a fund for national advertising. Upon execution of our development agreements for international markets, we require the payment of a concept fee which is generally based on the size of the territory and number of restaurants to be developed. We have the right to terminate a development agreement if the development schedule is not met.

    QUALITY CONTROL. We provide our franchisees with physical specifications for our prototype restaurants and reserve the right to modify or prohibit any plan. Franchisees are responsible for selecting the restaurant site and obtaining our consent to the location. While franchisees are not required to purchase their equipment, supplies or services from us, they must use approved suppliers and comply with our standards. Franchisees are granted a license to use our proprietary marks and may use our information technology systems related to restaurant operations. We reserve the right to inspect and monitor each franchise restaurant for compliance with our standards of quality, service and cleanliness. We have the right to terminate a franchise if the franchisee does not operate and maintain its restaurants in accordance with these standards. We also offer franchises for the other concepts in the T.G.I. Friday's system under arrangements that may have terms which differ from our standard agreements.

    TRAINING, SUPPORT AND REPRESENTATION OF FRANCHISEES. We provide advice and assistance to franchisees in connection with the operation and management of each restaurant through our training program, meetings, on-site visits and written materials. We maintain a Franchise Advisory Council that acts in an advisory capacity for the domestic franchisees to provide input and feedback on advertising programs, operations and other aspects of our franchise system. The members of the council are elected by the franchisees. Franchisees have the right to review national advertising fund expenditures quarterly.

RESTAURANT LOCATIONS

    The current locations of company owned or operated and franchised restaurants in the T.G.I. Friday's system are described below:

                                 COMPANY OWNED OR
                                     OPERATED             FRANCHISED               TOTAL
                                -------------------   -------------------   -------------------
                                            OTHER                 OTHER                 OTHER
                                 T.G.I.     SYSTEM     T.G.I.     SYSTEM     T.G.I.     SYSTEM
                                FRIDAY'S   CONCEPTS   FRIDAY'S   CONCEPTS   FRIDAY'S   CONCEPTS
                                --------   --------   --------   --------   --------   --------
DOMESTIC
Northeast.....................        64          3         50          -        114       3
Southeast.....................        41          2         30          -         71       2
Midwest.......................        40          -         71          1        111       1
West..........................        29          5         69          -         98       5
                                --------   --------   --------   --------   --------   --------
    DOMESTIC TOTAL............       174         10        220          1        394      11
                                --------   --------   --------   --------   --------   --------
INTERNATIONAL
Europe........................         -          -         43          4         43       4
Asia/Pacific Rim..............         -          -         38          1         38       1
Mexico/Americas...............         -          -         26          1         26       1
Middle East/Africa............         -          -         12          -         12       -
                                --------   --------   --------   --------   --------   --------
    INTERNATIONAL TOTAL.......         -          -        119          6        119       6
                                --------   --------   --------   --------   --------   --------
    WORLDWIDE TOTAL...........       174         10        339          7        513      17
                                --------   --------   --------   --------   --------   --------
                                --------   --------   --------   --------   --------   --------

    In addition to the restaurants listed above, there are eight T.G.I. Friday's restaurants owned or franchised by TGIFNY, Inc., an unrelated company with exclusive rights to build and operate T.G.I. Friday's restaurants within a seven-mile radius of Columbus Circle in New York City. These rights were retained in the original sale of T.G.I. Friday's to us. We do not receive any revenues from the operation of these restaurants and do not have any right to operate or franchise others to operate T.G.I. Friday's in this area.

OUR ADDITIONAL CONCEPTS

    As part of our growth strategy, we have developed or acquired a total of six concepts outside of our T.G.I. Friday's system. These innovative concepts convey the image of independent restaurants, while leveraging our systems, processes and industry experience. These restaurants, which currently include two cafe concepts and four dinner house concepts, provide us with the opportunity to bring additional concepts to our existing markets and to new markets. We intend to selectively expand these and other additional concepts under the direction of our Senior Vice President-Emerging Brands in order to capitalize on what we believe are trends towards more complex flavor profiles and ethnic dining experiences.

CAFE CONCEPTS

    SAMBA ROOM, A CUBAN BAR AND LATIN CAFE. This concept, influenced by Cuban, Brazilian, Peruvian, Argentine and Caribbean culture, is an upscale white-linen Latin cafe. Samba Room's menu selections include Cordero, a rack of lamb with a banana-orange lentil salsa and mango-mint mojo, and Lechon, a roast pork tenderloin with sweet potato hash, black beans and pickled red onions, served with side dishes ranging from black beans and rice to exotic rum vanilla mashed boniato. Bossa Nova dance rhythms, palm-tree accents and mango-infused aromas accent the dining room and cocktail bar area. Samba Room serves fresh exotic juices, a highly-caffeinated Cafe Cubano and Cuban cocktails. Entree selections range in price from $7.50 to $19.00. We currently own and operate one Samba Room that seats approximately 150 people for dinner, which opened in December 1998 in Dallas, Texas. We expect to open two additional Samba Rooms during the remainder of fiscal 1999.

    TAQUERIA CANONITA. This concept, created by renowned chef Stephan Pyles, features the authentic taste of the marketplaces of Mexico. The menu offers tacos, tamales, tostadas, gorditas and rellenos with grilled and roasted meats, vegetables and seafood. Taqueria Canonita has a full-service bar, offering a wide variety of cocktails, frozen drinks and non-alcoholic beverages. We currently own and operate one Taqueria Canonita, which opened in June 1999 at The Venetian Hotel-Resort-Casino in Las Vegas, Nevada.

DINNER HOUSE CONCEPTS

    TIMPANO ITALIAN CHOPHOUSE. This concept revives the big city dining experience of the classy restaurants and clubs of Chicago and New York in the mid-fifties to early-sixties. The menu features signature selections such as Bone-In New York Strip, Grilled Swordfish and One-Pound Center-Cut Pork Chops, as well as Italian pastas and full-bodied red wines. The restaurant, which seats approximately 340 people for dinner, provides swing music, dark lighting, a full-service bar and a piano lounge. Entree selections range in price from $8.95 to $23.95. We currently own and operate one Timpano Italian Chophouse, which opened in Rockville, Maryland in June 1998. We expect to open one additional Timpano Italian Chophouse during the remainder of fiscal 1999.

    ITALIANNI'S. Italianni's restaurants serve large portions of both traditional Italian fare and specialty signature dishes such as Salmon Oreganato and Veal Saltimbocca. Italianni's provides authentic Italian cuisine in an inviting old world atmosphere that encourages guests to share the dining experience with friends and family. A full-service bar is available at each Italianni's restaurant. Our Italianni's restaurants range in size from 6,000 to 8,000 square feet. Entree selections at domestic Italianni's restaurants range in price from $6.95 to $16.95. There are currently seven domestic and 11 international Italianni's restaurants, of which 12 are operated by franchisees, including all of the international locations. We plan to grow this concept exclusively in international markets through our franchisees.

    STAR CANYON AND AQUAKNOX. Renowned chef Stephan Pyles created our award-winning Star Canyon and AquaKnox concepts. Star Canyon features recipes representing the many facets of the Lone Star State served in a sophisticated Texas ranch style restaurant with cowboy accents. AquaKnox features a contemporary selection of fresh seafood from around the globe in an atmosphere displaying Asian influences and water themes. Entree selections at Star Canyon and AquaKnox range in price from $18.00 to $28.00. We currently own and operate two Star Canyon restaurants. The first originally opened in May 1994 in Dallas, Texas and was acquired by us in March 1998. A second location opened in May 1999 at The Venetian Hotel-Resort-Casino in Las Vegas, Nevada. We currently own and operate one AquaKnox which originally opened in November 1997 in Dallas, Texas and was acquired by us in March 1998.

EXPANSION STRATEGY AND SITE SELECTION

    We intend to concentrate our growth on the T.G.I. Friday's brand. We anticipate that the expansion of our T.G.I. Friday's system will occur through company owned or operated and franchisee owned restaurants domestically and primarily through franchisee owned restaurants internationally. Our long-term objective is to expand our restaurant concepts by opening additional units in strategically desirable markets and developing new concepts for corporate and franchise development, both domestically and internationally. The development and expansion of our additional concepts will allow us to increase our penetration of existing markets and will be based on our examination of each concept's economic performance and long-term growth potential.

    We believe that a restaurant's location is critically important to its success and we devote significant effort to the site selection process. Our site selection criteria focus on the demographics of the residents in the market area of the location, traffic patterns, the size of the location and its proximity to shopping and other centers of population concentration. Senior management evaluates each location prior to opening a company restaurant or consenting to a location for franchise development. We have identified locations and signed leases for 18 of the 19 company owned or operated restaurants we plan to open during the remainder of fiscal 1999 and we are in lease negotiations on the remaining site. In addition, we have identified all locations for company owned or operated restaurants we plan to open during fiscal 2000.

    The flexibility of our restaurant formats allows us to take advantage of the opportunities presented by both traditional locations and nontraditional locations, such as hotels, airports, food courts, sports stadiums, theaters, theme parks and other family entertainment centers. We anticipate that most of our future company owned or operated restaurants will be constructed on leased property.

    The following table illustrates our restaurant openings to date during fiscal 1999 and our current planned openings for the remainder of fiscal 1999. Our projections regarding planned openings by franchisees are based on information provided to us by our franchisees.

                                                               PLANNED OPENINGS
                                      YEAR TO DATE FISCAL      FOR REMAINDER OF
                                         1999 OPENINGS            FISCAL 1999
                                     ---------------------   ---------------------
                                      COMPANY                 COMPANY
                                       OWNED                   OWNED
                                        OR                      OR
                                     OPERATED    FRANCHISED  OPERATED    FRANCHISED
                                     ---------   ---------   ---------   ---------
T.G.I. Friday's
  Domestic.........................        9          15          16          19
  International....................        -           9           -           9

Other T.G.I. Friday's system
  concepts
  Domestic.........................        -           1           -           -
  International....................        -           1           -           3

Cafe
  Domestic.........................        1           -           2           -
  International....................        -           -           -           -

Dinner houses
  Domestic.........................        1           -           1           -
  International....................        -           1           -           3
                                     ---------   ---------   ---------   ---------
TOTALS.............................       11          27          19          34
                                     ---------   ---------   ---------   ---------
                                     ---------   ---------   ---------   ---------

OPERATIONS AND MANAGEMENT

    Our philosophy is to maintain and operate each concept in order to ensure that the culture, recruitment, support services, training programs and unique operating environments are preserved while leveraging the benefits and infrastructure of our corporate organization. We emphasize the quality and service of each restaurant while maintaining the independent character of each concept. These factors are critical to the long-term success of our concepts.

    RESTAURANT MANAGEMENT. Each of our T.G.I. Friday's restaurants is led by a management team including a general manager, a kitchen manager, and two or more additional managers. T.G.I. Friday's markets are divided into regions and each region is staffed by a Vice President of Operations, Directors of Operations, a Director of Human Resources, Director of Marketing, a Facilities Manager and Regional Managers. We have divided the United States into five regions and the international territories into Europe, Asia/Pacific Rim, Middle East/Africa and Mexico/Americas. We provide restaurant managers with a competitive performance-based compensation program based on unit-level sales and profit, as well as guest and employee satisfaction as measured by Gallup survey results.

    RECRUITING AND TRAINING. We actively recruit qualified employees who share our commitment to providing superior guest service and we develop our staff to promote qualified employees into management positions within the company. We provide an extensive training program for all restaurant managers. The training program emphasizes adherence to company standards and covers all aspects of managing a restaurant, including kitchen and bar management, food and beverage preparation, inventory control, purchasing, labor management, training and administrative procedures. The incentive plans and benefit packages we offer to our management level employees encourage achievement of performance objectives and foster a sense of loyalty and a personal commitment to providing high quality guest service.

    OPERATIONAL CONTROL SYSTEMS. Restaurant management and operating results are monitored through daily reporting and frequent visits from our divisional vice presidents and multi-unit managers. We utilize an integrated information system to manage the flow of information within each of our restaurants and between restaurants and our corporate office. This system includes a point-of-sale, or POS, local area network that helps facilitate restaurant operations by recording sales transactions and printing orders in the appropriate locations within the restaurant. Additionally, we utilize the POS system to authorize and transmit credit card transactions, record employee time clock information, schedule labor, assist in cost analysis and produce a variety of management reports. Select information that is captured from the POS system is transmitted to our corporate office on a daily basis, which enables senior management to continually monitor operating results. We believe that the current POS system in company owned or operated restaurants is Year 2000 compliant.

    We use software and hardware developed by vendors experienced in the restaurant industry. These systems are integrated to provide senior management with daily and weekly sales and cost analysis, monthly detailed profit statements and comparisons between actual and budgeted operating results.

MARKETING AND PROMOTION

    To attract new guests and increase visits by our existing guests, we engage national advertising agencies to create, develop and place our advertising in a broad range of media including television, radio and print with national, regional and local coverage. We focus our advertising primarily on the introduction of new menu items. We and our domestic franchisees contribute to a national advertising fund for maintaining, directly administering and preparing standardized advertising and promotional activities and spend additional amounts on local advertising. The restaurants in our T.G.I. Friday's system participate in the Friday's Gold Points frequency program. This program, administered by Gold Points Corporation, a wholly-owned subsidiary of Carlson Companies, encourages and rewards guest loyalty and includes Carlson Companies' other retail brands, such as Radisson Hotels and Country Inns & Suites, as well as other consumer businesses. This program also allows us to use direct marketing and inform our guests of new products. At July 31, 1999, we had over four million members in Friday's Gold Points and its predecessor program, Frequent Friday's.

PURCHASING

    Our ability to maintain consistent product quality throughout each of our restaurant concepts depends on the procurement of food and related items from reliable sources. Provisions, a division of Carlson Companies, performs centralized purchasing services for all of our company owned or operated and franchised restaurants in our T.G.I. Friday's system and for Carlson Companies' other retail businesses. Working with Provisions, we continually research and evaluate various ingredients and products in an effort to maintain the highest quality products and to be responsive to changing consumer tastes. To maximize purchasing efficiencies and to provide for the freshest ingredients for our menu items, each restaurant's management determines the quantities of food and supplies required. To obtain the benefits of bulk purchasing, each of our restaurants orders items primarily through an independent national distribution company that obtains products on terms negotiated by Provisions. We believe that all essential food and beverage products are available from qualified suppliers at competitive prices should an alternative source be required.

    In order to present a uniform appearance of our T.G.I. Friday's restaurants and consistent preparation of our menu items, we coordinate purchasing of kitchen equipment, furniture and decorative memorabilia through selected suppliers. Our franchisees are subject to standards and specifications for establishing and operating their restaurants. The franchisees must use approved suppliers when purchasing food and beverage products, kitchen equipment, furniture and decorative memorabilia.

COMPETITION

    The restaurant industry is highly competitive. There are a substantial number of restaurant operations that compete directly and indirectly with us, some of which may have greater financial and other resources than we do and may be better established in markets where we may open future locations. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of food served by, competing restaurants could adversely affect our business as could the unavailability of experienced management and hourly employees.

EMPLOYEES

    At July 31, 1999, we employed approximately 21,650 persons, of whom approximately 450 were corporate personnel, 1,000 were restaurant managers or management trainees and 20,200 were employed in non-management restaurant positions. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be good. None of our employees are covered by any collective bargaining agreements and we have never experienced an organized work stoppage or strike.

PROPERTIES

    We currently own or have a joint venture interest in 184 restaurants. Of these restaurants, we lease the land and building for 175 sites, own the land and lease the building for one site, and own the land and building for eight sites. Our leases generally have an initial term of ten or twenty years, with several renewal terms of four to five years, and generally provide for a fixed rental plus a percentage rental based on gross sales. Our headquarters are located in approximately 110,000 square feet of leased space in Dallas, Texas.

INTELLECTUAL PROPERTY

    Our registered servicemarks and logos include: "T.G.I. Friday's," "Friday's," "T.G.I. Friday's & Design," "Friday's American Bar," "Friday's American Bar & Shield Design," "Friday's American Bar & Mirror Design" and "Front Row Sports Grill." In addition to being registered with the United States Patent and Trademark Office, several of these servicemarks and logos have also been registered in foreign countries. As of July 31, 1999, we had registered or pending servicemarks and logos in approximately 115 countries. We actively use and pursue registration of our servicemarks and other proprietary rights and we believe that they have significant value and are important to the marketing of our restaurant concepts. We will continue to vigorously protect our proprietary rights. However, we cannot predict whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concepts. It may be difficult for us to prevent others from copying elements of our concepts and any litigation to enforce our rights will likely involve significant costs. We license the Italianni's mark for its use in connection with our restaurants in the United States and pursue international registrations of the mark in our own name.

GOVERNMENT REGULATIONS

    Our restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building construction, zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities are licensed and subject to regulation under state and local fire, health and safety codes.

    The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. There can be no assurance that we will be able to obtain necessary licenses or other approvals on a cost-effective and timely basis in order to construct and develop restaurants in the future. Various federal and state labor laws govern our operations and our relationship with our employees, including minimum wage, overtime, working conditions, fringe benefit and citizenship requirements.

    Approximately 22% of total sales in domestic company owned or operated restaurants in the T.G.I. Friday's system are attributable to the sale of alcoholic beverages. We are required to comply with the alcohol licensing requirements of the federal government, states and municipalities where our restaurants are located. Alcoholic beverage control regulations require applications to state authorities and, in some locations, county and municipal authorities for a license and permit to sell alcoholic beverages. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants, including minimum age of guests and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to terminate the sale of alcoholic beverages at one or more of our restaurants.

    We are subject to state "dram shop" laws and regulations, which generally provide that anyone injured by an intoxicated person may seek to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We require our restaurant staff to go through training regarding these laws and regulations. While we carry liquor liability coverage as part of our existing comprehensive general liability insurance, there can be no assurance that we will not be subject to a judgment in excess of our insurance coverage or that we will be able to obtain or continue to maintain liquor liability insurance coverage at reasonable costs, if at all.

    The federal Americans with Disability Act prohibits discrimination on the basis of disability in public accommodations and employment. We are required to comply with the Americans with Disabilities Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with significant renovations of existing facilities.

    The Federal Clean Air Act and similar state laws require state and local areas to meet national air quality standards limiting emissions of ozone, carbon monoxide and particulate matters, including caps on emissions from commercial food preparation. Some areas have also adopted or are considering proposals that would regulate indoor air quality. Many states, counties, cities and municipalities have enacted laws governing smoking in bars and restaurants.

LEGAL PROCEEDINGS

    From time to time, we are a defendant in litigation arising in the ordinary course of business, including claims resulting from "slip and fall" accidents, "dram shop" lawsuits, claims under federal and state laws governing access to public accommodations, employment-related claims and claims from guests alleging illness, injury or other food quality, health or operational concerns. To date, none of such litigation, some of which is covered by insurance, has had a material effect on us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information concerning our executive officers and directors:

NAME                                   AGE                                POSITION WITH COMPANY
---------------------------------      ---      -------------------------------------------------------------------------
Curtis C. Nelson.................          35   Chairman of the Board
Wallace B. Doolin................          52   President, Chief Executive Officer and Director
Jeff D. Warne....................          38   Vice President and Chief Financial Officer
Stephen M. King..................          41   Chief Operating Officer-T.G.I. Friday's Domestic Business
Richard T. Snead.................          48   Chief Operating Officer-International Business
John F. Gilbert..................          43   Senior Vice President-Marketing
Rosalyn T. Mallet................          44   Senior Vice President-Human Resources and Operations Services
Royce A. Ring....................          47   Senior Vice President-Emerging Brands
Charles A. Ehmke, Jr.............          38   Vice President-Information Technology
Richard L. Richardson............          40   Vice President-Development
Leslie Sharman...................          44   Vice President-Legal, General Counsel and Secretary
Ralph W. Beha....................          48   Director
Edwin C. Gage....................          58   Director
Martyn R. Redgrave...............          47   Director

    CURTIS C. NELSON has served as Chairman of the Board since August 1999 and as a director since June 1998. Mr. Nelson has been President of Carlson Hospitality Worldwide since January 1997, prior to which time he had served as Executive Vice President and Chief Operating Officer since August 1995. Carlson Hospitality Worldwide is a wholly-owned subsidiary of Carlson Companies and our direct parent corporation. From March 1993 to August 1995, Mr. Nelson held various positions with Country Hospitality Worldwide, which operated a chain of hotels and family dining restaurants, serving most recently as President and Chief Executive Officer. From November 1989 until March 1993, Mr. Nelson held various management and executive positions with Radisson Hotels International, a Carlson Companies affiliate. Mr. Nelson is a director of DC International, a provider of architectural and investment services and a franchisee and manager of Radisson Hotels. Mr. Nelson also serves as a member of the Travel Business Roundtable, a coalition of 70 chief executive officers representing the travel and tourism industry, and the Alumni Board for the Carlson School of Management.

    WALLACE B. DOOLIN has served as President, Chief Executive Officer and a director since January 1994. From January 1992 to January 1994, he served as our Executive Vice President of Development. Mr. Doolin has over 29 years of experience in the restaurant industry including as president of Applebee's Neighborhood Grill & Bar, Senior Vice President of Acquisitions and Concept Development of the W.R. Grace Restaurant Division, President and Chief Executive Officer of Flakey Jake's, director of operations of Steak and Ale Restaurants and an independent restaurant proprietor. Mr. Doolin is active in many food service industry groups and serves as a board member and member of the executive committee of the National Restaurant Association, a director of the Employment Policies Institute, chairperson for the COEX 2000 and fundraiser and volunteer for two anti-hunger associations, Share Our Strength and The North Texas Foodbank.

    JEFF D. WARNE has served as Vice President and Chief Financial Officer since December 1998. Prior to joining Carlson Restaurants, he worked for Carlson Companies from December 1990 to December 1998, where he held the position of Vice President of Business Planning from June 1996 to December 1998, and Director of Business Planning from October 1994 to June 1996. He also worked for the Coopers & Lybrand accounting firm from June 1984 to December 1990, most recently as an audit manager, and is a member of the American Institute of Certified Public Accountants.

    STEPHEN M. KING has served as Chief Operating Officer-T.G.I. Friday's Domestic Business since January 1998. He joined Carlson Restaurants in June 1984 as a financial analyst and has held various positions in the finance department, as well as the position of Vice President of Development. Prior to his current position, he was Executive Vice President of Operations from July 1995 to January 1998. Mr. King served as Vice President of Finance and Chief Financial Officer from February 1989 to July 1995.

    RICHARD T. SNEAD has served as Chief Operating Officer-International Business since January 1998. He joined Carlson Restaurants in April 1997 as Executive Vice President. Prior to joining Carlson Restaurants, Mr. Snead was Senior Vice President of Store Operations and Retail Development at Casual Corner Group, a retail apparel company, from February 1996 to April 1997. Before joining Casual Corner, Mr. Snead served as President of New Business Development and head of the International Business of Lenscrafters, a retail optical company, from December 1993 to January 1996. Mr. Snead also has over 14 years of experience in the restaurant industry with Burger King, serving most recently as President of Burger King-International, and over 10 years of experience in international franchised restaurant operations.

    JOHN F. GILBERT has served as Senior Vice President-Marketing since January 1998. He joined Carlson Restaurants in March 1996 as Vice President of Marketing. Prior to joining Carlson Restaurants, Mr. Gilbert was Vice President of Marketing for General Cinema Theaters, a national movie theater company, from June 1994 to February 1996, where he was responsible for consumer marketing activities and the development of the non-traditional food business. He also served as Senior Director of Marketing for KFC/PepsiCo from January 1990 through June 1994.

    ROSALYN T. MALLET has served as Senior Vice President-Human Resources and Operations Services since September 1998. Ms. Mallet joined Carlson Restaurants as Vice President of Human Resources and Operations Services in July 1997. Prior to joining Carlson Restaurants, she served as Vice President of Human Resources and Training for Applebee's International from January 1996 to July 1997 and as Vice President of Franchise Systems Development for Applebee's from February 1995 to January 1996. Ms. Mallet was also a co-founder and partner of American Service Management Resources, a human resources consulting firm, from October 1988 to February 1995. She is a member of the Board of Directors of AIDS Arms and Share Our Strength.

    ROYCE A. RING has served as Senior Vice President-Emerging Brands since January 1998. He joined Carlson Restaurants as Vice President of Concept Development in July 1997. Our emerging brands currently consist of our cafe and dinner house concepts. Prior to joining Carlson Restaurants, Mr. Ring was Vice President and a partner at Restaurant Development Group from September 1995 until July 1997 and was responsible for corporate development, marketing, profitability and day-to-day operations of fifteen separately branded full-service restaurant concepts in downtown Chicago.

    CHARLES A. EHMKE, JR. has served as Vice President-Information Technology since joining Carlson Restaurants in February 1998. Prior to joining Carlson Restaurants, he served as Vice President of International Systems for Tricon Global Restaurants from March 1991 through February 1998, where he was responsible for creating and implementing strategic information technology plans for the entire international organization, which encompassed three restaurant brands and over 10,000 restaurants.

    RICHARD L. RICHARDSON has served as Vice President-Development since March 1999, after serving as one of our Vice Presidents of Operations since February 1997. Previously, he held various operations positions within Carlson Restaurants from October 1995 to February 1997. From July 1993 to July 1995, Mr. Richardson was Vice President of Operations of the Florida Restaurant Group, a nine unit franchisee of Black-Eyed Pea Restaurants. From July 1982 to July 1993, Mr. Richardson was the Vice President of Operations of Black-Eyed Pea Restaurants.

    LESLIE SHARMAN has served as Vice President-Legal, General Counsel and Secretary since October 1995. Prior to joining Carlson Restaurants, Ms. Sharman was with Burger King from October 1987 to October 1995, where she held the position of Vice President and Assistant General Counsel from October 1991 through October 1995. Ms. Sharman is active in the restaurant industry, with memberships in the International Franchise Association and Roundtable for Women in Foodservice. She is also on the boards of the Women's Foodservice Forum and the American Beverage Institute and acts as Board Counsel to MultiCultural Foodservice and Hospitality Alliance.

    RALPH W. BEHA has served as a director since August 1999. Mr. Beha has been Associate General Counsel and Assistant Secretary of Carlson Companies since September 1997. From July 1992 to March 1997, Mr. Beha served as General Counsel of Control Data Systems, a global systems integration company. From 1982 until July 1992, he held various positions in the Legal Department at Control Data Corporation.

    EDWIN C. GAGE has served as a director since August 1999. Mr. Gage has been the Chairman and Chief Executive Officer of Gage Marketing Group, an integrated marketing services company, since 1992. From 1983 to 1992, Mr. Gage held various positions at Carlson Companies, including President and Chief Executive Officer. Mr. Gage also serves as a director of Carlson Companies, SuperValu, AHL Services and Imaginet.

    MARTYN R. REDGRAVE has served as a director since August 1999. Mr. Redgrave has been the Executive Vice President and Chief Financial Officer of Carlson Companies since February 1994. Prior to joining Carlson Companies, Mr. Redgrave was with PepsiCo, a beverage and snack foods company, for over 14 years, serving in a variety of executive and general management positions for PepsiCo's corporate offices and subsidiaries, including Pizza Hut, Kentucky Fried Chicken and Taco Bell. Most recently he served as the Senior Vice President of Finance and Worldwide Chief Financial Officer of Kentucky Fried Chicken from 1990 to 1994. Prior to joining PepsiCo, Mr. Redgrave was employed by Arthur Andersen and Company for six years in various positions, including Audit Manager.

BOARD OF DIRECTORS; COMMITTEES

    Our board of directors currently consists of five members. We intend to appoint four additional directors, including three non-employee directors, prior to or upon completion of this offering. In addition, prior to or upon completion of this offering, we will establish an audit committee and a compensation committee and we may establish additional committees of the board. All of the members of the audit and compensation committees will be non-employee directors.

    The audit committee of the board will be responsible for recommending to the board the appointment of our independent auditors, analyzing the reports and recommendations of the auditors and reviewing internal audit procedures and controls.

    The compensation committee of the board will be responsible for reviewing and recommending the compensation structure for our officers and directors, including salaries, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Pursuant to provisions of the Delaware General Corporate Law, our current Certificate of Incorporation and Bylaws provide, and our Amended and Restated Certificate of Incorporation and Restated By-Laws will provide, that our directors shall not be personally liable for monetary damages to us or our stockholders for a breach of fiduciary duty to the full extent that the law permits the limitation or elimination of the liability of directors.

COMPENSATION OF DIRECTORS

    Our directors are reimbursed for certain reasonable expenses incurred to attend board meetings. Directors who are also our employees receive no remuneration for services as members of the board of directors or any board committee. Directors are eligible to receive certain grants of stock options. See "Management-Incentive Compensation Plans" for a discussion of director eligibility.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We have not yet established a compensation committee of our board of directors. Prior to or upon completion of this offering, we will establish a compensation committee. Decisions relating to our executive compensation are currently made by our board of directors. Wallace B. Doolin is one of our executive officers and a member of the board of directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more than one executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table contains information concerning compensation for fiscal 1998 earned by our President and Chief Executive Officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION      LONG-TERM
                                                        -----------------------  COMPENSATION      ALL OTHER
NAME AND PRINCIPAL POSITION                             SALARY(1)   BONUS(1)(2)   PAYOUTS(4)    COMPENSATION(5)
------------------------------------------------------  ----------  -----------  -------------  ----------------
Wallace B. Doolin
  President, Chief Executive Officer and Director.....  $  461,654(3)  $ 321,971  $         -      $   13,840
Stephen M. King
  Chief Operating Officer-T.G.I. Friday's Domestic
  Business............................................     250,000     177,874        177,821          11,757
Richard T. Snead
  Chief Operating Officer-International Business......     250,000     120,598              -           2,400
John F. Gilbert
  Senior Vice President-Marketing.....................     190,000      72,196         45,544           8,955
Leslie Sharman
  Vice President-Legal, General Counsel and
  Secretary...........................................     171,000      70,909         27,599           8,540

------------------------------

(1) Includes amounts earned in fiscal 1998 but deferred under our 401(k) plan ($4,800 for each of the named executive officers) and deferred compensation plan ($22,881 for Mr. Doolin, $18,713 for Mr. King, $31,659 for Mr. Gilbert and $18,407 for Ms. Sharman).

(2) Amounts paid to the named executive officers as bonuses are granted according to the Carlson Companies Annual Bonus Plan, which defines performance-based goals for each of the participants. Fiscal 1998 performance goals were tied to financial factors, such as operating income before tax and income after capital charge, and other objectives, such as Year 2000 remediation efforts and strategic goals.

(3) Includes $41,654 of salary earned in fiscal 1998 that was credited to Mr. Doolin's account under the Deferred Compensation Agreement between TGI Friday's Inc. and Mr. Doolin. Under the agreement, we automatically credit 10% of Mr. Doolin's base salary, before any pre-tax reductions, to his account. Additionally, the agreement permits Mr. Doolin to defer up to 25% of his salary and all of his bonus.

(4) Includes amounts paid out or deferred at the election of the named executive officer under the company's Deferred Compensation Plan during fiscal 1998. Mr. Gilbert deferred $29,749 and Ms. Sharman deferred $27,599 of the fiscal 1998 payout amounts.

(5) All Other Compensation includes matching credits we provided under our 401(k) plan ($2,400 for each of the named executive officers) and under our nonqualified deferred compensation plan ($11,440 for Mr. Doolin, $9,357 for Mr. King, $6,555 for Mr. Gilbert and $6,140 for Ms. Sharman).

INCENTIVE COMPENSATION PLANS

CARLSON LEGACY PLAN

    Our executives previously participated in Carlson Companies' Carlson Legacy Plan. The plan is directed toward rewarding key executives of Carlson Companies who have a major impact on Carlson Companies' performance. The selection of the participants and the size of the grant are determined by the sole discretion of the administrative committees. Approximately one-half of the units granted to each of the named executive officers are tied to our performance and one-half are tied to the performance of Carlson Companies. The Management Compensation Committee of Carlson Companies determines the value of the units each year based on formulas tied to the performance of the relevant business units.

    Upon exercise, the participant receives an amount equal to the difference between the value of the exercised units on the date of exercise and their value on the date of the grant. The units are considered vested in full at the end of the third year after grant, at which time they are no longer subject to forfeiture upon any type of termination of the participant's employment. The units awarded may be exercised as to one-third of the units at the end of the third year following the grant, as to two-thirds of the units at the end of the fourth year following the grant and as to all of the units at the end of the fifth year following the grant. Any units that have not been exercised at the end of the sixth year must be paid out or deferred into the deferred compensation plan.

    Following this offering, our executives will no longer receive awards under this plan and their outstanding units will be converted to deferred compensation and/or stock options under our 1999 Stock Incentive Plan, which is described below. Prior to the completion of this offering, the Management Compensation Committee will determine the value of the vested units. Participants who would have vested units at the end of this year will receive the difference between the current value of those units as determined by the Management Compensation Committee and the value of the units on the date they were granted as deferred compensation under our deferred compensation plan.

    In addition, participants with vested units will receive non-qualified stock options under our stock incentive plan with an exercise price equal to the initial public offering price. The number of non-qualified stock options granted to participants upon conversion of their vested units will be determined by multiplying the number of vested units times their current value. The product is then divided by the initial public offering price, which will also be the exercise price, to determine the number of shares that will be subject to the stock options. The stock options that replace vested units will not be subject to forfeiture upon any type of termination of the participant's employment after November 1999. The stock options that replace the units granted in 1994 will become exercisable in December 2000 and will expire in February 2001. The stock options that replace the units granted in 1995 will become exercisable in December 2000 and will expire in December 2001. The stock options that replace the units granted in 1996 will become exercisable in December 2001 and will expire in December 2002.

    Participants with unvested units will receive non-qualified stock options with an exercise price representing a discount from the initial public offering price under our stock incentive plan. The number of non-qualified stock options granted to participants upon conversion of their unvested units will be determined by multiplying the number of unvested units times their current value. The product is then divided by the initial public offering price to determine the number of shares that will be subject to the stock options. The unvested units granted in 1997 will convert to stock options with an exercise price of approximately 82% of the initial public offering price and the unvested units granted in 1998 will convert to stock options with an exercise price of approximately 87% of the initial public offering price. The stock options that replace unvested units will not be subject to forfeiture upon any type of termination of the participant's employment after December 2000 for stock options that replace units granted in 1997 or after December 2001 for stock options that replace units granted in 1998. The stock options that replace units granted in 1997 will become exercisable in December 2001 and will expire in December 2003. The stock options that replace units granted in 1998 will become exercisable in December 2001 and will expire in December 2004.

    The following table provides information concerning units granted to the five named executive officers and Mr. Warne during fiscal 1998 under the Carlson Legacy Plan. Each unit represents the right to receive an amount equal to the difference between the value of the unit on the date of exercise, as determined by Carlson Companies' compensation committee, less the value of the unit on the date of grant.

              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                                PERFORMANCE OR
                                                                 OTHER PERIOD         ESTIMATED FUTURE PAYOUTS
                                                                     UNTIL          UNDER NON-STOCK PRICE-BASED
                                                   NUMBER OF     MATURATION OR                 PLANS
NAME                                                 UNITS         PAYOUT(1)                 MAXIMUM(2)
------------------------------------------------  -----------  -----------------  --------------------------------
Wallace B. Doolin...............................      27,998        Three years
Jeff D. Warne...................................       7,079        Three years
Stephen M. King.................................      13,922        Three years
Richard T. Snead................................      13,922        Three years
John F. Gilbert.................................       8,172        Three years
Leslie Sharman..................................       4,540        Three years

------------------------

(1) The units previously vested after three years. However, upon completion of this offering, the units will be converted into stock options under our 1999 Stock Incentive Plan that will vest in two years and have a five year term.

(2) These payout amounts state the number of stock options into which the units granted in fiscal 1998 will be converted upon consummation of this offering
    based on an assumed initial public offering price of $    per share.

CARLSON RESTAURANTS WORLDWIDE INC. 1999 STOCK INCENTIVE PLAN

    It is anticipated that, prior to the consummation of this offering, our board of directors and Carlson Companies, as our sole stockholder, will approve, effective on the consummation of this offering, the Carlson Restaurants
Worldwide Inc. 1999 Stock Incentive Plan. A total of             shares of Class
A common stock will be reserved for issuance under the stock incentive plan. The stock incentive plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, and the grant of options that do not so qualify. The exercise price of options granted under the stock incentive plan must be at least equal to the fair market value of the Class A common stock on the date of grant, provided that grants of nonqualified stock options made pursuant to conversion of awards under the Carlson Legacy Plan may be at less than fair market value. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option. The stock incentive plan provides, that, upon a merger, consolidation or other fundamental change, all outstanding plan options and other awards may be substituted with similar options or awards of the corporation surviving any such merger or consolidation, or such options or awards may be made immediately exercisable in full. The stock incentive plan also provides for awards of stock appreciation rights, restricted stock and other stock-based awards, as well as performance units.

    The stock incentive plan will be administered by our compensation committee. By the terms of the stock incentive plan, the compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the stock incentive plan. Incentive stock options may be granted under the stock incentive plan to our key employees and the key employees of our affiliates within the meaning of the Internal Revenue Code, including officers and directors who are also employees. Nonqualified options may be granted under the stock incentive plan to officers and other employees and to directors and other individuals providing services to us, whether or not they are our employees.

STOCK OPTION GRANTS AS OF THE OFFERING

    As of the offering, our named executive officers and Mr. Warne will hold the following options to purchase our Class A common stock under our 1999 Stock Incentive Plan:

                                                                                                 POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                          ---------------------------------------------------        ANNUAL RATES
                                           NUMBER OF    % OF TOTAL                                  OF STOCK PRICE
                                          SECURITIES      OPTIONS                                  APPRECIATION FOR
                                          UNDERLYING    GRANTED TO     EXERCISE                      OPTION TERM
                                            OPTIONS    EMPLOYEES IN    OR BASE    EXPIRATION   ------------------------
NAME                                      GRANTED(1)    FISCAL YEAR    PRICE(2)      DATE         5%(3)       10%(3)
----------------------------------------  -----------  -------------  ----------  -----------  -----------  -----------
Wallace B. Doolin.......................                                                    (1)
Jeff D. Warne...........................                                                    (1)
Stephen M. King.........................                                                    (1)
Richard T. Snead........................                                                    (1)
John F. Gilbert.........................                                                    (1)
Leslie Sharman..........................                                                    (1)

------------------------

(1) These options will be granted as of the date the offering is completed.

(2) Calculated based upon an assumed initial public offering price of $    per
    share.

(3) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our Class A common stock.

DEFERRED COMPENSATION PLANS

RESTATED TGI FOR YOUR INVESTMENT PLAN

    All of our employees, including our executive officers, may participate in the TGI For Your Investment Plan, our 401(k) savings plan. Participants may elect to contribute between one and ten percent of their basic salary under the plan each year, up to the annual federal limit established by the Internal Revenue Service. Each year we make a matching contribution equal to 25% of the participant's contribution up to a maximum of ten percent of the participant's base salary. We may also make an additional discretionary matching contribution of up to 25% of the participant's contribution for the year. Participants are fully vested in their own compensation and our previous long-term incentive plan payout contributions when the amounts are credited to their account. In addition to other events that may accelerate vesting, a participant becomes fully vested in the matching contribution made by the company in the employee's fifth year of service.

TGI FRIDAY'S INC. DEFERRED COMPENSATION PLAN

    We offer our executive officers and other highly compensated employees an opportunity to defer amounts of their salary, bonus and long-term incentive plan compensation under the TGI Friday's Deferred Compensation Plan. This is a nonqualified plan that is only available for participants who have contributed the maximum amount permitted under our 401(k) plan. Each year we make a contribution to the participant's account based on the salary and/or bonus reduction agreement with the participant for that year and an additional matching contribution equal to 25% of the participant's contribution up to a maximum of ten percent of the participant's base salary less the maximum permitted salary reduction under the 401(k) plan. Furthermore, we may make an additional discretionary matching contribution equal to a maximum of 10% of the participant's base salary less the maximum permitted salary reduction under the 401(k) plan. Participants can defer up to 25% of their salary compensation under the 401(k) plan and deferred compensation plan. If the participant is a key employee, the entire amount of a participant's bonus may be deferred under the deferred compensation plan. Participants are fully vested in their own compensation and long-term incentive plan payout contributions when the amounts are credited to their account. In addition to other events that may accelerate vesting, a participant becomes fully vested in the matching contributions made by the company in the employee's fifth year of service.

          RELATIONSHIP WITH CARLSON COMPANIES AND RELATED TRANSACTIONS

    Immediately prior to this offering, our sole stockholder is Carlson Companies. Upon completion of this offering, Carlson Companies will beneficially own 100% of our outstanding Class B common stock. The Class B common stock is entitled to ten votes per share on any matter submitted to a vote of our stockholders. Upon completion of this offering, the common stock beneficially
owned by Carlson Companies will represent in the aggregate   % of the combined
voting power of all of our outstanding common stock, or   % if the underwriters'
over-allotment option is exercised in full. For as long as Carlson Companies continues to beneficially own shares of common stock representing more than 50% of the combined voting power of our common stock, Carlson Companies will be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. Similarly, Carlson Companies will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of the company and could take other actions that might be favorable to Carlson Companies.

    Carlson Companies has advised us that its current intent is to continue to hold all of the common stock beneficially owned by it following this offering. However, Carlson Companies is not subject to any contractual obligations to retain its controlling interest, except that Carlson Companies has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC. As a result, there can be no assurance as to the period of time during which Carlson Companies will maintain its beneficial ownership of common stock of the company owned by it following the offering.

    We have entered into, or will enter into, agreements and arrangements with Carlson Companies, governing the relationships between us and Carlson Companies, and providing for the allocation of tax and other liabilities and obligations relating to periods prior to and after the offering. See Notes 6, 7, 8 and 10 to the Notes to Consolidated Financial Statements for a description of the amounts we have paid to Carlson Companies pursuant to these agreements and arrangements in 1998 and prior years. We also plan to continue purchasing goods and services from Carlson Companies and its affiliates in the ordinary course of business. Copies of the forms of our agreements with Carlson Companies are filed as exhibits to the registration statement of which this prospectus is a part. Our principal agreements and arrangements with Carlson Companies are described below. We currently estimate that the fees that we will pay to Carlson Companies for marketing, financial, administrative and support services during fiscal 2000 will be approximately $2.5 to $3.0 million.

    TERMS OF THE SHARED SERVICES AGREEMENT. We have entered into a shared services agreement with Carlson Companies whereby various services are provided to us by Carlson Companies. The shared services agreement has a term of ten years subject to early termination if Carlson Companies' ownership falls below 50% of the total outstanding shares of our common stock. The agreement applies to areas such as risk management and insurance services, employee benefits services, processing of accounts payable, accounts receivable, general ledger, fixed assets and other accounting functions, certain tax and treasury services, cash management services, information technology and management information services support and the procurement of certain supplies. These services were provided by

Carlson Companies prior to our entering into the shared services agreement. The cost of the provided services is computed on generally the same terms as it was prior to the shared services agreement. The methods of billing are determined by the type of service being provided and are comparable to the methods used to calculate amounts billed to Carlson Companies' other subsidiaries. These methods include Carlson Companies' total cost of providing the service, actual third-party costs plus administrative expenses incurred by Carlson Companies, the company funded and employee funded payroll deductions for participation in the employee benefit plans, the pro rata allocation across Carlson Companies for savings realized by volume purchasing, and actuarially determined or third-party premiums for insurance programs. In addition, we will pay Carlson Companies a flat monthly fee of $66,667 for unallocated general and administrative services.

    TERMS OF THE TAX SHARING AGREEMENT. We are currently part of a consolidated tax group with Carlson Companies and it has historically controlled all of our tax decisions. Following this offering, we will no longer be part of Carlson Companies' consolidated tax group for federal income tax purposes. We have entered into a tax sharing agreement with Carlson Companies, effective as of August 1, 1999, which provides for the allocation of tax benefits and obligations during the periods that we are included in the consolidated federal or combined state and local income tax returns filed by Carlson Companies. The tax sharing agreement generally requires us to pay Carlson Companies the amount of federal, state and local taxes that we would have been required to pay had we filed our own tax return or returns and not been included in Carlson Companies' consolidated or combined groups. Notwithstanding the tax sharing agreement, we are jointly and severally liable for taxes due for all periods during which we are included in the Carlson Companies' consolidated group. Carlson Companies continues to control our tax decisions with respect to periods for which we are part of Carlson Companies' consolidated or combined tax group.

    TERMS OF ARRANGEMENTS WITH PROVISIONS. We have used and plan to continue to use the services of Provisions, a division of Carlson Companies, as a buying agent for the negotiation of purchase arrangements and discounts with vendors of food, beverages and other supplies for our owned and franchised restaurants. Our restaurants order items from an independent national distribution company that obtains products on terms negotiated by Provisions. Provisions also provides us with additional services such as quality assurance audits of vendors, assistance in developing product specifications and product sourcing services. We do not pay Provisions for the services it provides to us, although Provisions receives compensation directly from vendors in the form of discounts, commissions and other fees. We do not pay Provisions any fees for food or other restaurant supplies purchased on terms negotiated by Provisions. Additionally, if we receive a rebate from an equipment vendor due to terms negotiated by Provisions, we pass that rebate on to Provisions.

    TERMS OF INSURANCE ARRANGEMENTS. We participate in the company-wide risk management and insurance program of Carlson Companies. We pay premiums, determined annually by an independent actuary, to NAFCO Insurance Company, Ltd., a wholly-owned subsidiary of Carlson Holdings, Inc., for retained casualty losses for workers' compensation and liability insurance coverages. Carlson Holdings, Inc. is the parent company of Carlson Companies. We pay for a portion of the premium costs on insurance policies bought by Carlson Companies, based on our proportion of loss experience under those policies. We also pay for a portion of the Carlson Companies risk management and insurance administration costs, including claims handling, actuarial services and letters of credit, based primarily on our proportion of services used.

    TERMS OF CASH MANAGEMENT PROGRAM AND INTERCOMPANY CREDIT AGREEMENT. Historically, we have participated in Carlson Companies' centralized cash management program. Cash received from operations is transferred to Carlson Companies' centralized cash accounts and cash disbursements are funded from the centralized cash accounts on a daily basis. On August 19, 1999, we entered into an intercompany credit agreement with Carlson Companies, under which we will continue to participate in Carlson Companies' cash management program. Cash requirements for our day-to-day operating purposes, and for our capital expenditures, are met with advances under the credit agreement. On any business day that we have excess cash available, we may, at our option, use it to repay any outstanding advances we have under the intercompany credit agreement, or make an advance to Carlson Companies if no advances are outstanding. Advances we make to Carlson Companies bear interest at the three-month LIBOR at the time of the advance.

    The maximum borrowing availability under the intercompany credit agreement is $225.0 million prior to the completion of this offering, and $105.0 million after completion of this offering and the application of the net proceeds to repay a portion of our intercompany indebtedness. As part of the intercompany credit agreement, a $120.0 million promissory note to Carlson Companies in partial payment of a dividend and a $70.4 million note to Carlson Companies, which represented indebtedness allocated to us by Carlson Companies, were refinanced along with accrued interest. The proceeds from this offering will be used to partially repay indebtedness to Carlson Companies. The interest rate on all advances made under the intercompany credit agreement is 1.25% over the three-month LIBOR at the time of the advance. The intercompany credit agreement will expire on December 31, 2001, unless Carlson Companies' ownership of all outstanding shares of our common stock falls below 50% in which case the credit agreement may be terminated upon 90 days notice by either party.

    TERMS OF FRIDAY'S GOLD POINTS PROGRAM. Our company owned or operated and franchised T.G.I. Friday's and Italianni's restaurants participate in a loyalty program that offers guests points for purchases made in the restaurants. The points can be redeemed for in-restaurant food items and other awards. From 1995 through the first quarter of 1999, we participated in and administered a program which operated under the names Frequent Friday's for T.G.I. Friday's restaurants and Pasta Points for Italianni's restaurants. We are in the process of converting the Frequent Friday's and Pasta Points programs into Gold Points, which is a loyalty program administered by Gold Points Corporation, a wholly-owned subsidiary of Carlson Companies. We are in the process of negotiating a license agreement for the use of this program in our restaurant systems. We are also negotiating an agreement with our domestic franchisees for the use of Gold Points in the T.G.I. Friday's franchise system. This program may result in additional liability to us if a franchisee ends participation in the program and does not fully fund the estimated cost of redeeming outstanding guest points.

    TERMS OF REAL ESTATE RELATIONSHIPS. We lease five properties from Carlson Companies, or affiliates of Carlson Companies, for operation of our restaurants. The lease terms generally range from five to twenty years with five-year renewal options. The rental amounts we pay Carlson Companies under each lease include a fixed rental fee plus a fee based on a percentage of our gross sales at that restaurant. We paid Carlson Companies approximately $300,000 during fiscal 1998 under these lease agreements. In addition, Carlson Companies has guaranteed payment of ten of our restaurant leases. Real estate commitments under such guarantees were approximately $5.0 million as of December 28, 1998. We are also the general partner in four limited partnerships which were formed for the purpose of acquiring a restaurant site, constructing a restaurant on the site and leasing the restaurant back to us. The limited partners in these limited partnerships include some of our officers, employees and Carlson Companies. We believe that the terms of these arrangements are no less favorable to us than could be obtained from non-affiliated persons.

                             PRINCIPAL STOCKHOLDER

    Prior to this offering, Carlson Companies, through its wholly-owned subsidiary Carlson Hospitality Worldwide Inc., owned 100% of our capital stock. Following this offering, Carlson Hospitality Worldwide will beneficially own 100% of our outstanding Class B common stock and, accordingly, will own common
stock representing approximately   % of the economic interest in our company, or
  % if the underwriters' over-allotment options are exercised in full. This
represents approximately   % of the combined voting power of our outstanding
common stock, or   % if the underwriters' over-allotment option is exercised in full. Beneficial ownership of at least 80% of our total voting power is required in order for Carlson Hospitality Worldwide to be able to effect a tax-free spin-off or certain other tax-free transactions. The address of Carlson Hospitality Worldwide is Carlson Parkway, P.O. Box 59159, Minneapolis, Minnesota 55459-8249. All of the outstanding capital stock of Carlson Holdings, Inc., of which Carlson Companies is a wholly-owned subsidiary, is held as follows. One-half of the voting common stock is held in one or more trusts over which Marilyn C. Nelson, as trustee, holds the sole voting power and one-half of the voting common stock is held in one or more trusts over which Barbara C. Gage, as trustee, holds the sole voting power. The address of Ms. Nelson is Carlson Parkway, P.O. Box 59159, Minneapolis, Minnesota 55459-8249, and the address of Ms. Gage is 10000 Highway 55, Minneapolis, Minnesota 55441. Ms. Nelson and Ms. Gage are sisters. Ms. Nelson is the mother of Curtis C. Nelson, the Chairman of our Board of Directors. Ms. Gage is the spouse of Edwin C. Gage, one of our directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this offering, the             shares of Class A
common stock sold in this offering will be freely tradable without restriction under the Securities Act of 1933, unless purchased by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act. Carlson Companies and our directors and officers have agreed not to sell or dispose of any shares of common stock or securities convertible into or exchangeable or exercisable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC. We can give no assurance concerning how long these parties will continue to hold their common stock after this offering.

    After this offering, Carlson Companies will own 100% of our outstanding Class B common stock. Any common stock held by one of our affiliates will be subject to the resale limitations required by Rule 144. Rule 144 defines an affiliate as a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with the issuer.

    After this offering, Carlson Companies will be our affiliate. Therefore, as long as Carlson Companies remains an affiliate, they may sell our common stock only:

    - under an effective registration statement under the Securities Act,

    - under Rule 144, or

    - under another exemption from registration.

    Carlson Companies is not under any contractual obligation to retain our common stock, except during the 180-day period noted above.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year, within any three-month period commencing 90 days after the date of this prospectus, may sell a number of shares that does not exceed the greater of:

    - one percent of the number of shares of Class A common stock then
      outstanding, this would be       shares immediately after this offering,
      or

    - the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    We intend to file a registration statement on Form S-8 covering all shares of common stock issuable upon exercise of stock options to be issued upon completion of this offering and stock options or other benefits to be granted under our stock incentive plan. Upon the consummation of this offering, we will have outstanding stock options with respect to an aggregate of shares of common stock. Upon this registration on Form S-8, an additional shares of common stock, together with any additional shares of common stock which will be issuable pursuant to stock options or other benefits to be granted under our stock incentive plan, will be eligible for sale in the public market.

    Prior to the offering, there has been no market for the Class A common stock, and we cannot predict the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Class A common stock in the public market following the offering, or the perception that sales may occur, could adversely affect the prevailing market price of the Class A common stock and our ability to raise capital through a public offering of our equity securities.

                          DESCRIPTION OF CAPITAL STOCK

    Upon consummation of this offering, our authorized capital stock will consist of 135,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Of the 135,000,000 shares of common stock, 100,000,000 shares will be designated as Class A common stock and 35,000,000 shares will be designated as Class B common stock. There are no shares of preferred stock outstanding as of the date of this prospectus. Of the 100,000,000 shares of common stock designated as Class A
common stock,             shares are being sold by us in this offering and
            shares are reserved for issuance upon conversion of Class B common stock into Class A common stock. Of the 35,000,000 shares of common stock
designated as Class B common stock,             shares will be outstanding and
held by Carlson Companies upon consummation of this offering. A description of the material terms and provisions of our Amended and Restated Certificate of Incorporation affecting the relative rights of the Class A common stock, the Class B common stock and the preferred stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to the form of our Amended and Restated Certificate of Incorporation and Restated By-Laws filed with the registration statement relating to this prospectus.

DESCRIPTION OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally all matters to be voted on by the stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by a proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

    DIVIDENDS. The holders of Class A common stock and Class B common stock share equally in any dividends or distributions made by us. Our board of directors currently intends to retain future earnings for the development of our business and does not anticipate paying regular quarterly dividends on the Class A common stock or Class B common stock for the foreseeable future. Under Delaware law, the declaration of dividends is within the discretion of the board of directors and future dividends, if any, will depend upon various factors, including our net income, current and anticipated cash needs and any other factors deemed relevant by the board of directors. By virtue of their stock ownership, Carlson Companies will have the ability to change the size and composition of our board of directors and control the payment of dividends by us.

    CONVERSION. Each share of Class B common stock is convertible into one share of Class A common stock. Any shares of Class B common stock transferred to a person other than Carlson Companies or any of its subsidiaries shall automatically convert to shares of Class A common stock upon such disposition, except for a disposition effected in connection with a transfer of Class B common stock to the beneficial owners of Carlson Companies as a dividend intended to be a tax-free spin-off. No assurance can be given that such conversion would be consummated. Carlson Companies has no current plans with respect to a tax-free spin-off of our company.

    All shares of Class B common stock shall automatically convert into Class A common stock if the number of outstanding shares of Class B common stock falls below 20% of the outstanding shares of common stock. This will prevent Carlson Companies from decreasing its economic interest in the company to less than %
while still retaining control of approximately       of the voting power of our
company. All conversions will be effected on a share-for-share basis.

    Automatic conversion of the Class B common stock into Class A common stock if Carlson Companies decreases its economic interest in our company to less than 20% is intended to ensure that Carlson Companies retains voting control by virtue of its ownership of Class B common stock only if it has a sizable economic interest in our company.

    OTHER RIGHTS. In the event of our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

    No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

    Upon consummation of this offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

    Application has been made for the Class A common stock to be approved for listing on the New York Stock Exchange under the symbol "CWR."

PREFERRED STOCK

    Our Amended and Restated Certificate of Incorporation permits us to issue up to 10,000,000 shares of preferred stock, from time to time, in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. Our board of directors is authorized by our Amended and Restated Certificate of Incorporation to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without stockholder approval, may issue preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and could have certain anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.

CORPORATE OPPORTUNITIES

    Our Amended and Restated Certificate of Incorporation provides:

    - neither Carlson Companies nor any subsidiary of Carlson Companies shall have a duty to refrain from engaging directly or indirectly, in the same or similar business activities or lines of business as us; and

    - neither Carlson Companies nor any subsidiary of Carlson Companies or any officer or director of Carlson Companies will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities or of such person's participation in such activities.

    Our Amended and Restated Certificate of Incorporation also provides that if Carlson Companies or any subsidiary of Carlson Companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity both for Carlson Companies or such subsidiary and for us, neither Carlson Companies nor such subsidiary shall have a duty to communicate or offer such corporate opportunity to us and shall not be liable to our company or our stockholders for breach of fiduciary duty as a stockholder or controlling person of a stockholder by reason of the fact that Carlson Companies or such subsidiary pursues or acquires such opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us.

    Where corporate opportunities are offered to persons who are directors or officers of both us and Carlson Companies, our Amended and Restated Certificate of Incorporation provides that such director or officer will have fully satisfied his or her fiduciary duty to us and to our stockholders and will have no liability to us or our stockholders if such person acts in a manner consistent with the following policy:

    - a corporate opportunity offered to any person who is an officer of our company and also a director of Carlson Companies belongs to us;

    - a corporate opportunity offered to any person who is one of our directors and who is also a director or officer of Carlson Companies, shall belong to us if such opportunity is expressly offered to such person solely in his or her capacity as one of our directors, and otherwise shall belong to Carlson Companies; and

    - a corporate opportunity offered to any person who is an officer of both of us and Carlson Companies shall belong to us.

    These provisions of our Amended and Restated Certificate of Incorporation attempt to eliminate certain rights that might have been available to stockholders under Delaware law had such provisions not been included in the Amended and Restated Certificate of Incorporation, although the enforceability of such provisions has not been established and there is an absence of relevant judicial authority.

    Our board of directors currently consists of five members, four of whom serve concurrently as members of the board of directors and/or officers of Carlson Companies. In addition, a significant number of our associates and officers will also be associates or officers of Carlson Companies or its subsidiaries.

    These provisions of our Amended and Restated Certificate of Incorporation shall expire on the date that Carlson Companies ceases to own beneficially common stock representing at least 20% of the outstanding shares of common stock.

ADVANCE NOTICE PROVISION

    Our Restated By-laws will provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by us not less than 60 days prior to the date fixed for the annual meeting, and must contain certain information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholders submitting the proposal.

POTENTIAL ANTI-TAKEOVER EFFECT OF PROVISIONS OF CHARTER DOCUMENTS AND DELAWARE GENERAL CORPORATION LAW

    Our Amended and Restated Certificate of Incorporation will authorize our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the powers, preferences, privileges, rights, including voting rights, qualifications, limitations and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Our Amended and Restated Certificate of Incorporation and Restated By-Laws, among other things, also require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders, do not permit cumulative voting in the special meetings of stockholders, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations.

    We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder:

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include:

    - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within the three years immediately prior to the relevant date; and

    - the affiliates and associates of any such person.

    Under certain circumstances, Section 203 of the DGCL makes it more difficult for an interested stockholder to effect various business combinations with the company for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed thereunder, Carlson Companies is not an interested stockholder within the meaning of Section 203 and, by virtue of its beneficial ownership of common stock, Carlson Companies is in a position to elect to exclude us from the restrictions under Section 203, but currently has no intention to do so.

TRANSFER AGENT AND REGISTRAR

    Bank of New York has been appointed as the transfer agent and registrar for our common stock.

                                  UNDERWRITING

    We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Dean Witter are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have each agreed to purchase, the number of shares of Class A common stock listed next to its name in the following table.

                                                                   NUMBER OF
UNDERWRITER                                                         SHARES
----------------------------------------------------------------  -----------
Banc of America Securities LLC..................................
Merrill, Lynch, Pierce, Fenner & Smith
           Incorporated.........................................
Morgan Stanley Dean Witter......................................
                                                                  -----------
  Total.........................................................
                                                                  -----------
                                                                  -----------

    The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

    The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to some dealers a concession of not more than $ per share. The underwriters may also allow, and any other dealers may reallow, a concession of not more than $ per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The Class A common stock is offered subject to a number of conditions, including:

    - receipt and acceptance of the Class A common stock by the underwriters, and

    - the right on the part of the underwriters to reject orders in whole or in part.

    We have granted the underwriters an option to buy up to       additional
shares of Class A common stock. These additional shares would cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

    We and Carlson Companies, as our sole stockholder, have entered into lock-up agreements with the underwriters. Under these agreements, we may not issue any new shares of common stock (except on exercise of outstanding options), and Carlson Companies may not dispose of any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

    We will indemnify the underwriters against some liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

    In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include:

    - short sales,

    - stabilizing transactions, and

    - purchases to cover positions created by short sales.

    Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress.

    The underwriters also may impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

    The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including:

    - over-allotment,

    - stabilization,

    - syndicate covering transactions, and

    - imposition of penalty bids.

    As a result of these activities, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by this prospectus.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between us and the underwriters. Among the factors to be considered in such negotiations are:

    - our history and prospects, taking into account the prospects of the industries in which we compete,

    - our past and present financial performance,

    - an assessment of our management,

    - the present state of our development,

    - the prospects for our future earnings,

    - the prevailing market conditions of relevant United States securities markets at the time of this offering, and

    - market valuations of publicly traded companies that we and the representatives believe to be comparable to us.

                                 LEGAL MATTERS

    The validity of the shares of Class A common stock offered by this prospectus and other legal matters will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. The validity of the shares of Class A common stock offered by this prospectus will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                            -----------
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES
  (unaudited)

Condensed Consolidated Balance Sheets as of December 28, 1998 and June 28, 1999...........................         F-2

Condensed Consolidated Statements of Operations for the twenty-six week periods ended June 29, 1998 and
  June 28, 1999...........................................................................................         F-3

Condensed Consolidated Statements of Cash Flows for the twenty-six week periods ended June 29, 1998 and
  June 28, 1999...........................................................................................         F-4

Notes to Condensed Consolidated Financial Statements......................................................         F-5

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS OF CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

Report of Independent Public Accountants..................................................................         F-8

Consolidated Balance Sheets as of December 29, 1997 and December 28, 1998.................................         F-9

Consolidated Statements of Operations for the fiscal years ended December 30, 1996, December 29, 1997, and
  December 28, 1998.......................................................................................        F-10

Consolidated Statements of Stockholder's Equity for the fiscal years ended December 30, 1996, December 29,
  1997, and December 28, 1998.............................................................................        F-11

Consolidated Statements of Cash Flows for the fiscal years ended December 30, 1996, December 29, 1997, and
  December 28, 1998.......................................................................................        F-12

Notes to Consolidated Financial Statements................................................................        F-13

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                        DECEMBER 28,            JUNE 28,
                                                            1998                  1999
                                                    --------------------   -------------------
                                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.......................    $         50,364      $         60,925
  Accounts and notes receivable, net..............              18,669                19,504
  Inventories.....................................               6,126                 5,978
  Prepaid expenses and other assets...............               4,972                 5,057
  Assets held for sale, net.......................               4,116                 4,091
                                                              --------              --------
    Total current assets..........................              84,247                95,555
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET.........             180,791               192,340
DEFERRED INCOME TAXES.............................               7,614                 7,845
GOODWILL, net.....................................              27,298                26,027
OTHER ASSETS, net.................................              22,929                23,074
                                                              --------              --------
    Total assets..................................    $        322,879      $        344,841
                                                              --------              --------
                                                              --------              --------

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:

  Current maturities of long-term obligations...............    $          1,498      $            580
  Accounts payable..........................................              12,866                13,987
  Dividend payable..........................................                   -                55,000
  Accrued liabilities.......................................              36,475                44,657
                                                                        --------              --------
    Total current liabilities...............................              50,839               114,224
LONG-TERM OBLIGATIONS, less current maturities..............               8,797                 8,631

LONG-TERM DEBT-AFFILIATE....................................              70,359               193,034

OTHER LIABILITIES...........................................              23,559                24,143
                                                                        --------              --------
    Total liabilities.......................................             153,554               340,032
MINORITY INTERESTS..........................................               2,694                 2,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:

  Common stock, par value $1.00, 100 shares authorized, 1
    share issued and outstanding............................                   -                     -
  Additional paid-in capital................................              80,088                 2,479
  Unrealized holding losses of marketable securities........                (271)                 (231)
  Retained earnings.........................................              86,814                     -
                                                                        --------              --------
    Total stockholder's equity..............................             166,631                 2,248
                                                                        --------              --------
    Total liabilities and stockholder's equity..............    $        322,879      $        344,841
                                                                        --------              --------
                                                                        --------              --------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                            TWENTY-SIX WEEK PERIOD
                                                                                                    ENDED
                                                                                            ----------------------
                                                                                             JUNE 29,    JUNE 28,
                                                                                               1998        1999
                                                                                            ----------  ----------
REVENUE:

  Company restaurant sales................................................................  $  233,772  $  275,130
  Managed restaurant revenue..............................................................      37,332      41,093
  Franchising revenue.....................................................................      16,890      19,593
  Licensing revenue.......................................................................       1,521       1,630
                                                                                            ----------  ----------
    Total revenue.........................................................................     289,515     337,446
COST AND EXPENSES:

  Cost of sales...........................................................................      79,630      91,702
  Restaurant operating expenses...........................................................     152,745     181,021
  General and administrative expenses.....................................................      31,792      28,240
  Depreciation and amortization expense...................................................      13,288      15,437
  Other (income) expense, net.............................................................         (99)      1,696
                                                                                            ----------  ----------
INCOME FROM OPERATIONS....................................................................      12,159      19,350

INTEREST EXPENSE, NET.....................................................................       1,787       3,082
                                                                                            ----------  ----------
INCOME BEFORE INCOME TAXES................................................................      10,372      16,268

PROVISION FOR INCOME TAXES................................................................       3,754       5,691
                                                                                            ----------  ----------
NET INCOME................................................................................  $    6,618  $   10,577
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these condensed consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                            TWENTY-SIX WEEK PERIOD
                                                                                                    ENDED
                                                                                            ----------------------
                                                                                             JUNE 29,    JUNE 28,
                                                                                               1998        1999
                                                                                            ----------  ----------
OPERATING ACTIVITIES:

  Net income..............................................................................  $    6,618  $   10,577
    Non-cash items included in net income:
      Depreciation and amortization.......................................................      13,288      15,437
      Provision for deferred compensation.................................................       1,753       2,126
      Recognition of deferred franchise revenue...........................................        (212)       (492)
      Loss on impairment of assets........................................................           -       1,250
      Deferred income taxes...............................................................        (909)       (231)
      Other non-cash items, net...........................................................          50         211
  Changes in:
      Accounts receivable.................................................................      (2,283)     (1,148)
      Inventories.........................................................................          23         148
      Prepaid expenses and other assets...................................................         342         (85)
      Accounts payable....................................................................      (2,266)      1,121
      Accrued liabilities.................................................................         747       5,870
                                                                                            ----------  ----------
        Net cash provided by operating activities.........................................      17,151      34,784
                                                                                            ----------  ----------
INVESTING ACTIVITIES:

  Purchases of property, equipment and improvements.......................................     (24,213)    (26,613)
  Investments in unconsolidated joint ventures............................................      (1,647)     (1,160)
  Distributions from unconsolidated joint ventures........................................       1,148       1,325
  Acquisition of other assets.............................................................      (5,657)       (348)
  Proceeds from sale of land..............................................................           -         960
  Collection of notes receivable..........................................................         901          22
                                                                                            ----------  ----------
        Net cash used in investing activities.............................................     (29,468)    (25,814)
                                                                                            ----------  ----------
FINANCING ACTIVITIES:

  Proceeds from long-term obligations.....................................................       2,554         297
  Proceeds from long-term debt-affiliate..................................................       7,422       2,675
  Principal payments on long-term obligations.............................................         (16)     (1,381)
                                                                                            ----------  ----------
        Net cash provided by financing activities.........................................       9,960       1,591
                                                                                            ----------  ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......................................      (2,357)     10,561

CASH AND CASH EQUIVALENTS, beginning of period............................................      27,061      50,364
                                                                                            ----------  ----------

CASH AND CASH EQUIVALENTS, end of period..................................................  $   24,704  $   60,925
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Supplemental disclosure of cash flow information:
  Interest paid...........................................................................  $      762  $      914
  Income taxes............................................................................  $    3,879  $    3,102
Noncash investing and financing activities:
  Dividend:
    Paid with promissory note.............................................................           -  $  120,000
    Dividend payable......................................................................           -  $   55,000
  Debt incurred for purchase of restaurant assets.........................................  $    1,805  $        -

  The accompanying notes are an integral part of these condensed consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         TWENTY-SIX WEEK PERIODS ENDED JUNE 29, 1998 AND JUNE 28, 1999

                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

    The accompanying unaudited condensed consolidated balance sheet as of June 28, 1999, and the unaudited condensed consolidated statements of operations and cash flows for the twenty-six week periods ended June 29, 1998 and June 28, 1999 should be read in conjunction with the consolidated financial statements and accompanying footnotes of Carlson Restaurants Worldwide Inc. (the "Company") as of December 29, 1997 and December 28, 1998 and for each of the three years in the period ended December 28, 1998, included elsewhere herein. In the opinion of management, the accompanying consolidated financial statements contain all material adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the Company's financial position, results of operations, and cash flows. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to applicable rules and regulations, although the Company believes that the disclosures herein are adequate to make the information presented not misleading. The operating results for the interim periods are not necessarily indicative of the results to be expected for a full year.

2. ACCRUED LIABILITIES:

    Accrued liabilities consist of the following (in thousands):

                                                                   DECEMBER 28,    JUNE 28,
                                                                       1998          1999
                                                                   ------------  ------------
Accrued compensation.............................................   $   10,985    $   10,147
Gift certificates liability......................................        4,573         2,618
Deferred franchise revenue.......................................        4,181         3,230
Advertising expenses.............................................        2,893         7,291
Property taxes...................................................        2,756         3,595
Sales taxes......................................................        2,847         3,311
Federal income taxes.............................................        1,016         5,101
Other............................................................        7,224         9,364
                                                                   ------------  ------------
                                                                    $   36,475    $   44,657
                                                                   ------------  ------------
                                                                   ------------  ------------

    The Company's liability for advertising expenses has risen from the December 1998 level due to an increase in domestic marketing initiatives. The increase in tax liabilities is the result of the timing of interim tax payments to the various governmental authorities.

3. LONG-TERM DEBT-AFFILIATE:

    In partial payment of a dividend declared on June 16, 1999, the Company issued a $120,000,000 promissory note to Carlson Companies, Inc., our sole stockholder, on June 28, 1999. The promissory note bears annual interest at 7.8% and is due June 30, 2004. In addition, on August 19, 1999, the Company entered into an Intercompany Credit Agreement with Carlson Companies, under which the Company can borrow up to $225,000,000 prior to the completion of the anticipated initial public offering of the Company's securities, and $105,000,000 after completion of the anticipated offering and application of the net proceeds to repay intercompany indebtedness. Amounts borrowed under this

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

         TWENTY-SIX WEEK PERIODS ENDED JUNE 29, 1998 AND JUNE 28, 1999

                                  (UNAUDITED)

3. LONG-TERM DEBT-AFFILIATE: (CONTINUED) agreement bear interest at the three-month London Inter-Bank Offered Rate ("LIBOR") on the date of the advance plus 1.25%. This agreement expires on December 31, 2001 or earlier if certain events occur, including if Carlson Companies' ownership of all outstanding shares of the Company's common stock falls below 50%, in which case the agreement may be terminated upon 90 days notice by either party. All intercompany indebtedness was refinanced by this agreement.

4. STOCKHOLDER'S EQUITY:

    On June 16, 1999 the Company's Board of Directors declared a $175,000,000 dividend to Carlson Companies, of which $120,000,000 was paid on June 28, 1999 in the form of the promissory note due June 30, 2004, and $55,000,000 was paid in cash subsequent to June 28, 1999 (see Note 8).

5. ALLOCATED GENERAL AND ADMINISTRATIVE EXPENSES:

    The Company has historically been allocated certain charges for general and administrative expenses incurred by Carlson Companies. These allocated expenses totalled $5,700,000 during the twenty-six week period ended June 29, 1998. Beginning in fiscal 1999, the Company will not be allocated these general and administrative expenses and, accordingly, a comparable expense is not reflected in the accompanying statement of operations for the twenty-six week period ended June 28, 1999.

6. COMPREHENSIVE INCOME:

    Comprehensive income for the twenty-six week periods ended June 29, 1998 and June 28, 1999 is substantially equal to net income as reported.

7. SEGMENT AND RELATED INFORMATION:

    The Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information," in 1998, which establishes standards for reporting certain information about operating segments, their products and services, geographic areas of operations and major customers. The Company's two reportable segments, United States and international restaurant operations, are strategic business units that offer similar restaurant products and services but are managed separately. There are no intersegment sales or transfers.

    Segment information for total assets and capital expenditures are not presented as such information is not used in measuring the segment's performance or allocating resources among segments.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

         TWENTY-SIX WEEK PERIODS ENDED JUNE 29, 1998 AND JUNE 28, 1999

                                  (UNAUDITED)

7. SEGMENT AND RELATED INFORMATION: (CONTINUED)
    Summarized financial information for the twenty-six week periods ended June 28, 1999 and June 29, 1998 concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate items and other income and expense items not allocated to reportable segments (in thousands):

                                                                   UNITED
                                                                   STATES     INTERNATIONAL
                                                                 RESTAURANT    RESTAURANT
                                                                 OPERATIONS    OPERATIONS      OTHER      TOTAL
                                                                ------------  -------------  ---------  ----------
June 28, 1999
Revenues......................................................   $  331,589     $   5,857    $       -  $  337,446
Income (loss) before income taxes.............................       21,862         1,348       (6,942)     16,268

June 29, 1998
Revenues......................................................      284,835         4,680            -     289,515
Income (loss) before income taxes.............................       20,416          (519)      (9,525)     10,372

    The following table presents the details of "Other" segment income (loss) before income taxes (in thousands):

                                                                                      TWENTY-SIX WEEK PERIOD ENDED
                                                                                      ----------------------------
                                                                                      JUNE 29, 1998  JUNE 28, 1999
                                                                                      -------------  -------------
Corporate expenses..................................................................    $  (5,865)     $      24
Interest expense, net...............................................................       (1,787)        (3,082)
Goodwill amortization expense.......................................................         (609)          (609)
Other expenses, net.................................................................       (1,264)        (3,275)
                                                                                      -------------  -------------
    Total...........................................................................    $  (9,525)     $  (6,942)
                                                                                      -------------  -------------
                                                                                      -------------  -------------

8. SUBSEQUENT EVENTS:

    In July 1999, the Company sold the assets of and rights to the four Dalts restaurants for $2,750,000. This price approximated the net carrying value of the four restaurants. The purchase price was financed by a promissory note from the purchaser and is collateralized by the restaurant assets.

    In August 1999, the Company announced its plans to register and sell shares of common stock in an initial public offering. The Company intends to use the net proceeds to repay a portion of the borrowings under the Intercompany Credit Agreement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Carlson Restaurants Worldwide Inc.:

    We have audited the accompanying consolidated balance sheets of Carlson Restaurants Worldwide Inc. (a Delaware corporation, and a subsidiary of Carlson Hospitality Worldwide Inc.) and subsidiaries as of December 29, 1997, and December 28, 1998, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three fiscal years in the period ended December 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carlson Restaurants Worldwide Inc. and subsidiaries as of December 29, 1997, and December 28, 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 28, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
February 15, 1999 (except with respect to the matters discussed in Note 13, as to which the date is August 19, 1999)

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                       DECEMBER 29,  DECEMBER 28,
                                                                                           1997          1998
                                                                                       ------------  ------------

CURRENT ASSETS:

  Cash and cash equivalents..........................................................   $   27,061    $   50,364
  Accounts and notes receivable, net.................................................       15,524        18,669
  Inventories........................................................................        5,621         6,126
  Prepaid expenses and other assets..................................................        3,994         4,972
  Assets held for sale, net..........................................................            -         4,116
                                                                                       ------------  ------------
    Total current assets.............................................................       52,200        84,247
PROPERTY, EQUIPMENT AND IMPROVEMENTS, NET............................................      153,079       180,791

DEFERRED INCOME TAXES................................................................        4,959         7,614

GOODWILL, net........................................................................       24,990        27,298

OTHER ASSETS, net....................................................................       20,980        22,929
                                                                                       ------------  ------------
    Total assets.....................................................................   $  256,208    $  322,879
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:

  Current maturities of long-term obligations........................................   $       30    $    1,498
  Accounts payable...................................................................       10,322        12,866
  Accrued liabilities................................................................       32,416        36,475
                                                                                       ------------  ------------
    Total current liabilities........................................................       42,768        50,839
LONG-TERM OBLIGATIONS, less current maturities.......................................        6,009         8,797

LONG-TERM DEBT-AFFILIATE.............................................................       32,007        70,359

OTHER LIABILITIES....................................................................       20,832        23,559
                                                                                       ------------  ------------
    Total liabilities................................................................      101,616       153,554
MINORITY INTERESTS...................................................................        1,933         2,694

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:

  Common stock, par value $1.00, 100 shares authorized, 1 share issued
    and outstanding..................................................................            -             -
  Additional paid-in capital.........................................................       80,088        80,088
  Unrealized holding losses of marketable securities.................................         (352)         (271)
  Retained earnings..................................................................       72,923        86,814
                                                                                       ------------  ------------
    Total stockholder's equity.......................................................      152,659       166,631
                                                                                       ------------  ------------
    Total liabilities and stockholder's equity.......................................   $  256,208    $  322,879
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                   FISCAL YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 30,  DECEMBER 29,  DECEMBER 28,
                                                                            1996          1997          1998
                                                                        ------------  ------------  ------------
REVENUE:

  Company restaurant sales............................................   $  396,784    $  418,468    $  483,311
  Managed restaurant revenue..........................................       73,317        76,779        74,905
  Franchising revenue.................................................       29,209        35,199        38,292
  Licensing revenue...................................................        2,906         3,627         2,780
                                                                        ------------  ------------  ------------
    Total revenue.....................................................      502,216       534,073       599,288

COST AND EXPENSES:

  Cost of sales.......................................................      139,840       143,228       165,221
  Restaurant operating expenses.......................................      276,357       286,077       315,513
  General and administrative expenses.................................       50,122        55,218        64,582
  Depreciation and amortization expense...............................       20,712        23,401        27,457
  Other (income) expense, net.........................................          264          (863)          533
                                                                        ------------  ------------  ------------
INCOME FROM OPERATIONS................................................       14,921        27,012        25,982

INTEREST EXPENSE, NET.................................................        2,509         2,571         4,216
                                                                        ------------  ------------  ------------
INCOME BEFORE INCOME TAXES............................................       12,412        24,441        21,766

PROVISION FOR INCOME TAXES............................................        3,899         8,740         7,875
                                                                        ------------  ------------  ------------
NET INCOME............................................................   $    8,513    $   15,701    $   13,891
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                             ACCUMULATED
                                                               ADDITIONAL       OTHER
                                                    COMMON       PAID-IN    COMPREHENSIVE    RETAINED
                                                    STOCK        CAPITAL        INCOME       EARNINGS     TOTAL
                                                 ------------  -----------  --------------  ----------  ----------
BALANCE, December 25, 1995.....................  $          -   $  80,088     $     (312)   $   48,709  $  128,485
  Comprehensive income:
    Net income.................................             -           -              -         8,513
    Change in unrealized losses on marketable
      securities, net of tax...................             -           -           (354)            -
    Total comprehensive income.................             -           -              -             -       8,159
                                                 ------------  -----------       -------    ----------  ----------
BALANCE, December 30, 1996.....................             -      80,088           (666)       57,222     136,644
  Comprehensive income:
    Net income.................................             -           -              -        15,701
    Change in unrealized losses on marketable
      securities, net of tax...................             -           -            314             -
    Total comprehensive income.................             -           -              -             -      16,015
                                                 ------------  -----------       -------    ----------  ----------
BALANCE, December 29, 1997.....................             -      80,088           (352)       72,923     152,659
  Comprehensive income:
    Net income.................................             -           -              -        13,891
    Change in unrealized losses on marketable
      securities, net of tax...................             -           -             81             -
    Total comprehensive income.................             -           -              -             -      13,972
                                                 ------------  -----------       -------    ----------  ----------
BALANCE, December 28, 1998.....................  $          -   $  80,088     $     (271)   $   86,814  $  166,631
                                                 ------------  -----------       -------    ----------  ----------
                                                 ------------  -----------       -------    ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                   FISCAL YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 30,  DECEMBER 29,  DECEMBER 28,
                                                                            1996          1997          1998
                                                                        ------------  ------------  ------------
OPERATING ACTIVITIES:

  Net income..........................................................   $    8,513    $   15,701    $   13,891
    Non-cash items included in net income:
      Depreciation and amortization...................................       20,712        23,401        27,457
      Provision for deferred compensation.............................        1,966         2,017         3,543
      Recognition of deferred franchise revenue.......................         (588)       (1,531)       (1,260)
      Deferred income taxes...........................................       (2,949)        1,091        (2,998)
      Loss on impairment of assets....................................        1,527           237           549
      Other non-cash items, net.......................................       (1,514)       (1,315)          681
  Changes in:
      Accounts receivable.............................................         (643)       (1,239)       (4,686)
      Inventories.....................................................          132          (172)         (505)
      Prepaid expenses and other assets...............................         (999)        3,241          (635)
      Accounts payable................................................       (1,448)          586         2,618
      Accrued liabilities.............................................        9,404           149         5,402
                                                                        ------------  ------------  ------------
        Net cash provided by operating activities.....................       34,113        42,166        44,057
                                                                        ------------  ------------  ------------
INVESTING ACTIVITIES:

  Purchases of property, equipment and improvements...................      (24,071)      (39,827)      (57,113)
  Investments in unconsolidated joint ventures........................       (3,668)         (269)       (4,197)
  Distributions from unconsolidated joint ventures....................        1,164         2,035         2,034
  Acquisition of other assets.........................................         (461)         (607)       (5,831)
  Proceeds from sale of land, restaurants and facilities..............        3,185         1,408         2,440
  Collection of notes receivable......................................        2,575         5,951         1,110
                                                                        ------------  ------------  ------------
        Net cash used in investing activities.........................      (21,276)      (31,309)      (61,557)
                                                                        ------------  ------------  ------------
FINANCING ACTIVITIES:

  Proceeds from long-term obligations.................................          236            51         2,591
  (Payments on) proceeds from long-term debt-affiliate................       (3,434)        4,598        38,352
  Principal payments on long-term obligations.........................         (581)       (1,826)         (140)
                                                                        ------------  ------------  ------------
        Net cash (used in) provided by financing activities...........       (3,779)        2,823        40,803
                                                                        ------------  ------------  ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............................        9,058        13,680        23,303
CASH AND CASH EQUIVALENTS, beginning of period........................        4,323        13,381        27,061
                                                                        ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, end of period..............................   $   13,381    $   27,061    $   50,364
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

1.  SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    Carlson Restaurants Worldwide Inc. and subsidiaries (the "Company") is a wholly owned subsidiary of Carlson Hospitality Worldwide Inc., which is a subsidiary of Carlson Companies, Inc., which is 100% owned by Carlson Holdings, Inc. (collectively referred to as "Carlson Companies").

    The Company develops, operates and franchises various casual dining restaurant concepts in both the United States and international markets.

    The Company's fiscal year ends on the last Monday in December. The 1998 and 1997 fiscal years consisted of 52 weeks, and the 1996 fiscal year consisted of 53 weeks.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Carlson Restaurants Worldwide Inc., its wholly owned subsidiaries, and certain majority owned joint ventures. Investments in unconsolidated joint ventures in which the Company owns 20% to 50% are accounted for by the equity method. The Company's related share of income or loss is included in other (income) expenses, net in the accompanying consolidated statements of operations. All material intercompany accounts and transactions have been eliminated.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of cash equivalents, marketable securities, accounts and notes receivable, accounts payable and debt approximate fair value.

CASH AND CASH EQUIVALENTS

    The Company considers amounts receivable from credit card companies and all highly liquid temporary investments with original maturities of three months or less to be cash equivalents. All excess cash of the Company is deposited with Carlson Companies. No interest was earned on these funds through fiscal 1998 (see Note 7).

ACCOUNTS AND NOTES RECEIVABLE

    Accounts receivable are due principally from franchisees for royalties earned and goods and services provided, and from third parties under the terms of various inventory purchasing and asset sale agreements. The Company had an allowance of $823,000 and $1,526,000 as of December 29, 1997 and December 28, 1998, respectively, to cover estimated loss exposures related to accounts receivable.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of food and beverages.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
ASSETS HELD FOR SALE

    Assets held for sale include net assets that are in the process of being sold and are recorded at the lower of carrying value or fair market value less cost to sell.

    In fiscal 1998, management approved plans to dispose of two parcels of undeveloped land with an aggregate carrying value of $1,463,000. Additionally, in 1998 the Company repossessed the rights to four Dalts restaurants through the bankruptcy court for an amount equal to the Company's claims against the former owner. Both the undeveloped land and restaurant assets are included in assets held for sale (see Note 13).

PROPERTY, EQUIPMENT AND IMPROVEMENTS

    Property and equipment are carried at cost and are depreciated over their estimated useful lives (ranging from 4 to 20 years), using the straight-line method. Depreciation of leasehold improvements is based upon the lesser of the applicable lease term, in the event of a lease, or the estimated useful lives of such assets, using the straight-line method.

GOODWILL

    The excess of purchase price over tangible net assets acquired is recorded at cost and amortized over their estimated useful lives, which range from 5 to 25 years. The Company assesses the recoverability of goodwill and other intangible assets by determining whether the asset balance can be recovered over its remaining life through undiscounted future operating cash flows of the acquired assets. As of December 29, 1997 and December 28, 1998, accumulated amortization was $10,704,000 and $13,190,000, respectively.

OTHER ASSETS

    The Company has investments in a number of joint ventures, which are accounted for using the equity method. The Company's total investments in joint ventures were $11,764,000 and $14,086,000 at December 29, 1997 and December 28, 1998, respectively. Equity in earnings (losses) of joint ventures included within other income (expense), net was ($760,000), $751,000 and $218,000 in 1996, 1997, and 1998, respectively.

    Trademarks, lease acquisition costs and other identifiable intangible assets are recorded at cost and amortized over their estimated useful lives, which range from 18 to 40 years. The total amount of such assets, net of accumulated amortization, was $4,035,000 and $6,173,000 at December 29, 1997 and December 28, 1998, respectively.

    Marketable securities, categorized as available for sale, consist of an investment in equity securities of a franchisee with a cost basis of $1,100,000. The Company records changes in fair value, net of tax, as a separate component of stockholder's equity until a gain or loss is realized, at which time gain or loss is recognized in net income. Net unrealized holding losses at December 29, 1997, and December 28, 1998, were $352,000 and $271,000, respectively.

    Other assets also include notes receivable of $3,651,000 and $296,000, less allowances of $588,000 and $50,000 as of December 29, 1997 and December 28, 1998, respectively.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," the Company evaluates its assets at the individual restaurant level for units not selected for closure using each restaurant's historical operating results as a primary indicator of potential impairment. The Company deems a restaurant's assets to be impaired if management's estimate of undiscounted future cash flows generated directly by the assets are less than their respective carrying value. If a restaurant's assets are deemed to be impaired, the loss is measured by the amount by which the carrying value exceeds their estimated fair value. Accordingly, pre-tax expenses of $1,527,000, $237,000 and $549,000 were recorded in other (income) expense, net in the accompanying consolidated statements of operations to reduce the carrying value of impaired assets of ongoing restaurants in 1996, 1997 and 1998, respectively.

INCOME TAXES

    Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or benefits are based on changes in the deferred tax asset or liability from period to period.

REVENUE RECOGNITION

    Company restaurant sales include proceeds from the sale of food, beverages and merchandise at Company owned restaurants.

    The Company operates various restaurants under long-term management agreements. The operating responsibilities associated with the managed restaurants are substantially the same for owned restaurants, including the payment of wages, liabilities to vendors and insurance coverage. Management fee income and reimbursable management operating costs are recognized as managed restaurant revenue in the accompanying consolidated statements of operations currently based upon services performed. Expenses incurred in relationship to the management of restaurant operations are reflected in cost of sales and restaurant operating expenses.

    Franchising revenue includes royalty fees, initial franchise fees and, in the case of international franchisees, nonrefundable concept fees. Royalty fees are recognized as income based on sales at franchise restaurants. Revenue from initial franchise fees and concept fees was, in the aggregate, $3,644,000, $5,573,000 and $4,953,000 in 1996, 1997 and 1998, respectively. Opening franchise fees and the related expenses are recognized as the Company's obligations regarding services to be preformed in opening a restaurant are fulfilled, which generally is at the time a restaurant is opened. Nonrefundable concept fees are related to international franchise development agreements and are recognized as revenue upon restaurant openings on a pro-rata basis for the total number of restaurants to be developed in a franchisee's territory as specified in the development agreement.

    Licensing revenue is recognized as income currently based upon sales of retail branded products under various company trade names by third party vendors.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
ADVERTISING

    Production costs of commercials are charged to operations as the commercials are first aired. The costs of other marketing, promotion and advertising programs are charged to operations in the year incurred. Advertising expense was $8,501,000, $10,763,000 and $11,759,000 in 1996, 1997 and 1998, respectively, and is included in restaurant operating expenses in the consolidated statements of operations.

PREOPENING EXPENSES

    Preopening expenses, consisting primarily of managers' salaries and relocation, advertising and employee payroll and related training costs incurred prior to the opening of a restaurant, are expensed as incurred.

EARNINGS PER SHARE

    In 1997 the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share." Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share reflect potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Because there is only one share of common stock outstanding, earnings per share amounts for all periods have not been presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

    The Company's comprehensive income transactions, as defined in Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," resulted from net unrealized holding gains and losses on its marketable securities categorized as available for sale and are classified as unrealized holding losses of marketable securities on the accompanying consolidated balance sheet.

RELATIONSHIP WITH SIGNIFICANT SUPPLIER

    The Company relies upon a national distribution company as the primary supplier of its food. Purchases from the distribution company were $126,062,000 in fiscal 1998. Although the Company believes alternative sources of supply are available, any significant increase in price or failure to perform by this national distribution company could cause food costs to increase, and have a material adverse effect on the operating results and cash flow of the Company.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. Gains or losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Statement No. 133 is effective for fiscal years beginning after June 15, 2000, with earlier adoption encouraged. The Company is not currently involved with derivative instruments or hedging activities, and therefore, will measure the impact of this statement as it becomes necessary.

2.  PROPERTY, EQUIPMENT AND IMPROVEMENTS:

    Property, equipment and improvements, net consist of the following (in thousands):

                                                                         1997         1998
                                                                      -----------  -----------
Land................................................................  $    12,444  $    11,670
Buildings and leasehold improvements................................      127,231      158,848
Furniture and equipment.............................................      136,807      158,295
Construction in progress............................................        4,506        1,301
                                                                      -----------  -----------
                                                                          280,988      330,114
Less-accumulated depreciation and amortization......................     (127,909)    (149,323)
                                                                      -----------  -----------
Property, equipment and improvements, net...........................  $   153,079  $   180,791
                                                                      -----------  -----------
                                                                      -----------  -----------

    Depreciation and amortization expense related to property, equipment and improvements amounted to $18,828,000, $21,148,000 and $24,814,000 in 1996, 1997
and 1998, respectively.

3.  ACCRUED LIABILITIES:

    Accrued liabilities consist of the following (in thousands):

                                                                            1997       1998
                                                                          ---------  ---------
Accrued compensation....................................................  $  10,851  $  10,985
Gift certificates liability.............................................      3,717      4,573
Deferred franchise revenue..............................................      3,107      4,181
Advertising expenses....................................................      3,566      2,893
Property taxes..........................................................      2,237      2,756
Sales taxes.............................................................      2,183      2,847
Other...................................................................      6,755      8,240
                                                                          ---------  ---------
                                                                          $  32,416  $  36,475
                                                                          ---------  ---------
                                                                          ---------  ---------

    Deferred franchise revenue consists of fees received from franchisees for initial franchise fees and concept fees related to restaurants which have not opened as of the end of the period. The Company is

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

3.  ACCRUED LIABILITIES: (CONTINUED)
obligated to provide certain design, construction and store opening assistance for future restaurant openings.

4.  OTHER LIABILITIES:

    Other liabilities consist of the following (in thousands):

                                                                            1997       1998
                                                                          ---------  ---------
Deferred franchise revenue..............................................  $   8,602  $   8,964
Deferred compensation arrangements......................................      4,318      7,510
Other...................................................................      7,912      7,085
                                                                          ---------  ---------
                                                                          $  20,832  $  23,559
                                                                          ---------  ---------
                                                                          ---------  ---------

5.  INCOME TAXES:

    The Company is included in the consolidated federal income tax return of Carlson Companies. Under the provisions of a tax sharing agreement, the Company is treated as a separate entity for purposes of determining the income tax provision.

    The components of the provision for income taxes reflected in the accompanying consolidated statements of operations are as follows (in thousands):

                                                                     1996       1997       1998
                                                                   ---------  ---------  ---------
Current:
  Federal........................................................  $   5,347  $   5,524  $   8,482
  Foreign........................................................        778      1,042        970
  State..........................................................        723      1,083      1,421
                                                                   ---------  ---------  ---------
                                                                       6,848      7,649     10,873
                                                                   ---------  ---------  ---------
Deferred:
  Federal........................................................     (2,721)       851     (2,637)
  State..........................................................       (228)       240       (361)
                                                                   ---------  ---------  ---------
                                                                      (2,949)     1,091     (2,998)
                                                                   ---------  ---------  ---------
    Total income tax provision...................................  $   3,899  $   8,740  $   7,875
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    Foreign taxes represent withholding taxes from international royalties.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

5.  INCOME TAXES: (CONTINUED)
    The following table reconciles the effective tax rate provided in the financial statements to the statutory rate:

                                                                1996          1997          1998
                                                            ------------  ------------  ------------
Federal income taxes at the statutory rate................       35.0%         35.0%         35.0%
State income taxes, net of federal tax benefit............        1.6           3.4           3.1
Amortization expense......................................        4.8           2.1           2.0
Tax credits...............................................      (11.7)         (5.7)         (6.8)
Other items, net..........................................        1.7           1.0           2.9
                                                                -----         -----         -----
Effective income tax rate.................................       31.4%         35.8%         36.2%
                                                                -----         -----         -----
                                                                -----         -----         -----

    Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                             1997       1998
                                                                           ---------  ---------
Deferred tax asset:
  Deferred revenue.......................................................  $   4,563  $   4,998
  Marketable securities..................................................      1,498      1,482
  Deferred compensation..................................................      1,108      1,744
  Other..................................................................      1,345      1,961
                                                                           ---------  ---------
  Total deferred tax assets..............................................      8,514     10,185

Deferred tax liabilities (primarily depreciation and amortization).......     (1,389)       (62)
                                                                           ---------  ---------
Net deferred tax asset...................................................  $   7,125  $  10,123
                                                                           ---------  ---------
                                                                           ---------  ---------
Current deferred tax asset...............................................  $   2,166  $   2,509
                                                                           ---------  ---------
                                                                           ---------  ---------
Noncurrent deferred tax asset............................................  $   4,959  $   7,614
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company did not record any valuation allowance for deferred tax assets at December 29, 1997 or December 28, 1998.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

6.  LONG-TERM OBLIGATIONS:

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    Long-term debt and capital lease obligations consist of the following (in thousands):

                                                                             1997       1998
                                                                           ---------  ---------
Capital lease obligations................................................  $   5,933  $   8,312
Promissory notes.........................................................          -      1,805
Other obligations........................................................        106        178
                                                                           ---------  ---------
                                                                               6,039     10,295

Less-current portion.....................................................        (30)    (1,498)
                                                                           ---------  ---------
Long-term obligations, noncurrent........................................  $   6,009  $   8,797
                                                                           ---------  ---------
                                                                           ---------  ---------

    Capital lease obligations consist primarily of long-term lease obligations for restaurant facilities.

    Payments on capital lease obligations due in each of the next five fiscal years and thereafter are as follows (in thousands):

1999.......................................................  $   1,120
2000.......................................................      1,195
2001.......................................................      1,234
2002.......................................................      1,234
2003.......................................................      1,282
Thereafter.................................................     17,975
                                                             ---------
                                                                24,040
Less-amounts representing interest.........................     15,728
                                                             ---------
Capital lease obligations, net.............................  $   8,312
                                                             ---------
                                                             ---------

    The $1,805,000 unsecured promissory notes, arising from the acquisition of certain restaurant assets, bear interest at an annual rate of 8.5%. Annual principal payments of $1,363,000 and $442,000 are due in 1999 and 2000, respectively.

LONG-TERM DEBT-AFFILIATE

    Debt and the related interest costs incurred by Carlson Companies on behalf of the Company were allocated to the Company in the form of a demand note which is due on December 31, 2001, at an interest rate based on the cost of debt incurred by Carlson Companies on behalf of the Company (8.4% during fiscal 1996, 9.3% during fiscal 1997 and 7.6% during fiscal 1998). Debt balances of $32,007,000 and $70,359,000 were outstanding at December 29, 1997 and December 28, 1998, respectively (see Note 13).

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

6.  LONG-TERM OBLIGATIONS: (CONTINUED)
INTEREST EXPENSE, NET

    Interest expense, net includes the following (in thousands):

                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
Interest expense-affiliate........................................................  $   2,402  $   2,423  $   4,136
Interest expense-other............................................................      1,783      1,655      1,810
Interest income...................................................................     (1,334)      (776)      (208)
Interest capitalized..............................................................       (342)      (731)    (1,522)
                                                                                    ---------  ---------  ---------
                                                                                    $   2,509  $   2,571  $   4,216
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

7.  OTHER RELATED-PARTY TRANSACTIONS:

    The Company engages in various transactions with Carlson Companies and its affiliates, including payment of amounts for federal and certain state income taxes to Carlson Companies. Additionally, Carlson Companies acts as an agent of the Company for procurement of certain food, beverages and restaurant equipment. In addition, Carlson Companies purchases certain insurance and pays certain insurance claims on behalf of the Company (see Note 10), for which Carlson Companies receives an administrative fee. Carlson Companies also has guaranteed the Company's performance under certain leases of the Company's restaurants (see
Note 8) and has leased certain restaurant properties to the Company with annual rental expense of approximately $300,000.

    Various departments within Carlson Companies bill the Company for administrative, information technology and corporate finance related costs on an expense reimbursement or charge for services basis. These charges are included as a component of general and administrative expenses and totaled $1,021,000, $1,415,000, and $1,743,000 in 1996, 1997 and 1998, respectively.

    Additionally, Carlson Companies allocates certain of its general and administrative expenses to its subsidiaries based on each subsidiaries' business activities, as measured by its sales, payroll expense and property, in proportion to the business activity of all Carlson Companies affiliates. These charges are included as a component of general and administrative expenses and totaled $9,474,000, $7,142,000, and $11,360,000 in 1996, 1997 and 1998,
respectively.

    The Company has an arrangement whereby the Company can make deposits with or borrow funds from Carlson Companies. The funds deposited with or borrowed from Carlson Companies do not earn interest income or incur interest expense. The Company had deposits under terms of this arrangement of $15,867,000 and $38,092,000 at December 29, 1997 and December 28, 1998, respectively, which are included in cash and cash equivalents in the accompanying consolidated balance sheets.

    In fiscal 1996, the Company paid a real estate affiliate of Carlson Companies a fee of $1,191,000 for services provided related to the management and sale of a building owned by the Company which contained a T.G.I. Friday's restaurant and commercial office space.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

8.  OPERATING LEASES:

    The Company leases restaurant facilities, its corporate headquarters building, and certain equipment under operating leases with fixed terms ranging from two to twenty years. Most of the leases for restaurant facilities require the Company to pay certain expenses and the greater of an annual base rent amount or a percentage of annual gross sales, as defined. Rent expense for fiscal years 1996, 1997 and 1998 was $25,373,000, $27,357,000 and $29,666,000,
respectively (including $2,462,000, $2,802,000 and $3,188,000, respectively, attributable to percentage rent in excess of base amounts).

    At December 28, 1998, the minimum rental commitments under the long-term noncancelable leases are as follows (in thousands):

1999..............................................................  $  32,880
2000..............................................................     30,963
2001..............................................................     29,036
2002..............................................................     27,217
2003..............................................................     23,201
Thereafter........................................................     56,673
                                                                    ---------
Total.............................................................  $ 199,970
                                                                    ---------
                                                                    ---------

    Certain of these leases, with commitments totaling $41,900,000, are related to restaurants, which have been closed or sold to franchisees. The underlying lease obligations have been assumed by third parties, however, the Company remains the primary obligor on these leases.

    Carlson Companies has guaranteed repayment of certain of the aforementioned leases. Rental commitments guaranteed by Carlson Companies were $4,967,000 at December 28, 1998.

    In addition, as part of its development program, the Company continues to negotiate and enter into leases related to future restaurant sites. Generally, a commitment is signed whereby rental payments commence upon the occurrence of certain events. As of December 28, 1998, the Company had approved leases, not included in the above table, which will require future base rental payments of approximately $14,500,000 and had committed a total cost to the Company of approximately $24,000,000 for such restaurants.

9.  STOCKHOLDER'S EQUITY:

    The Company's outstanding common stock consists of one share of stock which is held by Carlson Companies (see Note 13).

10.  OTHER COMMITMENTS AND CONTINGENCIES:

    The Company and its subsidiaries are parties to various legal proceedings and complaints arising in the ordinary course of business. Since most of these matters are covered by insurance, management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements.

    Casualty, general liability and property insurance premiums are paid based on historical claims experience and the provisions of the insurance policies. Insurance expense was $11,697,000, $8,764,000

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

10. OTHER COMMITMENTS AND CONTINGENCIES: (CONTINUED) and $8,520,000 in fiscal years 1996, 1997 and 1998, respectively, of which $11,005,000, $7,211,000 and $7,313,000, respectively, was paid to an insurance carrier owned by Carlson Companies.

    The Company, through Carlson Companies, has standby letters of credit totaling $2,907,000 available to secure potential casualty and general liability insurance costs.

    The Company has a 401(k) Savings and Profit Sharing Plan. The plan allows eligible employees to contribute up to 10 percent of their compensation on a pre-tax basis. The Company makes a contribution match of 25 percent of employee contributions and may make a discretionary contribution match up to 25 percent of employee contributions based upon the Company's profitability. The Board of Directors authorizes discretionary contributions to the plan. The contribution expense for the plan was $1,153,000, $1,191,000, and $1,343,000 in 1996, 1997
and 1998, respectively.

    The Company has a deferred compensation plan for highly compensated employees. The intent of the program is to allow these employees to contribute to a retirement plan after reaching the maximum limits of the 401(k) Savings and Profit Sharing Plan. The Company, for the benefit of the employees, administers contributions to the plan. The expense for the deferred compensation plan was $143,000, $338,000 and $926,000 in 1996, 1997 and 1998, respectively.

    Certain employees of the Company participate in a long-term incentive plan, which is administered by Carlson Companies. The expense for the long-term incentive plan totaled $1,393,000, $1,305,000, and $1,562,000 in 1996, 1997 and
1998, respectively, (see Note 13).

11.  SUPPLEMENTAL CASH FLOW INFORMATION:

    The following is supplemental cash flow information for the fiscal years ended (in thousands):

                                                                                        1996       1997       1998
                                                                                      ---------  ---------  ---------
Cash paid during the year for:
  Interest..........................................................................  $   3,490  $   3,543  $   5,311
  Income taxes......................................................................      9,984      4,616     10,595

Non-cash investing and financing activities:

  Acquisition of restaurant assets through forgiveness of notes and other
    receivables.....................................................................      3,130          -      2,431
  Debt incurred for purchase of restaurant assets...................................      1,533          -      1,805

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

12. SEGMENT AND RELATED INFORMATION:

    The Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information," in 1998, which establishes standards for reporting certain information about operating segments, their products and services, geographic areas of operations and major customers. The Company's two reportable segments, United States and international restaurant operations, are strategic business units that offer similar restaurant products and services, but are managed separately.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment sales or transfers. The Company evaluates performance based on operating profit of the respective segments, before income taxes, accounting changes, nonrecurring items and interest income and expense.

UNITED STATES RESTAURANT OPERATIONS

    The United States restaurant segment is responsible for the development, operation, and franchising of restaurants. Revenues and operating profits for the United States restaurant segment are derived from operations of company owned or company operated restaurants, initial franchise fees and ongoing royalty fees.

INTERNATIONAL RESTAURANT OPERATIONS

    The international restaurant segment is primarily responsible for expanding business through the franchise system, which includes franchise and joint venture development. Revenues and operating profits for the international segment are derived from franchise and concept fees for exclusive development rights of a geographic territory and ongoing royalty fees.

    Segment information for total assets and capital expenditures are not presented as such information is not used in measuring the segment's performance or allocating resources among segments and is impracticable to prepare. Additionally, the international segment operating profit is primarily derived from franchise activities which require minimal assets or capital expenditures.

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

12. SEGMENT AND RELATED INFORMATION: (CONTINUED)
    Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate items and other income and expense items not allocated to reportable segments (in thousands):

                                                                   UNITED
                                                                   STATES     INTERNATIONAL
                                                                 RESTAURANT    RESTAURANT
                                                                 OPERATIONS    OPERATIONS     OTHER      TOTAL
                                                                ------------  ------------  ---------  ----------
1998
Revenues......................................................   $  586,678    $   12,610   $       -  $  599,288
Income (loss) before income taxes.............................       40,852         1,625     (20,711)     21,766
Depreciation and amortization expense.........................       25,755           483       1,219      27,457
Equity in earnings of joint ventures..........................          214             4           -         218

1997
Revenues......................................................   $  521,820    $   12,253   $       -  $  534,073
Income (loss) before income taxes.............................       32,847         3,087     (11,493)     24,441
Depreciation and amortization expense.........................       21,623           559       1,219      23,401
Equity in earnings of joint ventures..........................          739            12           -         751

1996
Revenues......................................................   $  493,476    $    8,740   $       -  $  502,216
Income (loss) before income taxes.............................       23,522         1,481     (12,591)     12,412
Depreciation and amortization expense.........................       19,158           312       1,242      20,712
Equity in losses of joint ventures............................         (195)         (565)          -        (760)

    The following table presents the details of "Other" income (loss) before income taxes (in thousands):

                                                                         1996        1997        1998
                                                                      ----------  ----------  ----------
Corporate expenses..................................................  $   (9,474) $   (7,689) $  (11,510)
Interest expense, net...............................................      (2,509)     (2,571)     (4,216)
Goodwill amortization expense.......................................      (1,242)     (1,219)     (1,219)
Other income (expense), net.........................................         634         (14)     (3,766)
                                                                      ----------  ----------  ----------
    Total...........................................................  $  (12,591) $  (11,493) $  (20,711)
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

           DECEMBER 30, 1996, DECEMBER 29, 1997 AND DECEMBER 28, 1998

13. SUBSEQUENT EVENTS:

    On June 16, 1999, the Company's Board of Directors declared a $175,000,000 dividend to Carlson Companies of which $120,000,000 was paid in the form of a promissory note on June 28, 1999 and $55,000,000 was paid thereafter. The promissory note bore annual interest at 7.8% and was due June 30, 2004. On August 19, 1999, the Company entered into an Intercompany Credit Agreement with Carlson Companies, under which the Company can borrow up to $225,000,000 prior to the completion of the anticipated initial public offering of the Company's securities, and $105,000,000 after completion of the anticipated offering and application of the net proceeds to repay a portion of our intercompany indebtedness. The amounts borrowed under this agreement bear interest at the three-month London Inter-Bank Offered Rate ("LIBOR") on the date of the advance plus 1.25%. This agreement expires on December 31, 2001, or earlier if certain events occur, including if Carlson Companies' ownership of all outstanding shares of the Company's common stock falls below 50%, in which case the agreement may be terminated upon 90 days notice by either party. All intercompany indebtedness was refinanced with this agreement.

    In July 1999, the Company sold the assets of and rights to four Dalts restaurants for $2,750,000. This price approximated the net carrying value of the four restaurants. The purchase price was financed by a promissory note from the purchaser and is collateralized by the restaurant assets.

    In August 1999, the Company announced its plans to register and sell shares of common stock in an initial public offering. The Company intends to use the net proceeds to repay a portion of the borrowings under the Intercompany Credit Agreement.

                               INSIDE BACK COVER

                   [Logos of Cafe and Dinner House concepts.]

SAMBA ROOM                                    ITALIANNI'S RESTAURANTS
- Cool Cocktails                              - Casual Italian Dishes
- Latin Fusion Flavors                        - Generous Portions
- Smooth, Stylish Service                     - Authentic Italian
- Intoxicating Rhythms                        - Homestyle Cuisine
- Pre-Castro Havana                           - Warmhearted Service
- Jet-Set Drum Beat                           - Affordable Wine Selection
- Sensual, Taboo                              - Family Value

TAQUERIA CANONITA                             STAR CANYON-NEW TEXAS CUISINE
- Mexico City Soul Food                       - Stephan Pyles, Award Winning Chef
- Buzzing Energy                              - New Texas Cuisine
- Fast and Furious                            - Cowboy Chic
- Affordable, Informal                        - Southern Hospitality
- Hand-tooled                                 - Flawless Service
- Colorful Style                              - Innovative, Genuine Comfort
- Sippin' Tequila

                                              TIMPANO ITALIAN CHOPHOUSE
                                              - Big City Chophouse
                                              - Swank Bar
                                              - Crisp, Snappy Service
                                              - Martini-fueled
                                              - Italian Accents
                                              - Big Night
                                              - Larger than life

[Graphic of globe with CRW concept logos circling and names of all countries in which CRW operates in background.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Shares

             [CRW                             [TGIF
             Logo]                            Logo]

                            ------------------------

                                   Prospectus

                                         , 1999

                            ------------------------

    [BANC OF AMERICA SECURITIES LLC
                               MERRILL LYNCH & COMORGAN STANLEY DEAN WITTER]

    Until             , 1999, all dealers that buy, sell or trade the common
stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses in connection with the issuance and distribution of the shares of Class A common stock being registered hereunder, other than underwriting commissions and expenses, are set forth below.

SEC registration fee............................................   $  40,310
NASD filing fee.................................................      15,000
New York Stock Exchange listing fee.............................       *
Legal fees and expenses.........................................       *
Accounting fees and expenses....................................       *
Printing expenses...............................................       *
Transfer agent fees and expenses................................       *
Miscellaneous expenses..........................................       *
                                                                  -----------
    Total.......................................................   $   *
                                                                  -----------
                                                                  -----------

------------------------

*   To be filed by amendment.

    Each of the amounts set forth above, other than the SEC registration fee and the NASD filing fee, is an estimate.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, or DGCL, permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Amended and Restated Certificate of Incorporation and Restated By-laws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant plans to enter into separate indemnification agreements with its directors and executive officers which will require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service, other than liabilities arising from acts or omissions not in good faith or willful misconduct. Carlson Companies, Inc. also indemnifies its employees against claims, losses or damages incurred as a result of their actions in the course of their employment, including service as a director of the Registrant. The Registrant also maintains director and officer liability insurance.

    These indemnification provisions and the indemnification agreements to be entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

    The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or 1933, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1      Form of Underwriting Agreement.*
        3.1    Certificate of Incorporation of the Registrant, as amended and as currently in effect.
        3.2    Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon completion of this offering.
        3.3    Bylaws of the Registrant, as currently in effect.
        3.4    Form of Restated By-Laws of the Registrant to be effective upon completion of this offering.
        4.1    Specimen of Class A common stock certificate.*
        4.2    Specimen of Class B common stock certificate.*
        5      Opinion of Faegre & Benson LLP.*
       10.1    Shared Services Agreement.
       10.2    Tax Sharing Agreement.
       10.3    Intercompany Credit Agreement.
       10.4    Form of 1999 Stock Incentive Plan.*
       10.5    T.G.I. Friday's Inc. Deferred Compensation Plan, as amended.
       10.6    Deferred Compensation Agreement between T.G.I. Friday's Inc. and Wallace Doolin.
       21      Subsidiaries of the Registrant.
       23.1    Consent of Arthur Andersen LLP.
       23.2    Consent of Faegre & Benson LLP (to be included in Exhibit No. 5 to the Registration Statement).
       24      Powers of Attorney.
       27      Financial Data Schedule.

------------------------

*   To be filed by Amendment.

    (b) FINANCIAL STATEMENT SCHEDULES

    Schedule II, Valuation and Qualifying Accounts and Reserves

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 14 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 20, 1999.

                                CARLSON RESTAURANTS WORLDWIDE INC.

                                By:            /s/ WALLACE B. DOOLIN
                                     -----------------------------------------
                                                 Wallace B. Doolin
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 20, 1999.

                  SIGNATURE                                         TITLE
----------------------------------------------  ----------------------------------------------

            /s/ WALLACE B. DOOLIN               President, Chief Executive Officer and
 -------------------------------------------      Director
              Wallace B. Doolin                   (Principal Executive Officer and Director)

              /s/ JEFF D. WARNE
 -------------------------------------------    Chief Financial Officer
                Jeff D. Warne                     (Principal Financial and Accounting Officer)

            /s/ CURTIS C. NELSON*
 -------------------------------------------    Director
               Curtis C. Nelson

              /s/ EDWIN C. GAGE*
 -------------------------------------------    Director
                Edwin C. Gage

           /s/ MARTYN R. REDGRAVE*
 -------------------------------------------    Director
              Martyn R. Redgrave

              /s/ RALPH W. BEHA*
 -------------------------------------------    Director
                Ralph W. Beha

------------------------

* Wallace B. Doolin, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

                                By:  /s/ WALLACE B. DOOLIN
                                     -----------------------------------------
                                     Wallace B. Doolin, Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of Carlson Restaurants Worldwide Inc.

    We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Carlson Restaurants Worldwide Inc. and subsidiaries included in this registration statement on Form S-1 and have issued our report thereon dated February 15, 1999 (except with respect to the matters discussed in Note 13, as to which the date is August 19, 1999). Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II, Valuation and Qualifying Accounts, is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas,
February 15, 1999

                                                                     SCHEDULE II

              CARLSON RESTAURANTS WORLDWIDE INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                    BALANCE AT    CHARGED (CREDITED)
                                                   BEGINNING OF       TO EXPENSE                       BALANCE AT
                                                      PERIOD           (INCOME)        DEDUCTIONS(A)  END OF PERIOD
                                                   -------------  -------------------  -------------  -------------
Allowance for non-collection of accounts
  receivable:
    1996.........................................    $   1,146         $     587         $    (374)     $   1,359
    1997.........................................        1,359               375              (911)           823
    1998.........................................          823             1,012              (309)         1,526

Allowance for non-collection of notes receivable:
    1996.........................................        4,447            (1,200)           (1,618)         1,629
    1997.........................................        1,629              (925)             (116)           588
    1998.........................................          588                 9              (547)            50

------------------------

(a) Deductions result from write-off of accounts or notes receivable and the related allowance for non-collection.

                               INDEX TO EXHIBITS

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        1      Form of Underwriting Agreement.*
        3.1    Certificate of Incorporation of the Registrant, as amended and as currently in effect.
        3.2    Form of Amended and Restated Certificate of Incorporation of the Registrant to be effective upon completion of this offering.
        3.3    Bylaws of the Registrant, as currently in effect.
        3.4    Form of Restated By-Laws of the Registrant to be effective upon completion of this offering.
        4.1    Specimen of Class A common stock certificate.*
        4.2    Specimen of Class B common stock certificate.*
        5      Opinion of Faegre & Benson LLP.*
       10.1    Shared Services Agreement.
       10.2    Tax Sharing Agreement.
       10.3    Intercompany Credit Agreement.
       10.4    Form of 1999 Stock Incentive Plan.*
       10.5    T.G.I. Friday's Inc. Deferred Compensation Plan, as amended.
       10.6    Deferred Compensation Agreement between T.G.I. Friday's Inc. and Wallace Doolin.
       21      Subsidiaries of the Registrant.
       23.1    Consent of Arthur Andersen LLP.
       23.2    Consent of Faegre & Benson LLP (to be included in Exhibit No. 5 to the Registration Statement).
       24      Powers of Attorney.
       27      Financial Data Schedule.

------------------------

*   To be filed by Amendment.